   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER   , 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            THERMO OPTEK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                          3826                         04-3283973
(STATE OF OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

                                8E FORGE PARKWAY
                         FRANKLIN, MASSACHUSETTS 02038
                                 (508) 528-0551
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          SANDRA L. LAMBERT, SECRETARY
                            THERMO OPTEK CORPORATION
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                                 P.O. BOX 9046
                       WALTHAM, MASSACHUSETTS 02254-9046
                                 (617) 622-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         SETH H. HOOGASIAN, ESQ.                                       ANTHONY J. MEDAGLIA, JR.,
             GENERAL COUNSEL                                                      ESQ.
         THERMO OPTEK CORPORATION                                     HUTCHINS, WHEELER & DITTMAR,
     C/O THERMO ELECTRON CORPORATION                                   A PROFESSIONAL CORPORATION
             81 WYMAN STREET                                               101 FEDERAL STREET
    WALTHAM, MASSACHUSETTS 02254-9046                                 BOSTON, MASSACHUSETTS 02110

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

     IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX.   [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM
TITLE OF EACH CLASS                                     PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
OF SECURITIES TO BE                         AMOUNT TO    OFFERING PRICE      OFFERING    REGISTRATION
REGISTERED                                BE REGISTERED   PER SHARE(1)        PRICE           FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.............     400,000         $7.50         $3,000,000      $909.09
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(2) based upon the book value as of September 30, 1996, the latest practicable date, of the securities to be canceled in the exchange.

                            ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            THERMO OPTEK CORPORATION
                                  COMMON STOCK

                             CROSS REFERENCE SHEET
             FOR REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS

ITEM                       FORM S-4 CAPTION                                  LOCATION IN PROSPECTUS
----     ----------------------------------------------------   -------------------------------------------------
  A.     INFORMATION ABOUT THE TRANSACTION
  1.     Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus..........................   Outside Front Cover Page; Cross Reference Sheet
  2.     Inside Front and Outside Back Cover Pages of Prospectus... Inside Front Cover Page; Table of Contents;
                                                                Available Information
  3.     Risk Factors, Ratio of Earnings to Fixed Charges and
           Other Information.................................   Summary
  4.     Terms of the Transaction............................   Summary; The Merger; Comparison of Rights of
                                                                Holders of Thermo Common Stock and LSI Capital
                                                                Stock; Description of Thermo's Common Stock;
                                                                Certain Federal Income Tax Consequences
  5.     Pro Forma Financial Information.....................   Summary
  6.     Material Contacts with the Company Being Acquired...   The Merger; Business of LSI
  7.     Additional Information Required for Reoffering by
           Persons and Parties Deemed to be Underwriters.....   Not Applicable
  8.     Interests of Named Experts and Counsel..............   Experts; Legal Opinions
  9.     Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities....................   Not Applicable
  B.     INFORMATION ABOUT THE REGISTRANT
 10.     Information with Respect to S-3 Registrants.........   Not Applicable
 11.     Incorporation of Certain Information by Reference...   Not Applicable
 12.     Information with Respect to S-2 or S-3
           Registrants.......................................   Not Applicable
 13.     Incorporation of Certain Information by Reference...   Not Applicable
 14.     Information with Respect to Registrants other than
           S-3 or S-2 Registrants............................   Available Information; Summary; The Merger;
                                                                Comparison of Rights of Holders of Thermo Common
                                                                Stock and LSI Capital Stock; Description of
                                                                Thermo's Common Stock; Management's Discussion
                                                                and Analysis of Financial Condition and Results
                                                                of Operations of Thermo; Business of LSI; Thermo
                                                                and LSI Management and Executive Compensation;
                                                                Ownership of Thermo Common Stock, LSI Common
                                                                Stock and LSI Series 1 Preferred Stock; Index to
                                                                Financial Statements
  C.     INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15.     Information with Respect to S-3 Companies...........   Not Applicable
 16.     Information with Respect to S-2 or S-3 Companies....   Not Applicable
 17.     Information with Respect to Companies Other than S-3
           or S-2 Companies..................................   Summary; The Merger; Rights of Dissenting
                                                                Shareholders; Comparison of Rights of Holders of
                                                                Thermo Common Stock and LSI Capital Stock;
                                                                Business of LSI; Management's Discussion and
                                                                Analysis of Financial Condition and Results of
                                                                Operations of LSI; Thermo and LSI Management and
                                                                Executive Compensation; Ownership of Thermo
                                                                Common Stock, LSI Common Stock and LSI Series 1
                                                                Preferred Stock; Certain Relationships and
                                                                Related Transactions; Index to Financial
                                                                Statements
  D.     VOTING AND MANAGEMENT INFORMATION
 18.     Information if Proxies, Consents or Authorizations
           are to be Solicited...............................   Summary; The Merger; Ownership of Thermo Common
                                                                Stock, LSI Common Stock and LSI Series 1
                                                                Preferred Stock
 19.     Information if Proxies, Consents or Authorizations
           are not to be Solicited or in an Exchange Offer...   Not Applicable

                              LASER SCIENCE, INC.
                                75 CHAPEL STREET
                          NEWTON, MASSACHUSETTS 02158
                                 (617) 969-2211

                               DECEMBER   , 1996

Dear Fellow Shareholders:

     On November   , 1996, Laser Science, Inc. ("LSI") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Thermo Optek Corporation ("Thermo") and LSI Acquisition Corp., a wholly owned subsidiary of Thermo ("Acquisition"), pursuant to which Acquisition will merge (the "Merger") with and into LSI and LSI will become a wholly owned subsidiary of Thermo. Upon consummation of the Merger, shares of Thermo common stock would be issued to LSI shareholders in exchange for all of the issued and outstanding shares of LSI common stock outstanding on the effective date of the Merger (the "Effective Date"). (The Effective Date, assuming the Merger is consummated, is expected to be December 27, 1996.) The assumed value of each share of Thermo common stock to be issued in the Merger will be determined based on the average closing price for such stock on the American Stock Exchange during the 20 trading days prior to the Effective Date (the "Average Price"). The total number of shares of Thermo common stock to be issued in the Merger will be equal to the quotient derived by dividing $3,400,000 by the Average Price. Currently, there are 1,325,605 shares of LSI common stock outstanding on a fully diluted basis (that is, assuming the conversion of all shares of LSI Series 1 Preferred Stock into LSI common stock and the exercise of all options and warrants to purchase shares of LSI common or preferred stock). Thus, for example, based on the average closing price of the Thermo common stock on the American Stock Exchange during the 20 trading days ended on November 15, 1996, $12.36875, upon consummation of the Merger, LSI shareholders would receive in exchange for each share of LSI common stock owned on the Effective Date .2074 shares of Thermo common stock. HOWEVER, THE AVERAGE CLOSING PRICE FOR THE THERMO COMMON STOCK DURING THE 20 TRADING DAYS PRIOR TO THE ACTUAL EFFECTIVE DATE MAY BE MORE OR LESS THAN $12.36875. FURTHER, THE MERGER AGREEMENT PROVIDES THAT, IF THE AVERAGE PRICE IS LESS THAN $10.97, THERMO MAY ELECT NOT TO CONSUMMATE THE MERGER. IN SUCH CASE, THERMO WOULD BE RESPONSIBLE FOR THE PAYMENT OF LSI'S FEES AND EXPENSES INCURRED IN CONTEMPLATION OF THE MERGER UP TO A MAXIMUM OF $ . Twenty percent of the shares of Thermo common stock you would be entitled to receive in the Merger will be held in escrow to provide collateral for indemnification to Thermo against damages incurred as a result of any misrepresentations, breaches of warranties and breaches of covenants in connection with the Merger. HOWEVER, THE ACTUAL AMOUNT OF DAMAGES TO THERMO FOR CERTAIN MISREPRESENTATIONS OR BREACHES FOR WHICH THE LSI SHAREHOLDERS MAY BE HELD RESPONSIBLE PURSUANT TO THE MERGER AGREEMENT MAY BE MORE THAN THE VALUE OF SUCH ESCROWED SHARES. See "The Merger -- Indemnification of Thermo; Escrow."

     LSI MANAGEMENT BELIEVES THE MERGER AND THE RELATED TRANSACTIONS ARE IN THE BEST INTERESTS OF LSI AND ITS SHAREHOLDERS. For information concerning Management's reasons for making this recommendation, please read carefully the sections in the enclosed Information Statement/Prospectus entitled "The Merger."

     In accordance with the Restated Certificate of Incorporation of LSI and the General Corporation Law of the State of Delaware, the Merger and the Merger Agreement may be approved and adopted without a stockholders' meeting by the written consent of the holders of shares holding the requisite percentage of votes entitled to be cast thereon. As a result, management will be requesting that LSI stockholders who elect to do so approve and adopt the Merger and the Merger Agreement by executing written consents thereto. In the event that written consents of the holders of shares holding the requisite percentage of votes entitled to be cast thereon are obtained, no further action will be required by the stockholders under Delaware law to approve the transactions contemplated by the Merger Agreement.

     The accompanying Information Statement/Prospectus explains in detail the terms of the Merger and the Thermo common stock to be issued in the Merger. It also contains financial information concerning LSI and Thermo. Please read the Information Statement/Prospectus carefully.

     Stockholders who do not consent to the Merger Agreement are entitled to appraisal rights, if the Merger is completed, as described in the Information Statement/Prospectus. To exercise such appraisal rights, stockholders must take certain actions within the time limits prescribed by Delaware law. The Information Statement/Prospectus describes the actions stockholders must take and other relevant considerations to the exercise of such rights.

                                            Yours very truly,

                                            KENNETH J. GREENBERG
                                            President

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 1996

                        INFORMATION STATEMENT/PROSPECTUS

                            ------------------------

                             INFORMATION STATEMENT

                              LASER SCIENCE, INC.
                                75 CHAPEL STREET
                          NEWTON, MASSACHUSETTS 02158
                                 (617) 969-2211

                            ------------------------

                                   PROSPECTUS

                            THERMO OPTEK CORPORATION
                                8E FORGE PARKWAY
                         FRANKLIN, MASSACHUSETTS 02038
                                 (508) 528-0551

                        310,000 SHARES OF COMMON STOCK,
                                 $.01 PAR VALUE

                            ------------------------

     This Information Statement/Prospectus is being furnished to shareholders of Laser Science, Inc., a Delaware corporation ("LSI"), and to the holders of warrants and options to purchase stock of LSI, in connection with the proposed merger (the "Merger") of LSI Acquisition Corp., a Delaware corporation ("Acquisition Corp."), which is a wholly owned subsidiary of Thermo Optek Corporation, a Delaware corporation ("Thermo"), with and into LSI, pursuant to an Agreement and Plan of Merger by and among Thermo, Acquisition Corp. and LSI dated November , 1996 (the "Merger Agreement").

     See "THE MERGER" for a description of the terms and conditions of the Merger.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR
   ANY STATE SECURITIES AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

     This Information Statement/Prospectus was first furnished to shareholders of LSI on or about December , 1996.

     The date of this Information Statement/Prospectus is December  , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    4
SUMMARY...............................................................................    5
     The Companies....................................................................    5
     The Merger.......................................................................    6
     Rights of Dissenting Shareholders................................................    8
     Market Prices....................................................................    8
     Ownership of Securities..........................................................    8
     Resale of Common Stock Received in the Merger; Affiliates........................    9
     Accounting Treatment; Regulatory Approvals.......................................    9
     Certain Federal Income Tax Consequences..........................................    9
SELECTED FINANCIAL INFORMATION OF THERMO..............................................   11
SELECTED FINANCIAL INFORMATION OF LSI.................................................   12
UNAUDITED PRO FORMA COMBINED PER SHARE DATA...........................................   13
THE MERGER............................................................................   14
     Background of the Merger and Related Matters.....................................   14
     Thermo's Reasons for the Merger..................................................   14
     LSI's Reasons for the Merger.....................................................   14
     Recommendation of LSI Management.................................................   14
     Required Vote....................................................................   15
     Structure and Terms of the Merger................................................   15
     Treatment of LSI Stock Options...................................................   16
     Treatment of LSI Warrants........................................................   16
     Indemnification of Thermo; Escrow................................................   16
     Procedure for Exchange of Shares; Fractional Shares..............................   17
     Management and Operations of LSI After the Merger................................   18
     Effective Time...................................................................   18
     Conditions to Consummation of the Merger.........................................   18
     Conduct of LSI's Business Pending the Merger.....................................   19
     Resale of Thermo Common Stock Issued in the Merger; Affiliates...................   20
     Accounting Treatment; Regulatory Approvals.......................................   20
     Termination, Amendments and Expenses.............................................   20
     Certain Effects of the Merger....................................................   21
     Interests of Certain Persons in the Merger.......................................   21
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................   22
COMPARISON OF RIGHTS OF HOLDERS OF THERMO COMMON STOCK AND LSI CAPITAL STOCK..........   24
DESCRIPTION OF THERMO'S CAPITAL STOCK.................................................   29
BUSINESS OF THERMO....................................................................   31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF THERMO...........................................................................   40
BUSINESS OF LSI.......................................................................   44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF THERMO...........................................................................   46
THERMO AND LSI MANAGEMENT AND EXECUTIVE COMPENSATION..................................   48
OWNERSHIP OF THERMO COMMON STOCK, LSI COMMON STOCK AND LSI SERIES 1 PREFERRED STOCK...   55
     Ownership of Thermo Common Stock.................................................   55
     Ownership of LSI Common Stock and LSI Series 1 Preferred Stock...................   57

                                                                                        PAGE
                                                                                        ----
RELATIONSHIP OF THERMO WITH THERMO ELECTRON AND THERMO INSTRUMENT.....................   59
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................   61
EXPERTS...............................................................................   62
LEGAL OPINIONS........................................................................   63
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
APPENDIX A -- Merger Agreement
  Exhibit A -- Indemnification and Stock Escrow Agreement
APPENDIX B -- Section 262 of the Delaware General Corporation Law

                             AVAILABLE INFORMATION

     Thermo is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Thermo with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, Thermo's Common Stock is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by Thermo with the Commission can be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Thermo has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Law"), with respect to the Thermo Common Stock offered by this Information Statement/Prospectus. This Information Statement/Prospectus omits certain information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits filed as a part thereof for further information with respect to Thermo and the Thermo Common Stock offered hereby, and any statement herein concerning any exhibit is qualified in all respects by the provisions of such exhibit.

     No person is authorized to give any information or to make any representations, other than those contained in this Information Statement/Prospectus, in connection with the offering made hereby, and, if given or made, such information or representations must not be relied on as having been authorized. This Information Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Information Statement/Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Thermo, Acquisition Corp. or LSI since the date hereof.

     LSI is not subject to the informational requirements of the Exchange Act. Copies of LSI's Restated Certificate of Incorporation and By-Laws are available without charge, upon written or oral request, from Laser Science, Inc., 75 Chapel Street, Newton, Massachusetts 02158, Attention: Secretary; telephone:
(617) 969-2211. In order to ensure timely delivery of the documents requested, any such request should be made by December 13, 1996.

     All information contained herein with respect to Thermo and Acquisition Corp. was supplied by Thermo and all information contained herein with respect to LSI was supplied by LSI. Neither Thermo nor LSI can warrant the accuracy or completeness of information relating to the other party.

                            ------------------------

     This Information Statement, which is being furnished to the shareholders of LSI, also constitutes the Prospectus of Thermo for the issuance of Thermo common stock. Each person who controls or who is under common control with LSI at the time the Merger is submitted for a vote of the LSI shareholders may, in connection with any distribution of the Thermo Common Stock received in the Merger, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, unless such stock is sold pursuant to paragraph (d) of Rule 145 promulgated under such Act, pursuant to an effective registration statement filed under such Act with respect to such sales or pursuant to another applicable exemption therefrom. This Information Statement/Prospectus does not cover any resales of the Thermo Common Stock received by such LSI shareholders upon consummation of the Merger, and no person is authorized to make any use of the Information Statement/Prospectus in connection with any such resale. See "The Merger -- Resale of Thermo Common Stock Received in The Merger; Affiliates."

                                    SUMMARY

     The following is a summary of certain information contained in this Information Statement/Prospectus concerning the proposed merger (the "Merger") of LSI Acquisition Corp., a Delaware corporation ("Acquisition Corp.") which is a wholly owned subsidiary of Thermo Optek Corporation, a Delaware corporation ("Thermo"), with and into Laser Science, Inc., a Delaware corporation ("LSI"). Acquisition Corp. has been formed specifically for the purpose of carrying out the Merger. Thermo, Acquisition Corp. and LSI have entered into an Agreement and
Plan of Merger dated November   , 1996 (the "Merger Agreement"), which must be
approved by the shareholders of LSI. If so approved, the effective date of the Merger is expected to be December 27, 1996. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the full text of this Information Statement/Prospectus, including the exhibits hereto. Each shareholder is, therefore, urged to read the entire Information Statement/Prospectus with care.

THE COMPANIES

  Thermo and Acquisition Corp.

     Thermo develops, manufactures and markets analytical instruments that utilize a range of optical spectroscopy techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids and gases. Thermo is a majority-owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     Thermo was incorporated in Delaware in August 1995 as a wholly owned subsidiary of Thermo Instrument. Thermo's name reflects its focus, which is the development, manufacture and marketing of optical spectroscopy technologies and instruments. After the formation of Thermo, Thermo Instrument transferred to Thermo all of the assets, liabilities and businesses of Nicolet Instrument Corporation ("Nicolet"), which conducts Thermo's FT-IR and FT-Raman spectrometer businesses, and Thermo Jarrell Ash Corporation ("TJA"), which conducts Thermo's atomic absorption ("AA") and atomic emission ("AE") spectrometer businesses. Nicolet was acquired by Thermo Instrument in 1992. Through its subsidiary, Thermo Vision Corporation ("Thermo Vision"), Thermo pursues applications of its technologies for cost-effective, application-specific instruments and other opportunities based on optical technologies. In September 1996, Thermo announced its intent to spinout Thermo Vision through a distribution of all of its outstanding capital stock in the form of a dividend to Thermo's shareholders. See "Business -- Lines of Business -- Thermo Vision Corporation."

     Thermo has recently completed several acquisitions. In January 1995, Thermo acquired the analytical instruments division of Baird, a manufacturer of arc/spark spectrometers ("Baird"). In February 1996, Thermo Vision acquired both Corion Corporation ("Corion"), a manufacturer of commercial optical filters, and Oriel Corporation ("Oriel"), a manufacturer and distributor of electro-optical instruments and components. In April 1996, Thermo acquired Mattson Instruments, a manufacturer of FT-IR spectroscopy instruments ("Mattson"), and Unicam, a manufacturer of AA and ultraviolet/visible spectroscopy instruments, from Thermo Instrument ("Unicam"). Both of these businesses were formerly part of the analytical instruments division of Analytical Technology, Inc. ("ATI") which Thermo Instrument acquired in December 1995. Most recently, in November 1996, Thermo acquired A.R.L. Applied Research Laboratories S.A. ("ARL"), a manufacturer of arc/spark instruments used in elemental solids analysis and wavelength dispersive x-ray fluorescence instruments, and VG Elemental ("VG Elemental"), a manufacturer of inductively coupled plasma/mass spectrometers, and four associated sales organizations located in South Africa, Austria, Sweden and Canada, from Thermo Instrument. These businesses were formerly part of the scientific instruments division of Fisons plc, portions of which were acquired by Thermo Instrument in March 1996. See "Business of Thermo -- Acquisitions."

     Acquisition Corp. was formed specifically for the purpose of effecting the transactions contemplated by the Merger Agreement. It is not anticipated that, prior to the Merger, Acquisition Corp. will have any significant assets or liabilities other than its rights and obligations under the Merger Agreement, or that Acquisition Corp. will engage in any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement.

     The principal executive offices of Thermo and Acquisition Corp. are located at 8E Forge Parkway, Franklin, Massachusetts 02038 (telephone number: (508) 528-0551). See "Available Information" and "Business of Thermo."

  LSI

     LSI designs, manufactures and markets pulsed nitrogen laser technology and pulsed CO(2) lasers. These products have applications in industry, medicine, education and defense.

     The principal executive offices of LSI are located at 75 Chapel Street, Newton, Massachusetts 02158 (telephone number: (617) 969-2211). See "Available Information" and "Business of LSI".

THE MERGER

     Effective Time. The Merger shall become effective upon the date of filing of the Merger Agreement, together with certain officers' certificates, or a Certificate of Merger, with the Secretary of State of the State of Delaware pursuant to Section 103 of the Delaware General Corporation Law (the "Delaware Law") or such other time as may be provided in the Merger Agreement (the "Effective Time"). It is anticipated that the Effective Time will occur on December 27, 1996.

     Required Vote. According to the LSI Restated Certificate of Incorporation, approval of the Merger Agreement requires the affirmative vote of the holders of
(i) at least a majority of the outstanding shares of the common stock of LSI ("LSI Common Stock") and LSI Series 1 Preferred Stock (the "LSI Series 1 Preferred Stock" and, together with the LSI Common Stock, the "LSI Capital Stock") (assuming conversion of the shares of LSI Series 1 Preferred Stock into shares of LSI Common Stock at the then applicable conversion price as provided in LSI's Restated Certificate of Incorporation), voting together as a single class; and (ii) at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of LSI Series 1 Preferred Stock. In accordance with the LSI Restated Certificate of Incorporation and Delaware Law, the Merger and the Merger Agreement may be approved and adopted without a stockholders meeting by the written consent of the holders of shares of LSI Capital Stock holding the requisite percentage of the votes entitled to be cast thereon. As a result, management of LSI will be requesting that LSI stockholders who elect to do so approve and adopt the Merger and the Merger Agreement by executing written consents thereto. In the event that written consents of the holders of shares of LSI Capital Stock holding the requisite percentage of votes entitled to be cast thereon are obtained, no further action will be required by the stockholders under Delaware Law to approve the Merger and the Merger Agreement. See "The Merger -- Required Vote."

     As of November 20, 1996, the directors and officers of LSI beneficially owned approximately 80% and 87% of the outstanding shares of LSI Common Stock and LSI Series 1 Preferred Stock, respectively. See "Ownership of LSI Common Stock and LSI Series 1 Preferred Stock."

     Exchange of Shares; Fractional Shares. Upon consummation of the Merger, each outstanding share of LSI Common Stock (other than shares held in LSI's treasury and shares with respect to which statutory dissenters' rights are perfected) will be converted into the right to receive a fraction of a share of Thermo common stock, $.01 par value (the "Thermo Common Stock"), and Thermo will become the owner of all of the issued and outstanding shares of LSI Capital Stock. The assumed value of each share of Thermo Common Stock to be issued in the Merger will be determined based on the average closing price for such stock on the American Stock Exchange during the 20 trading days prior to the date on which the Effective Time occurs (the "Average Price"). Assuming (i) no shareholders exercise appraisal rights, (ii) all options and warrants to purchase LSI Common Stock are exercised prior to the Effective Time, (iii) all shares of LSI Series 1 Preferred Stock are converted into shares of LSI Common Stock prior to the Effective Time, and (iv) an Average Price of $12.36875 (the average closing price of the Thermo Common Stock on the American Stock
Exchange during the 20 trading days ended on November 15, 1996), based on the number of outstanding shares of LSI Capital Stock, a total of approximately 274,930 shares of Thermo Common Stock would be issued to former LSI shareholders upon the consummation of the Merger. As a result, a total of approximately 48,724,930 shares of Thermo Common Stock would then be outstanding, of which approximately

274,930 shares, representing approximately 0.56% of the total, would be held by former holders of LSI Capital Stock. HOWEVER, THE AVERAGE CLOSING PRICE FOR THE THERMO COMMON STOCK DURING THE 20 TRADING DAYS PRIOR TO DECEMBER 27, 1996 (THE DATE ON WHICH THE EFFECTIVE TIME IS EXPECTED TO OCCUR) MAY BE MORE OR LESS THAN $12.36875. FURTHER, THE MERGER AGREEMENT PROVIDES THAT, IF THE AVERAGE PRICE IS LESS THAN $10.97, THERMO MAY ELECT NOT TO CONSUMMATE THE MERGER. IN SUCH CASE, THERMO WOULD BE RESPONSIBLE FOR THE PAYMENT OF LSI'S FEES AND EXPENSES INCURRED IN CONTEMPLATION OF THE MERGER UP TO A MAXIMUM OF $ .

     No fractional shares of Thermo Common Stock will be issued in connection with the Merger. Any LSI shareholder otherwise entitled to a fractional share of Thermo Common Stock as a result of the Merger shall receive cash in lieu thereof, without interest, in an amount determined by multiplying such LSI shareholder's fractional interest by the closing price of Thermo Common Stock as reported on the American Stock Exchange on the trading day immediately preceding the date on which the Effective Time occurs. See "The Merger -- Procedure for Exchange of Shares; Fractional Shares."

     Treatment of LSI Stock Options. It is a condition to Thermo's obligation to consummate the Merger that, prior to the Effective Time, all outstanding options to purchase LSI Capital Stock ("LSI Options") shall have been exercised in accordance with their terms or canceled and terminated (at no cost to LSI) with the consent of the holders thereof. In connection with this condition, as part of the LSI shareholders' written consent to the Merger, LSI management intends to seek the approval of the LSI shareholders to an amendment to LSI's 1993 Stock Option Plan (the "LSI Option Plan") that would accelerate the vesting of all LSI Options so that they are immediately exercisable prior to the Effective Time. See "The Merger -- Treatment of LSI Stock Options" and "The Merger -- Conditions to Consummation of the Merger."

     Treatment of LSI Warrants. It is a condition to Thermo's obligation to consummate the Merger that, prior to the Effective Time, all outstanding warrants to purchase shares of LSI Common Stock or LSI Series 1 Preferred Stock ("LSI Warrants") shall have been exercised in accordance with their terms or canceled and terminated (at no cost to LSI) with the consent of the holders thereof. See "The Merger -- Conditions to Consummation of the Merger."

     Indemnification of Thermo; Escrow. Twenty percent of the shares of Thermo Common Stock issued in the Merger will be delivered into escrow (the "Indemnity Escrowed Shares") and held pursuant to the Indemnification and Stock Escrow Agreement attached as Exhibit A to the Merger Agreement (the "Escrow Agreement"). The Indemnity Escrowed Shares will be reserved to provide collateral for indemnification to Thermo against damages incurred as a result of misrepresentations, breaches of warranties and breaches of covenants contained in the Merger Agreement, the Escrow Agreement and any other agreements executed in connection therewith, and to satisfy claims of Thermo arising as a result of the Merger Agreement, the Escrow Agreement and such other agreements. See
Article VI of the Merger Agreement and Section 4 of the Escrow Agreement for a description of the representations and warranties that are covered by the Escrow Agreement. In the event Thermo has an appropriate claim for indemnification, shares of Thermo Common Stock will be returned to Thermo in satisfaction of the claim. The Escrow Agreement requires the escrow agent to deliver to the shareholders the Indemnity Escrowed Shares remaining in escrow eighteen months after the Effective Time, except that if there is a claim by Thermo at or prior to such date, the escrow agent will retain Indemnity Escrowed Shares in an amount sufficient to cover such claims until they are resolved. See "The Merger -- Indemnification of Thermo; Escrow."

     Conditions to the Merger. The consummation of the Merger is conditioned upon, among other things, (i) approval of the Merger and the adoption of the Merger Agreement as required by Delaware Law, and by the holders of at least 95% of the outstanding shares of each of the LSI Common Stock and the LSI Series 1 Preferred Stock, and (ii) the representations and warranties of each party to the Merger Agreement being true and correct as of the Effective Time. The Merger Agreement may be terminated by, among other things, the mutual consent of each of Thermo and LSI. Any of the conditions to the Merger may be waived at any time prior to the Merger by the party or parties to the Merger Agreement benefiting from such conditions. However, no assurance can be given that any of such parties will determine to waive any unfulfilled conditions. See "The Merger -- Conditions to Consummation of the Merger."

     Certain Effects of the Merger. If the Merger is consummated, the holders of LSI Capital Stock (other than holders of shares with respect to which dissenters' rights are perfected) will exchange their shares of stock for Thermo Common Stock. The rights of LSI shareholders, which are presently governed by Delaware Law and by the Restated Certificate of Incorporation and the By-Laws of LSI, will be governed after the Merger by Delaware Law and the Certificate of Incorporation and By-Laws of Thermo. Certain differences in the rights of LSI shareholders will arise as a result of distinctions between the treatment of public companies and private companies under Delaware Law, as well as distinctions between the Restated Certificate of Incorporation and By-Laws of LSI and the Certificate of Incorporation and By-Laws of Thermo. See "The Merger -- Certain Effects of the Merger" and "Comparison of Rights of Holders of Thermo Common Stock and LSI Capital Stock."

     Interests of Certain Persons in the Merger. Upon consummation of the Merger, LSI's Board of Directors will resign, and Thermo will appoint new directors as the sole members of LSI's Board of Directors. Certain officers of LSI will retain their offices after the Effective Time, but Thermo may also appoint additional officers of LSI. In addition, it is expected that, at the Effective Time, Thermo and Kenneth Greenberg, President of LSI, will enter into an agreement pursuant to which Thermo will guarantee the payment of Mr. Greenberg's salary for one year following the date on which the Effective Time occurs, subject to certain exceptions. See "The Merger -- Interests of Certain Persons in the Merger," "Thermo and LSI Management and Executive Compensation -- Executive Officers and Directors of LSI."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under Delaware Law, if the Merger is completed, holders of record of LSI Capital Stock who properly exercise and perfect stockholder appraisal rights with respect to the Merger have the right to have the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Chancery Court. In order to exercise such rights, holders must comply with the procedural requirements of
Section 262 of the Delaware Law, a description of which is provided under "The Merger -- Rights of Dissenting Shareholders" and the full text of which is attached to this Information Statement/Prospectus as Appendix B. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights. See "The Merger -- Rights of Dissenting Shareholders."

MARKET PRICES

     The high, low and closing prices of Thermo's Common Stock on the American Stock Exchange on November 21, 1996, the date preceding the initial filing of the Registration Statement of which this Information Statement/Prospectus forms a part with the Securities and Exchange Commission (which filing constituted the public announcement of the proposed Merger), were $12.25, $12.25 and $12.25, respectively. The high, low and closing prices of Thermo's Common Stock on the
American Stock Exchange on December   , 1996 were $       , $       and
$       , respectively. Shareholders of LSI are urged to obtain current quotations for the Thermo Common Stock.

     None of the LSI Capital Stock is currently, or has previously been, traded on any established public market. Price quotations for LSI Capital Stock are, therefore, not available.

     As of the date of this Information Statement/Prospectus, there were 1,344 record holders of Thermo Common Stock, 17 record holders of LSI Common Stock, 17 record holders of LSI Series 1 Preferred Stock and 34 holders of options and warrants to purchase LSI Capital Stock.

OWNERSHIP OF SECURITIES

     As of the date of this Information Statement/Prospectus, there were a total of 270,254 shares of LSI Common Stock and 642,279 shares of LSI Series 1 Preferred Stock outstanding. Accordingly, assuming no changes in such capitalization between the date hereof and the date on which written consents with respect to the Merger are obtained by management of LSI, the Merger will be approved if the holders of 456,267 shares of LSI Common Stock and LSI Series 1 Preferred Stock (assuming conversion of the LSI Series 1 Preferred Stock into shares of LSI Common Stock at the then applicable conversion price as provided in LSI's Restated Certificate of Incorporation), voting together as a single class, and the holders of 428,186 shares of LSI Series 1 Preferred Stock, voting separately as a class, execute written consents in favor of the Merger. As of the date of this Information Statement/Prospectus, LSI's directors, executive officers and their respective affiliates hold, directly or indirectly, (i) 776,967, or approximately 85.14%, of the combined total of outstanding shares of LSI Common Stock and LSI Series 1 Preferred Stock (assuming for purposes of voting the conversion of the LSI Series 1 Preferred Stock into shares of LSI Common Stock at the applicable conversion price as provided in LSI's Restated Certificate of Incorporation) and (ii) 561,111, or approximately 87.36%, of the shares of LSI Series 1 Preferred Stock outstanding as of such date. See "The Merger -- Interests of Certain Persons in the Merger" and "Ownership of Thermo Common Stock, LSI Common Stock and LSI Series 1 Preferred Stock."

     As of November 1, 1996, approximately 1.7% of the shares of outstanding Thermo Common Stock were held by directors and executive officers of Thermo and its affiliates, and approximately 93% of such shares were held by Thermo Instrument. The vote of the stockholders of Thermo is not required to approve the Merger Agreement or to consummate the Merger. See "The Merger -- Background of the Merger and Related Matters."

RESALE OF THERMO COMMON STOCK RECEIVED IN THE MERGER

     The Registration Statement and this Information Statement/Prospectus do not relate to or cover the resale after the Effective Time of shares of Thermo Common Stock issued to certain shareholders of LSI in the Merger who may be deemed to be "affiliates" of LSI and thus "underwriters" within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and no person is authorized to make any use of this Information Statement/Prospectus in connection with any such resale. Such securities may not be publicly reoffered or resold by such persons except pursuant to an effective registration statement under the Securities Act or pursuant to another applicable exemption therefrom. For this purpose, the term "affiliate" means any person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, LSI. See "The
Merger -- Resale of Thermo Common Stock Received in the Merger."

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In order for the Merger to so qualify, the LSI shareholders must have the requisite "continuity of interest" prescribed in rulings made by the Internal Revenue Service. This requirement may restrict the ability of LSI shareholders to dispose of shares of Thermo Common Stock acquired by them in the Merger. See "Certain Federal Income Tax Consequences."

     The LSI Option Plan has been designed to provide options to purchase shares of LSI Common Stock that are qualified as incentive stock options ("ISOs") under the Code. It is a condition to Thermo's obligation to consummate the Merger that all LSI Options be exercised or cancelled and terminated (at no cost to LSI) prior to the Effective Time. The requirements of the Code regarding preservation of the ISO status of an option upon exercise thereof may restrict the ability of holders of LSI Options to dispose of shares of Thermo Common Stock acquired by them in the Merger. See "Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT; REGULATORY APPROVALS

     Thermo intends to account for the merger using the purchase method of accounting. Under this method, Thermo will be treated as the acquiror of LSI and, as a result, the purchase price will be allocated based on the fair value of the assets of LSI acquired and the liabilities assumed.

     Except for filings with the Secretary of State of the State of Delaware and "blue sky" filings with certain states in which LSI shareholders are resident, no federal or state regulatory approvals are required in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code. Neither LSI nor Thermo intends to request a ruling from the Internal Revenue Service with respect to the Merger. Assuming that the Merger is a tax-free reorganization, (i) no gain or loss will be recognized by Thermo or LSI and (ii) no gain or loss will be recognized by shareholders of LSI receiving solely Thermo Common Stock in the Merger in exchange for their LSI Capital Stock, other than shareholders perfecting statutory dissenters' rights or in connection with the cash settlement of fractional shares. In addition, holders of LSI

Common Stock acquired by exercise of an LSI Option that qualified as an ISO under the Code would not have a "disqualifying disposition" upon receipt of Thermo Common Stock in the Merger (such individuals must, nevertheless, comply with applicable holding periods for stock acquired upon exercise of an ISO). If the Merger were to fail to qualify as a reorganization under Section 368(a) of the Code, at the Effective Time each shareholder of LSI would recognize gain or loss on the exchange of that shareholder's LSI Capital Stock for Thermo Common Stock and holders of LSI Common Stock acquired upon exercise of an ISO would have a "disqualifying disposition" under the Code. See "Certain Federal Income Tax Consequences" and "The Merger -- Treatment of LSI Options." Holders of LSI Capital Stock, LSI Options and LSI Warrants are urged to consult with their tax advisers to determine the particular tax consequences of the Merger to them.

                    SELECTED FINANCIAL INFORMATION OF THERMO

     The selected financial information presented below as of and for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995 has been derived from Thermo's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Information Statement/Prospectus. This information should be read in conjunction with Thermo's financial statements and related notes included elsewhere in this Information Statement/Prospectus. The selected financial information for the fiscal years ended December 28, 1991 and January 2, 1993 and for the nine months ended September 30, 1995 and September 28, 1996 have not been audited but, in the opinion of Thermo, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended September 28, 1996 are not necessarily indicative of results for the entire year.

     Pro forma combined financial information reflecting the assumed acquisition of LSI by Thermo has not been provided as such information would not have a material effect on Thermo's results of operations or financial position.

                                                                                                    NINE MONTHS ENDED
                                                                                               ----------------------------
                                                                                               SEPTEMBER 30,  SEPTEMBER 28,
                               1991       1992(1)         1993          1994    1995(2)(3)(4)     1995(2)        1996(5)
                              -------     --------      --------      --------  -------------  -------------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues..................... $67,032     $102,232      $161,006      $165,398    $ 212,152      $ 148,574      $ 253,682
                              -------     --------      --------      --------  -------------  -------------  -------------
Costs and Operating Expenses:
    Cost of revenues.........  36,574       50,851        72,632        82,124      108,590         72,677        134,987
    Selling, general and
      administrative
      expenses...............  15,788       28,121        45,778        46,532       62,109         43,822         73,175
    Research and development
      expenses...............   3,900        7,176        10,593        10,496       13,018          9,892         16,644
                              -------     --------      --------      --------  -------------  -------------  -------------
                               56,262       86,148       133,003       139,152      183,717        126,391        224,806
                              -------     --------      --------      --------  -------------  -------------  -------------
Operating Income.............  10,770       16,084        28,003        26,246       28,435         22,183         28,876
Interest Income..............      --           12            58            89        1,514             72          4,255
Interest Expense.............    (957)      (1,367)       (2,249)       (1,672)      (2,450)          (982)        (4,974)
                              -------     --------      --------      --------  -------------  -------------  -------------
Income Before Provision for
  Income Taxes...............   9,813       14,729        25,812        24,663       27,499         21,273         28,157
Provision for Income Taxes...   4,574        6,848        10,440        10,240       11,490          8,828         12,011
                              -------     --------      --------      --------  -------------  -------------  -------------
Net Income................... $ 5,239     $  7,881      $ 15,372      $ 14,423    $  16,009      $  12,445      $  16,146
                              =======     ========      ========      ========  =============== ============== ==============
Earnings per Share(6)........ $   .12     $    .17      $    .34      $    .32    $     .35      $     .28      $     .35
                              =======     ========      ========      ========  =============== ============== ==============
Weighted Average Shares(6)...  45,157       45,157        45,157        45,157       45,157         45,157         46,442
                              =======     ========      ========      ========  =============== ============== ==============
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working Capital.............. $20,234     $ 34,148      $ 31,448      $ 33,429    $ 144,541      $  52,710      $  95,772
Total Assets.................  52,250      226,130       229,034       230,606      432,882        259,288        537,456
Long-term Obligations........     944        9,106         8,589         1,037      101,079            641         96,819
Shareholders' Investment.....  28,192      149,304       146,918       156,175      220,988        183,423        241,368

---------------
(1) Includes the results of Nicolet since its acquisition by Thermo Instrument in August 1992.

(2) Includes the results of Baird since its acquisition by Thermo in January
    1995.

(3) Includes the results of the Mattson and Unicam divisions of ATI since their acquisition by Thermo Instrument in December 1995.

(4) Reflects the issuance in October 1995 of $96,250,000 principal amount of 5% Convertible Subordinated Debentures due 2000.

(5) Includes the results of the ARL and VG Elemental divisions of Fisons since their acquisition by Thermo Instrument in March 1996.

(6) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods include the 45,000,000 shares issued to Thermo Instrument in connection with the initial capitalization of Thermo and, for periods prior to Thermo's initial public offering, the effect of the assumed exercise of stock options issued within one year prior to Thermo's initial public offering.

                     SELECTED FINANCIAL INFORMATION OF LSI

     The selected financial information presented below as of and for the fiscal years ended June 30, 1995 and 1996, and for the fiscal year ended June 30, 1994, has been derived from LSI's Financial Statements, which have been audited by Tonneson & Company C.P.A.'s P.C., independent public accountants, as indicated in their report included elsewhere in this Information Statement/Prospectus. This information should be read in conjunction with LSI's Financial Statements and related notes included elsewhere in this Information Statement/Prospectus. The selected financial information as of and for the fiscal years ended June 30, 1992 and 1993 and as of June 30, 1994 has been derived from LSI's Financial Statements which have been audited by Tonneson & Company C.P.A.'s P.C., but have not been included in this Information Statement/Prospectus. The selected financial information for the three months ended September 30, 1995 and September 30, 1996 has not been audited but, in the opinion of LSI, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the three months ended September 30, 1996 are not necessarily indicative of results for the entire year.

                                                                                                         THREE MONTHS ENDED
                                                          FISCAL YEAR ENDED JUNE 30,                   -----------------------
                                          ----------------------------------------------------------   SEPT. 30,    SEPT. 30,
                                            1992       1993      1994(1)        1995         1996         1995         1996
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Net Sales...............................  $  2,461   $  2,771   $    3,494   $    3,687   $    4,044   $      728   $      821
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
Costs and Operating Expenses:
  Cost of sales.........................     1,649      1,920        2,390        2,548        2,337          475          559
  Selling, general and administrative
    expenses............................       806        643          782          789          999          238          197
  New business development expenses.....        --         --           --          152          202           53           12
  Research and development expenses.....        23         67           82           47          340           81          111
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
                                             2,478      2,630        3,254        3,536        3,878          847          879
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Income (Loss).................       (17)       141          240          151          166         (119)         (58)
Interest Income (Expense), Net..........       (27)       (26)         (22)          --           (7)          (2)          --
Other income, net.......................         4         (8)          36            6           23            1            2
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
Income (Loss) Before Provision for
  Income Taxes, Extraordinary Item, and
  Accounting Change.....................       (40)       107          254          157          182         (120)         (56)
Provision for Income Taxes..............        --         53          109           14           44           --           --
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
Income (Loss) Before Extraordinary Item
  and Accounting Change.................       (40)        54          145          143          138         (120)         (56)
Extraordinary Item -- Income Tax Benefit
  of Net Operating Loss Carryforwards...        --         43           --           --           --           --           --
Cumulative Effect of Accounting Change
  On Years Prior to 1994 (1)............        --         --          452           --           --           --           --
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income (Loss).......................  $    (40)  $     97   $      597   $      143   $      138   $     (120)  $      (56)
                                          ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (Loss) per Share Before
  Extraordinary Item and Accounting
  Change................................  $   (.04)  $    .06   $      .14   $      .13   $      .12   $     (.10)  $     (.04)
                                          ========   ========   ==========   ==========   ==========   ==========   ==========
Earnings (Loss) per Share...............  $   (.04)  $    .10   $      .55   $      .13   $      .12   $     (.10)  $     (.04)
                                          ========   ========   ==========   ==========   ==========   ==========   ==========
Weighted Average Shares.................   875,485    944,666    1,077,009    1,134,981    1,158,192    1,136,831    1,218,892
                                          ========   ========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital.........................  $     47   $    192   $      399   $      524   $      692   $      427   $      641
Total Assets............................       941      1,165        1,849        1,628        1,813        1,564        1,653
Long-term Obligations...................     1,335      1,339           40           53           17           52           13
Shareholders' Investment (Deficit)......    (1,105)    (1,008)         861        1,004        1,150          885        1,098

---------------
(1) Reflects the adoption in fiscal 1994 of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

                    UNAUDITED PRO FORMA COMBINED PER SHARE DATA

     The following table presents unaudited per share data for Thermo Common Stock and LSI Common Stock on an historical and pro forma combined basis and for LSI Capital Stock on a pro forma equivalent basis giving effect to the acquisition of all of the outstanding LSI Capital Stock by Thermo. The information is derived from the historical financial statements of Thermo and LSI, including the related notes thereto, included elsewhere in this Information Statement/Prospectus. The information as of and for the three- and nine-month periods ended September 30, 1996 is derived from unaudited interim consolidated financial statements of Thermo and LSI.

     Pro forma combined per Thermo share equivalent data has been calculated based on the pro forma combined data for Thermo Common Stock, multiplied by
 .2074, which is the fraction of a Thermo share into which one share of LSI Common Stock would be exchanged pursuant to the Merger, assuming an Average Price of $12.36875. The actual Average Price may be greater than or less than $12.36875.

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                                        FISCAL YEAR ENDED   NINE MONTHS ENDED
                                                        DECEMBER 30, 1995    SEPT. 28, 1996
                                                        -----------------   -----------------
HISTORICAL:
  THERMO:
     Book value per common share(1)...................        $4.91               $4.98
     Cash dividends declared per share................           --                  --
     Earnings per share...............................        $ .35               $ .35
PRO FORMA COMBINED:
  PER SHARE OF THERMO COMMON STOCK:
     Book value per common share(1)...................        $4.95               $5.02
     Cash dividends declared per share................           --                  --
     Earnings per share...............................        $ .35               $ .35
  PER THERMO SHARE EQUIVALENT:
     Book value per common share(1)...................        $1.03               $1.04
     Cash dividends declared per share................           --                  --
     Earnings per share...............................        $ .07               $ .07

                                                                              THREE MONTHS
                                                        FISCAL YEAR ENDED         ENDED
                                                          JUNE 30, 1996      SEPT. 28, 1996
                                                        -----------------   -----------------
HISTORICAL:
  LSI:
     Book value per common share......................       $ 10.39              $7.50
     Book value per common share on a fully diluted
       basis..........................................       $   .99              $ .90
     Cash dividends declared per share................            --                 --
     Earnings (loss) per share........................       $   .12              $(.04)

---------------

(1) Thermo historical book values per common share have been calculated giving effect to a three-for-two stock split effected in the form of a 50% stock dividend in April 1996.

                                   THE MERGER

BACKGROUND OF THE MERGER AND RELATED MATTERS

     As part of its growth strategy, Thermo actively seeks the acquisition of products and technologies that complement and augment its existing product lines. To this end, R. Zach Moseley, General Manager of Corion, contacted Joseph Caruso, a member of the Board of Directors of LSI, in late April 1996 to express Thermo's interest in a possible strategic combination between Thermo and LSI. On May 6, 1996, Mr. Moseley met with Kenneth Greenberg, LSI's President, and Mr. Moseley and Mr. Greenberg discussed the respective businesses of Thermo and LSI and their strategic fit. The parties agreed to meet again for further preliminary discussions.

     On May 22, 1996, Kristine Langdon, President of Thermo Vision, and Mr. Moseley met with Mr. Caruso and Mr. Greenberg. During the meeting, Ms. Langdon and Mr. Moseley reviewed Thermo's history and its interest in the laser markets. Mr. Caruso and Mr. Greenberg reviewed LSI's history and future business plans. In addition to the discussion, Ms. Langdon and Mr. Moseley toured the LSI facility.

     On May 24, 1996, Ms. Langdon presented a nonbinding proposal, subject to the satisfactory completion of due diligence, to acquire LSI. The proposed transaction would be subject to customary regulatory approvals and other conditions, including the approval of senior management of Thermo to proceed. The parties continued their negotiations regarding the terms of the merger throughout June and July 1996. On July 22, 1996, Ms. Langdon reviewed Thermo's business evaluation of LSI with senior management of Thermo and Thermo Electron and received approval to make an offer to acquire LSI.

     On July 31, 1996, the parties entered into a Letter of Intent which outlined the terms pursuant to which Thermo would acquire LSI in a transaction intended to be a tax-free exchange of LSI Capital Stock for stock of either Thermo, Thermo Instrument or Thermo Electron (at Thermo's option) valued at approximately $3.4 million.

     On September 20, 1996, Ms. Langdon, Mr. Moseley, Mr. Caruso and Mr. Greenberg, together with counsel to Thermo and LSI, met to discuss Thermo's preference that its own capital stock be exchanged for LSI Capital Stock in the acquisition. Mr. Caruso and Mr. Greenberg agreed to discuss the matter further, and subsequently conveyed LSI's acceptance to Thermo's proposal. Numerous telephone conversations and meetings among counsel for Thermo and LSI ensued. During October and November 1996, Thermo and LSI negotiated the terms of the
Merger Agreement and related agreements. On November      , 1996, the Merger
Agreement was executed.

THERMO'S REASONS FOR THE MERGER

     Thermo's purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire LSI. Thermo believes that the acquisition of LSI will complement the activities of several of its subsidiaries within its Thermo Vision group. The structure of the Merger was established to achieve the general objectives of Thermo, in light of relevant financial, legal, tax and other considerations. See "Certain Federal Income Tax Consequences."

LSI'S REASONS FOR THE MERGER

     LSI's purpose for engaging in the transactions contemplated by the Merger Agreement is to capture the benefits of integration with Thermo's technology and resources. In addition, the Merger's structure allows LSI stockholders to acquire Thermo shares, a more liquid investment than LSI shares, in a transaction intended to qualify as a tax-free reorganization. See "Certain Federal Income Tax Consequences."

RECOMMENDATION OF LSI MANAGEMENT

     The management of LSI, including all of the members of LSI's Board of Directors, have approved the Merger Agreement and the transactions contemplated thereby and believe the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of LSI and its shareholders. THE MANAGEMENT AND BOARD OF DIRECTORS OF LSI RECOMMEND THAT LSI SHAREHOLDERS EXECUTE WRITTEN CONSENTS IN FAVOR OF THE ADOPTION AND

APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

REQUIRED VOTE

     Under Delaware Law and pursuant to LSI's Restated Certificate of Incorporation and By-Laws, the affirmative vote of (i) the holders of at least a majority of the outstanding shares of LSI Common Stock and LSI Series 1 Preferred Stock voting together as a single class (assuming for purposes of such vote the shares of LSI Series 1 Preferred Stock were converted into shares of LSI Common Stock at the then applicable conversion price as provided in LSI's Restated Certificate of Incorporation) and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of LSI Series 1 Preferred Stock, voting separately as a class, are required to approve the Merger Agreement and the transactions contemplated thereby. In addition, it is a condition to Thermo's obligation to consummate the Merger that the Merger and the adoption of the Merger Agreement shall have been approved by the holders of at least 95% of the outstanding shares of each of the LSI Common Stock and the LSI Series 1 Preferred Stock.

     In accordance with LSI's Restated Certificate of Incorporation and Delaware Law, the Merger and the Merger Agreement may be approved and adopted without a stockholders meeting by the written consent of the holders of shares holding the requisite percentage of the votes entitled to be cast thereon. As a result, management of LSI will be requesting that LSI stockholders who elect to do so approve and adopt the Merger and the Merger Agreement by executing written consents thereto. In the event that written consents of the holders of shares holding the requisite percentage of votes entitled to be cast thereon are obtained, no further action will be required by the stockholders under Delaware Law to approve the Merger and the Merger Agreement.

     Under Section 228 of the Delaware Law, prompt notice of the taking of corporate action without a meeting by less than unanimous consent is required to be given to any stockholders who have not consented thereto in writing. Such notice of the actions described above will be given in writing by LSI promptly following the Effective Time.

STRUCTURE AND TERMS OF THE MERGER

     The detailed terms of and conditions to the Merger are contained in the Merger Agreement, which is included in full as Appendix A to this Information Statement/Prospectus and incorporated herein by reference. The description of the terms of the Merger contained herein is qualified in its entirety by, and made subject to, the more complete information set forth in the Merger Agreement.

     If the Merger is consummated, the outstanding shares of Acquisition Corp. will be converted into new shares of LSI Common Stock (which will be held by Thermo) and all of the previously outstanding shares of LSI Capital Stock (other than any such shares held in the treasury of LSI and shares with respect to which dissenters' rights are perfected) will be converted into shares of Thermo Common Stock. As a result of the Merger, LSI will become a wholly owned subsidiary of Thermo, and each person who previously held shares of LSI Capital Stock (other than those who perfected statutory dissenters' rights) will receive, upon the surrender of their stock certificates to a designated agent of Thermo, a fraction of a share of Thermo Common Stock for each share of LSI Common Stock held. The assumed value of each share of Thermo Common Stock to be issued in the Merger will be determined based on the average closing price for such stock on the American Stock Exchange during the 20 trading days prior to the date on which the Effective Time occurs (the "Average Price"). The total number of shares of Thermo Common Stock to be issued in the Merger will be equal to the quotient derived by dividing $3,400,000 by the Average Price.

     Currently, there are 1,325,605 shares of LSI Common Stock outstanding on a fully diluted basis (that is, assuming the conversion of all shares of LSI Series 1 Preferred Stock into LSI Common Stock and the exercise of all options and warrants to purchase shares of LSI Capital Stock). Thus, for example, based on the average closing price of the Thermo Common Stock on the American Stock Exchange during the 20 trading days ended on November 15, 1996, $12.36875, and assuming no LSI shareholders exercise appraisal rights, upon consummation of the Merger, LSI shareholders would receive, in exchange for each share of LSI Common Stock owned at the Effective Time, .2074 shares of Thermo Common Stock, and a total of approximately 274,930 shares of Thermo Common Stock would be issued in connection with the Merger. As a result, a total of approximately 48,724,930 shares of Thermo Common Stock would then be outstanding, of which approximately 274,930 shares, representing approximately 0.56% of the total, would be held by former shareholders of LSI Capital Stock. HOWEVER, THE AVERAGE CLOSING PRICE FOR THE THERMO COMMON STOCK DURING THE 20 TRADING DAYS PRIOR TO THE DATE ON WHICH THE EFFECTIVE TIME OCCURS MAY BE MORE OR LESS THAN $12.36875. FURTHER, THE MERGER AGREEMENT PROVIDES THAT, IF THE AVERAGE PRICE IS LESS THAN $10.97, THEN THERMO MAY ELECT NOT TO CONSUMMATE THE MERGER. IN SUCH CASE, THERMO WOULD BE RESPONSIBLE FOR THE PAYMENT OF LSI'S FEES AND EXPENSES INCURRED IN CONTEMPLATION OF THE MERGER, UP TO A
MAXIMUM OF $       .

TREATMENT OF LSI OPTIONS

     It is a condition to Thermo's obligation to consummate the Merger that, prior to the Effective Time, all LSI Options shall have been exercised in accordance with their terms or canceled and terminated (at no cost to LSI) with the consent of the holders thereof. In connection with this condition, as part of the LSI shareholders' written consent to the Merger, LSI management intends to seek the approval of the LSI shareholders to an amendment to the LSI Option Plan that would accelerate the vesting of all LSI Options so that they are immediately exercisable prior to the Effective Time. Under the terms of the LSI Option Plan, the affirmative vote of the holders of at least a majority of the outstanding LSI Common Stock is required to approve such an amendment. See "The Merger -- Conditions to Consummation of the Merger."

TREATMENT OF LSI WARRANTS

     It is a condition to Thermo's obligation to consummate the Merger that, prior to the Effective Time, all outstanding LSI Warrants are exercised in accordance with their terms or canceled and terminated (at no cost to LSI) with the consent of the holders thereof.

INDEMNIFICATION OF THERMO; ESCROW

     Upon consummation of the Merger, twenty percent of the shares of Thermo Common Stock issued in the Merger will be delivered into escrow (the "Indemnity Escrowed Shares") and held pursuant to the Indemnification and Stock Escrow Agreement attached as Exhibit A to the Merger Agreement (the "Escrow Agreement"). The Indemnity Escrowed Shares will be reserved to provide collateral for indemnification to Thermo against costs, liabilities or damages incurred, paid by or imposed upon Thermo, Acquisition Corp. or LSI after the Effective Time as a result of misrepresentations, breaches of warranties and breaches of covenants contained in the Merger Agreement, the Escrow Agreement and any other agreements executed in connection therewith. IT SHOULD BE UNDERSTOOD THAT THE ACTUAL AMOUNT OF DAMAGES TO THERMO FOR CERTAIN MISREPRESENTATIONS OR BREACHES FOR WHICH THE LSI SHAREHOLDERS MAY BE HELD RESPONSIBLE PURSUANT TO THE MERGER AGREEMENT MAY BE MORE THAN THE VALUE OF SUCH ESCROWED SHARES. SEE ARTICLE VI OF THE MERGER AGREEMENT AND SECTION 4 OF THE ESCROW AGREEMENT FOR A DESCRIPTION OF THE REPRESENTATIONS AND WARRANTIES THAT ARE COVERED BY THE ESCROW AGREEMENT.

     In the event Thermo has an appropriate claim for indemnification, Indemnity Escrowed Shares held in the escrow account will be returned to Thermo in satisfaction of the claim. The amount of indemnification to which Thermo would be entitled with respect to an indemnifiable claim (the "Indemnifiable Amount") shall be determined and computed by reference to all losses to Thermo, Acquisition Corp. and/or LSI (including, without limitation, diminution in value of the shares of the capital stock of LSI) and shall be deemed to include all losses, liabilities, expenses or costs incurred by Thermo, Acquisition Corp. and/or LSI, including reasonable attorneys' fees.

     If a claim is made, the escrow agent will deliver to Thermo an amount of shares with a total value equal to the Indemnifiable Amount within 30 days of the demand unless written objection to such demand is received by the escrow agent and Thermo from the Shareholder Representative (as defined below). If the Shareholder Representative objects to Thermo's claim, the dispute may be submitted to a court of competent jurisdiction if not previously settled.

     [Joseph Caruso] has agreed to serve as representative of the former LSI shareholders for purposes of the Escrow Agreement (the "Shareholder Representative"). Any action taken by the Shareholder Representative with respect to the settlement of a claim against the escrowed shares will be binding on all former LSI shareholders. The Shareholder Representative will have the right to sell shares of Thermo Common Stock held in escrow in order to obtain funds to pay any expenses incurred or anticipated to be incurred in connection with his services.

     The Escrow Agreement requires the escrow agent to deliver to the former LSI shareholders the Indemnity Escrowed Shares remaining in escrow eighteen months after the Effective Time, except that if there is a claim by Thermo at or prior to such date, the escrow agent will retain Indemnity Escrowed Shares in an amount sufficient to cover such claims until they are resolved. LSI is not aware of any claims threatened or asserted that it expects to give rise to a right of indemnification under the Escrow Agreement. IT SHOULD BE UNDERSTOOD, HOWEVER, THAT CLAIMS FOR DAMAGES DUE TO BREACHES OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THE MERGER AGREEMENT MAY ARISE IN AMOUNTS GREATER THAN THE TOTAL VALUE OF ALL OF THE INDEMNITY ESCROWED SHARES. THIS WOULD RESULT IN ALL OF THE INDEMNITY ESCROWED SHARES BEING EITHER DISTRIBUTED TO THERMO OR SOLD BY THE SHAREHOLDER REPRESENTATIVE PURSUANT TO THE ESCROW AGREEMENT, IN WHICH EVENT NONE OF THE INDEMNITY ESCROWED SHARES WOULD BE DISTRIBUTED TO THE SHAREHOLDERS AT THE END OF THE ESCROW PERIOD, AND THE LSI SHAREHOLDERS WOULD REMAIN LIABLE TO THERMO FOR DAMAGES RELATING TO ANY SUCH REMAINING CLAIMS, UP TO THE MAXIMUM LIABILITY SET FORTH IN THE MERGER AGREEMENT AND THE ESCROW AGREEMENT.

     For purposes of determining the number of Indemnity Escrowed Shares, which would be returned to Thermo in satisfaction of a claim, each share will be valued at the average closing price for the Thermo Common Stock on the American Stock Exchange during the 20 trading days prior to the date on which the Effective Time occurs. Thus, for purposes of satisfying the indemnification requirements of the Escrow Agreement, the former LSI shareholders would not have the benefit of any increase, nor the risk of any decrease, in the market price of shares of Thermo Common Stock after the Effective Time.

     Shares held in escrow will be registered in the name of the escrow agent, and the shareholders will be entitled to instruct the escrow agent how to vote his, her or its shares with respect to matters placed before the Thermo shareholders. LSI shareholders will be entitled to directly receive cash dividends, if any, paid or declared out of earned surplus on the escrowed shares during the escrow period; however, any additional shares of Thermo Common Stock or other property that are distributed with respect to the escrowed shares during the escrow period will be held pursuant to the Escrow Agreement to satisfy any indemnification claims.

PROCEDURE FOR EXCHANGE OF SHARES; FRACTIONAL SHARES

     Promptly following the consummation of the Merger,             , acting in
the capacity of exchange agent (the "Exchange Agent") will mail to each former shareholder of LSI a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing LSI Common Stock for certificates representing shares of Thermo Common Stock. Upon surrender to the Exchange Agent of one or more certificates for LSI Common Stock together with a properly completed letter of transmittal, the Exchange Agent will issue and mail to the former LSI shareholder a certificate representing a number of shares of Thermo Common Stock that is equal to the number of shares of Thermo Common Stock into which such shares of LSI Common Stock have been converted pursuant to the Merger (less such shareholder's pro rata portion of the Indemnity Escrowed Shares), and, where applicable, a check for the amount representing any fractional share determined in the manner described in the following paragraph.

     Neither certificates nor scrip for fractional shares of Thermo Common Stock shall be issued to LSI shareholders and no LSI shareholder shall be entitled to any voting or other rights of a holder of shares of a fractional share interest. Each LSI shareholder who otherwise would have been entitled to receive a fraction of a share of Thermo Common Stock shall receive cash in lieu thereof, without interest, in an amount determined by multiplying such shareholder's fractional interest by the Average Price. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates of LSI Capital Stock for shares of Thermo Common Stock shall be repaid to LSI subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

          LSI SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS
                            FROM THE EXCHANGE AGENT.

MANAGEMENT AND OPERATIONS OF LSI AFTER THE MERGER

     It is contemplated that, after the Merger, LSI will continue to operate as a separate entity. Thermo does not presently intend to change the domicile, name or material operations of LSI, except that it is anticipated that LSI's operations will be moved to Thermo's Franklin, Massachusetts facility after the expiration of its lease in February 1997. In addition, Thermo has advised LSI that Earl R. Lewis, Kristine A. Langdon and R. Zach Moseley will be named as the sole directors of LSI. Thermo currently intends that the existing officers of LSI will retain their offices after the Effective Time, but may appoint additional officers of LSI from time to time. See "Thermo and LSI Management and Executive Compensation -- Executive Officers and Directors of LSI."

EFFECTIVE TIME

     The Merger shall become effective upon the date of filing of the Merger Agreement, together with certain officers' certificates, or a Certificate of Merger, with the Secretary of State of the State of Delaware pursuant to Section 103 of the Delaware Law, or such other time as may be specified in the Merger Agreement. It is anticipated that the Effective Time will occur on December 27, 1996.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of Thermo, Acquisition Corp. and LSI under the Merger Agreement are subject to a number of conditions specified in the Merger Agreement. Unless all such conditions to the obligations have been satisfied or waived by the party to the Merger Agreement benefiting from such conditions, such party is not required to consummate the Merger and the transactions contemplated in connection therewith.

     The conditions to the obligations of LSI include the following: (i) the representations and warranties of Thermo and Acquisition Corp. contained in the Merger Agreement shall be true and correct as of the Effective Time, (ii) Thermo and Acquisition Corp. shall have performed or complied with their respective agreements and covenants contained in the Merger Agreement, (iii) all necessary consents, permits or approvals necessary to consummate the Merger by any governmental authority having jurisdiction over LSI shall have been granted,
(iv) the LSI shareholders shall have approved the Merger and the execution, delivery and performance of the Merger Agreement in accordance with the applicable laws of the State of Delaware and LSI's Restated Certificate of Incorporation, (v) the Registration Statement of which this Information Statement/Prospectus forms a part shall be effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, (vi) the American Stock Exchange shall have approved the shares of Thermo Common Stock to be issued in the Merger for listing, subject to official notice of issuance, (vii) no legal action or other proceedings shall be pending or threatened which would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, (b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (c) affect adversely the right of Thermo to own, operate or control any of the assets and operations of LSI as the surviving corporation following the Merger, (viii) LSI shall have received an opinion of Hutchins, Wheeler & Dittmar in form and substance reasonably satisfactory to LSI to the effect that when the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger should be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ix) LSI shall have received an opinion of Seth H. Hoogasian, Esq., General Counsel of Thermo, dated the date on which the Effective Time occurs and in the form attached to the Merger Agreement as Exhibit F.

     The conditions to the obligations of Thermo and Acquisition Corp. include the following: (i) LSI's representations and warranties contained in the Merger Agreement shall be true and correct as of the Effective Time, (ii) LSI shall have performed all of its agreements contained in the Merger Agreement, (iii) all necessary consents, permits or approvals necessary to consummate the Merger by any governmental authority having jurisdiction over Thermo, Acquisition Corp. or LSI or any other person in any contractual or other relationship with Thermo, Acquisition Corp. or LSI shall have been granted, (iv) the Registration Statement of which this Information Statement/Prospectus forms a part shall be effective and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, (v) the American Stock Exchange shall have approved the shares of Thermo Common Stock to be issued in the Merger for listing, subject to official notice of issuance,
(vi) the LSI shareholders shall have approved the Merger and the execution, delivery and performance of the Merger Agreement in accordance with the applicable laws of the State of Delaware and LSI's Restated Certificate of Incorporation and the holders of at least 95% of the outstanding shares of each of the LSI Common Stock and the LSI Series 1 Preferred Stock shall have executed written consents in favor of the Merger, (vii) Thermo and Acquisition Corp. shall have received an opinion of Hutchins, Wheeler & Dittmar in the form attached to the Merger Agreement as Exhibit D, (ix) Thermo and Acquisition Corp. shall have received an opinion of Hutchins, Wheeler & Dittmar, in form and substance reasonably satisfactory to Thermo and Acquisition Corp., to the effect that when the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger should be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, (x) no legal action or other proceedings shall be pending or threatened that would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, (b) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (c) affect adversely the right of Thermo to own, operate or control any of the assets and operations of LSI as the surviving corporation following the Merger, (xi) LSI shall have received the resignations of each director of LSI specified by Thermo in writing on or prior to the Effective Time; (xii) all agreements between LSI and the LSI shareholders, including, without limitation, agreements among the holders of LSI Series 1 Preferred Stock, shall be terminated on or prior to the Effective Time;
(xiii) the Affiliate Agreements (as defined in the Merger Agreement) shall been executed by the parties thereto and the terms, covenants and conditions thereof shall have been complied with and performed in all material respects prior to the Effective Time; (xiv) all LSI Warrants and LSI Options shall have been either exercised in accordance with the terms thereof or canceled and terminated (at no cost to LSI) with the consent of the holders thereof; (xv) all outstanding shares of LSI Series 1 Preferred Stock (other than shares with respect to which dissenters' rights are perfected) shall have been converted into shares of LSI Common Stock; (xvi) the Indemnity and Stock Escrow Agreement attached to the Merger Agreement as Exhibit A shall have been executed by the parties thereto; and (xvii) the Average Price shall be not less than $10.97 (provided, however, that if Thermo elects not to consummate the Merger due to the failure of this condition, Thermo shall promptly reimburse LSI for its fees and expenses incurred in contemplation of the Merger up to a maximum of $ ).

CONDUCT OF LSI'S BUSINESS PENDING THE MERGER

     LSI has agreed to conduct its operations prior to the Effective Time in the ordinary course of business and in compliance with all applicable laws and regulations. LSI has further agreed, prior to the Effective Time, to (i) use its best efforts to preserve intact its current business organization, (ii) keep its physical assets in good working condition, (iii) keep available the services of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

     Subject to certain exceptions, LSI has also agreed that prior to the Effective Time, it will not engage in certain types of transactions without the prior written consent of Thermo, including, among other transactions, (i) entering into, adopting or amending any employee benefit plan (other than the LSI Option Plan as described under the caption "-- Treatment of LSI Options") or employment or severance agreement or, except for normal increases in the ordinary course of business, increase the compensation or fringe benefits of, or modify the employment terms of its directors, officers, or employees, or pay any benefit not required by the terms of any existing employee benefit plan, (ii) creating, incurring, assuming, guaranteeing, endorsing or otherwise becoming liable with respect to any indebtedness not outstanding as of the date of the Merger Agreement (including obligations in respect of capital leases) or making any loans, advances or capital contributions to, or investments in, any other person or entity, (iii) amending its Restated Certificate of Incorporation or By-Laws, (iv) acquiring, selling, leasing, encumbering or disposing of any properties or assets (including shares of stock or other equity interests) other than purchases and sales of assets in the ordinary course of business, (v) issuing, selling, redeeming or repurchasing, or authorizing the issuance, sale or delivery of, any shares of capital stock or any other securities, rights, warrants or options to acquire any such capital stock or other securities except pursuant to the conversion or exercise of existing convertible securities, stock option agreements and warrants, or entering into any commitment or agreement or amending any terms of any such stock, securities, rights, warrants or options, (vi) splitting, reclassifying or combining any shares of its capital stock or declaring, setting aside or paying any dividends or other distribution in respect of shares of its capital stock,
(vii) entering into, amending or terminating any material contract, or doing any act or omitting to do any act which would cause a violation of or default under any contract, commitment or obligation, (viii) making or committing to make any capital expenditure in excess of $25,000 per item, (ix) taking any action that would constitute or result in a breach of any representation or warranty in the Merger Agreement, either as of the date made or on the Effective Time, (x) taking any action that would result in any of the conditions of the Merger not being satisfied, (xi) changing in any respect its accounting methods, principles or practices except as may be required by a generally applicable change in GAAP,
(xii) discharging or satisfying any security interests or paying any obligation or liability except in the ordinary course of business, (xiii) selling, transferring, assigning or licensing any intellectual property, other than in the ordinary course of business, (xiv) making any tax election or, except in the ordinary course of business, settling or compromising any federal, state, local, or foreign tax liability, (xv) mortgaging, or pledging any of its property or assets or subjecting any such assets to any security interest other then in the ordinary course of business, or (xvi) agreeing in writing or otherwise to take any of the foregoing acts.

RESALE OF THERMO COMMON STOCK RECEIVED IN THE MERGER

     The shares of Thermo Common Stock to be issued in the Merger to the LSI shareholders pursuant to the Merger Agreement have been registered under the Securities Law, thereby allowing such shares to be freely traded without restriction by persons who are not deemed to be "affiliates," as that term is defined in the Securities Law, of Thermo or of LSI. Certain officers, directors and principal shareholders of LSI may be deemed to be affiliates of LSI and thus "underwriters" within the meaning of Rule 145 under the Securities Law. Such persons will not be able to resell the Thermo Common Stock received by them in the Merger except pursuant to an effective registration statement under the Securities Law or pursuant to another applicable exemption therefrom. All persons who may be deemed to be affiliates should carefully consider the limitations imposed by Rules 144 and 145 under the Securities Law prior to effecting resales of the Thermo Common Stock.

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code. In order for the Merger to so qualify, the LSI shareholders must have the requisite "continuity of interest" prescribed in rulings made by the Internal Revenue Service. This requirement may restrict the ability of LSI shareholders to dispose of shares of Thermo Common Stock acquired by them in the Merger. See "Certain Federal Income Tax Consequences."

     The LSI Option Plan has been designed by LSI to provide options to purchase shares of LSI Common Stock that are qualified as ISOs under the Code. It is a condition to Thermo's obligation to consummate the Merger that all LSI Options be exercised or cancelled and terminated (at no cost to LSI) prior to the Effective Time. The requirements of the Code regarding preservation of the ISO status of an option upon exercise thereof may restrict the ability of holders of LSI Options to dispose of shares of Thermo Common Stock acquired by them in the Merger. See "Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT; REGULATORY APPROVALS

     Thermo intends to account for the Merger using the purchase method of accounting. Under this method, Thermo will be treated as the acquiror of LSI and, as a result, the purchase price will be allocated based on the fair value of the assets of LSI acquired and the liabilities assumed.

     Except for filings with the Secretary of State of the State of Delaware and "blue sky" filings with certain states in which LSI shareholders are resident, no federal or state regulatory approvals are required in order to consummate the Merger.

TERMINATION, AMENDMENTS AND EXPENSES

     The Merger Agreement may be terminated and the Merger contemplated thereby abandoned at any time prior to the consummation of the Merger by the mutual written consent of Thermo and LSI. The Merger Agreement may be terminated by Thermo or LSI acting alone, (i) if there shall be any order of a court in effect to prevent consummation of the Merger Agreement or (ii) if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to the Merger Agreement or the transactions contemplated thereby, by any governmental entity that would make the consummation of the Merger Agreement illegal or (iii) if there is a failure to obtain the requisite approval from LSI's shareholders of the Merger Agreement. Thermo may terminate the Merger Agreement if (a) the Merger has not been consummated by the close of business on December 27, 1996 by reason of the failure of any condition precedent under Section 5.1 or 5.2 of the Merger Agreement (unless the failure results from a breach of any representation, warranty or covenant contained in the Merger Agreement made or to be performed by Thermo or Acquisition Corp.) or (b) the Average Price is less than $10.97. LSI may terminate the Merger Agreement if the Merger has not been consummated by the close of business on December 27, 1996 by reason of the failure of any condition precedent under Section 5.1 or 5.3 of the Merger Agreement (unless the failure results from any breach of any representation, warranty or covenant contained in the Merger Agreement made or to be performed by LSI).

     In the event that the Merger is terminated in accordance with the terms of the Merger Agreement, each party will be responsible for the costs incurred by it in connection with the transactions contemplated by the Merger Agreement, except that if Thermo elects to terminate the Merger because the Average Price is less than $10.97, Thermo will be responsible for the fees and expenses
incurred by LSI in contemplation of the Merger up to a maximum of $     .

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the Merger the present holders of LSI Capital Stock (other than holders of shares with respect to which statutory dissenters' rights are perfected) will receive an equity interest in a large company of which LSI will be a small part. Thermo will continue to be subject to the periodic reporting requirements of the Exchange Act and, under current regulations promulgated thereunder, will continue to furnish information to the Commission so long as any securities of Thermo are listed on a national securities exchange or held of record by at least 300 holders. See "Available Information". It is a condition to LSI's and Thermo's obligations under the Merger Agreement that the shares of Thermo Common Stock to be issued in connection with the Merger be listed on the American Stock Exchange, or approved for listing on the American Stock Exchange subject to official notice of issuance. See "The Merger -- Conditions to Consummation of the Merger."

     None of the LSI Capital Stock is presently, or will be after the Merger, listed or traded in any established market.

     It is expected that, following the Merger, Thermo will continue to operate the business of LSI in substantially the same manner as it has been operating. However, Thermo will continue to evaluate LSI's business and operations following the Merger and will make such changes as are deemed appropriate.

     If the Merger is consummated, the holders of LSI Capital Stock (other than holders of shares with respect to which statutory dissenters' rights are perfected) will exchange their shares of LSI Capital Stock for Thermo Common Stock. The rights of LSI shareholders, which are presently governed by Delaware Law and by the Restated Certificate of Incorporation and By-Laws of LSI, will be governed by Delaware Law and the Certificate of Incorporation and By-Laws of Thermo. Certain differences in the rights of LSI shareholders will arise as a result of distinctions between the treatment of public companies and private companies under Delaware Law, as well as distinctions between the Restated Certificate of Incorporation and By-Laws of LSI and the Certificate of Incorporation and By-Laws of Thermo. See "Comparison of Rights of Holders of Thermo Common Stock and LSI Capital Stock."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shareholders should be aware that certain officers and directors of LSI have interests, described below, which may present them with potential conflicts of interest in connection with the transaction. Management of

LSI and members of the Board of Directors of LSI are aware of the conflicts described below and considered them in addition to the other matters described under "The Merger -- LSI's Reasons for the Merger."

     Upon consummation of the Merger, all of the members of LSI's Board of Directors will resign, and Thermo intends to name Earl R. Lewis, Kristine A. Langdon and R. Zach Moseley as the sole Directors of LSI. Thermo currently intends that the existing officers of LSI will retain their offices after the Effective Time, but may appoint additional officers of LSI from time to time.

     It is expected that, at the Effective Time, Thermo and Kenneth Greenberg, President of LSI, will enter into an agreement pursuant to which Thermo will guarantee the payment of Mr. Greenberg's salary for one year following the date on which the Effective Time occurs, subject to certain exceptions.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DELAWARE LAW ("SECTION 262") WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS INFORMATION STATEMENT/PROSPECTUS.

     Under Delaware Law, if the Merger is consummated, holders of shares of LSI Common Stock or LSI Series 1 Preferred Stock ("Shares") who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Delaware Chancery Court (the "Court") and to receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Court.

     Under Section 262, where a merger is approved and adopted by written consent of stockholders, the corporation, either before the effective time of the merger or within ten days thereafter, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. Such notice to the holders of Shares and the applicable statutory provisions of the Delaware Law, which are attached to this Information Statement/Prospectus as Appendix B, will be sent to all holders of LSI Capital Stock. Any LSI stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware Law.

     A HOLDER OF SHARES WISHING TO EXERCISE HIS APPRAISAL RIGHTS MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL OF HIS SHARES TO LSI (AS THE SURVIVING CORPORATION IN THE MERGER) SO THAT IT IS RECEIVED BY LSI BY NO LATER THAN THE DATE WHICH IS 20 DAYS AFTER THE NOTICE DESCRIBED ABOVE IS MAILED. In addition, a holder of Shares wishing to exercise his appraisal rights must hold of record such Shares on the date the written demand for appraisal is made and at the Effective Time.

     Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholder of LSI who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     All written demands for appraisal should be sent or delivered to LSI, c/o Elizabeth Murley, Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254.

     Within 120 days after the Effective Time, but not thereafter, LSI or any stockholder of LSI who has complied with the statutory requirements summarized above may file a petition with the Court demanding a determination of the fair value of the Shares and if such petition is filed by a former LSI stockholder, a copy of such petition shall also be sent to LSI. LSI is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of an LSI stockholder to initiate all necessary action to perfect his appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any LSI stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from LSI a written statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statements must be mailed within ten days after a written request therefor has been received by LSI or within ten days after expiration of the period for delivery of demands for appraisal under
Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court may appoint one or more appraisers to determine the fair value of the Shares and to make a recommendation to the Court. Stockholders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares.

     The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a stockholder, the Court may also order that all or a portion of the expense incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.

     Any holder of Shares who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time).

     If any stockholder who properly demands appraisal of his Shares under
Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, (i) such stockholder fails to demand appraisal of his Shares by the date which is 20 days after the notice regarding appraisal rights is mailed, (ii) no petition for appraisal is filed within 120 days after the Effective Time or
(iii) the stockholder delivers to LSI a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of LSI.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT AN LSI STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO HIS SHARES AS PROVIDED IN THE MERGER AGREEMENT).

                   COMPARISON OF RIGHTS OF HOLDERS OF THERMO
                       COMMON STOCK AND LSI CAPITAL STOCK

     Each of LSI and Thermo is incorporated in the State of Delaware. The rights of the LSI shareholders are currently governed and defined by Delaware Law and by LSI's Restated Certificate of Incorporation (the "LSI Certificate") and LSI's By-Laws, as amended (the "LSI By-Laws"). Upon consummation of the Merger, the LSI shareholders will become stockholders of Thermo and their rights as stockholders and the internal affairs of Thermo will be governed and defined by Delaware Law and by Thermo's Certificate of Incorporation (the "Thermo Certificate") and By-Laws (the "Thermo By-Laws"), which differ in certain material respects from LSI's Certificate and By-Laws. The following is a summary of certain differences between the rights of LSI shareholders compared with those of Thermo stockholders.

     The following summary does not purport to be a complete description of the rights of shareholders of LSI or the rights of stockholders of Thermo or a comprehensive comparison of such rights, and is qualified in its entirety by reference to Delaware Law, to the Thermo Certificate and By-Laws and to the LSI Certificate and By-Laws, to which shareholders are referred. For more information regarding reviewing or obtaining a copy of either company's certificate of incorporation or by-laws, see "Available Information."

CONTROL OF THERMO BY THERMO INSTRUMENT

     Thermo Instrument owns, and immediately after the Merger will continue to own, approximately 93% of the voting stock of Thermo and intends to maintain at least an 80% interest in Thermo in the future. Thermo Instrument thus has the power to elect the entire Board of Directors of Thermo and to approve or disapprove any corporate actions submitted to a vote of Thermo's shareholders. See "Relationship of Thermo with Thermo Electron and Thermo Instrument."

VOTING POWER; CERTAIN ACTIONS REQUIRING SUPERMAJORITY VOTES

     The Delaware Law provides that, unless otherwise provided in a corporation's certificate of incorporation, each stockholder of a Delaware corporation shall be entitled to one vote for each share of capital stock held by such stockholder on all matters submitted to the corporation's shareholders for their approval. In addition, Delaware Law permits a corporation to specify in its certificate of incorporation or by-laws the number of votes that shall be necessary for the transaction of any business by the corporation's shareholders. In the absence of any such specification, and subject to certain exceptions, Delaware Law requires the affirmative vote of the holders of a simple majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter for the matter to be approved by the corporation's stockholders.

     Thermo.  The Thermo Certificate contains no changes to these general rules.

     LSI. The LSI Certificate provides that most matters presented to the LSI stockholders for approval may be approved by the holders of a simple majority of shares of the LSI Common Stock and the LSI Series 1 Preferred Stock present at a meeting (or acting by written consent), voting together as a single class (the "LSI Required Vote"). Each share of LSI Common Stock is entitled to one vote and each share of LSI Series 1 Preferred Stock is entitled to one vote for each share of LSI Common Stock into which such share of LSI Series 1 Preferred Stock is convertible. In addition, LSI's Certificate provides that, so long as any shares of LSI Series 1 Preferred Stock are outstanding, LSI shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66 2/3% of such outstanding shares: (i) amend or repeal any provision of, or add any provision to, LSI's Certificate or By-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the LSI Series 1 Preferred Stock; (ii) reclassify any LSI Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with the LSI Series 1 Preferred Stock; (iii) subject to certain exceptions, pay or declare any dividend or distribution on the LSI Common Stock, or redeem, retire or otherwise acquire any such stock; (iv) create or issue any other class of stock or series of preferred stock; or (v) adopt any plan of merger or consolidation or sale of all or substantially all of LSI's assets.

EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK

     Holders of shares of LSI Series 1 Preferred Stock who have converted such shares into shares of LSI Common Stock prior to the Effective Time will receive shares of Thermo Common Stock in connection with the Merger. As common stockholders, such holders will no longer possess the rights, preferences, privileges and restrictions of preferred stock contained in the LSI Certificate. For example, such holders will no longer be entitled to dividend or liquidation preferences, supermajority approval rights or conversion and redemption rights, and instead will possess the rights and be subject to the limitations of Thermo Common Stock. See "Description of Thermo Capital Stock."

AMENDMENT OF CHARTER AND BY-LAWS

     Section 242 of the Delaware Law provides that stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of the amendment. The Delaware Law also provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote. A corporation may, however, grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal by-laws.

     Thermo. Thermo's Certificate expressly provides that the board of directors is authorized to adopt, repeal, alter, amend or rescind Thermo's By-Laws.

     LSI. LSI's Certificate expressly provides that the board of directors is authorized to adopt, repeal, alter, amend or rescind LSI's By-Laws; however, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided in the LSI Certificate for the benefit of, the LSI Series 1 Preferred Stock, then LSI must first obtain the affirmative vote or written consent to any such action of the holders of not less than two-thirds of the outstanding shares of LSI Series 1 Preferred Stock.

BOARD OF DIRECTORS

     Under Delaware Law, a corporation's board of directors must consist of one or more individuals, with the number fixed by (or in the manner provided in) the corporation's by-laws or its certificate of incorporation.

     Thermo. Under Thermo's By-Laws, Thermo's Board shall consist of not less than one nor more than thirteen directors. Currently, Thermo's Board has set the number of directors at six. All holders of Thermo Common Stock are entitled to one vote per share for the election of directors.

     LSI. The LSI By-Laws state that its Board shall consist of between three and nine directors. Currently, LSI's Board has set the number of directors at four. The LSI Certificate provides that the holders of the LSI Common Stock shall be entitled to vote as a separate class for and to elect two members of the LSI Board of Directors at each meeting of the LSI shareholders held for the purpose of electing directors. All other members of LSI's Board of Directors may be elected by obtaining the LSI Required Vote.

REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

     Delaware Law permits any director or the entire board of directors to be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote for the election of directors. Both the Thermo By-Laws and the LSI By-Laws restate this provision of Delaware Law. In addition, both Thermo's and LSI's By-Laws provide that if the office of any director becomes vacant, the remaining directors, even if less than a quorum, may by majority vote elect a successor or successors who shall hold office until the next annual election of directors.

MEETINGS OF THE STOCKHOLDERS

     Under Delaware Law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. Additionally, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     Thermo. Pursuant to Thermo's By-Laws, special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, if any, the President or any Vice President.

     LSI. Under LSI's By-Laws, special meetings of the shareholders may be called by the President and shall be called by the President or Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request must state the purpose or purposes of the proposed meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Unless a corporation's certificate of incorporation or articles provide otherwise, Delaware Law allows any action required to be taken, or which may be taken, at an annual or special meeting of stockholders to be taken without prior notice and without a vote so long as the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted is delivered to the corporation.

     Thermo. Thermo's Certificate specifically permits the action of stockholders by written consent, so long as written consent is given by shareholders having not less than the minimum percentage of the total vote required by statute for the corporate action and that prompt notice be given to all stockholders of the taking of such corporate action without a meeting and by less than unanimous consent. However, the rules of the American Stock Exchange, on which the Thermo Common Stock is traded, generally prohibit listed corporations from taking actions by written consent.

     LSI. LSI's By-Laws contain a provision similar to that of Thermo By-Laws with respect to actions taken by shareholders without a meeting, except that notice of the taking of any such action must only be given to those shareholders who have not so consented.

CUMULATIVE VOTING

     Under Delaware Law, cumulative voting in the election of directors is available only if specifically provided for in a corporation's certificate of incorporation. Neither Thermo's Certificate nor LSI's Certificate provide for cumulative voting.

VOTE REQUIRED FOR CERTAIN MERGERS AND CONSOLIDATIONS; CLASS VOTE FOR CERTAIN REORGANIZATIONS

     Delaware Law provides for a shareholder vote (except as indicated below) of both the acquiring and acquired corporation to approve mergers, for the sale by a corporation of all or substantially all of its assets, to approve the dissolution of a corporation and to approve an amendment to a corporation's certificate of incorporation. These matters require approval by the holders of a majority of the shares entitled to vote. Delaware Law does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each outstanding or treasury share of the surviving corporation before the merger is unchanged after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. Delaware Law also does not require a shareholder vote for certain "short-form mergers" between a parent company and its subsidiary.

     Generally, Delaware Law does not require class voting; however, Delaware Law does require class voting where the transaction involves an amendment to the certificate of incorporation which would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

     Thermo. Thermo's Certificate and By-Laws provide for the simple majority vote to approve the actions referenced in the first paragraph above and do not provide for class voting.

     LSI. LSI's Certificate provides that, in addition to the LSI Required Vote, so long as any shares of LSI Series 1 Preferred Stock are outstanding, LSI may not adopt any plan of merger or consolidation or sale of all or substantially all of its assets without first obtaining the affirmative vote or written consent of not less that two-thirds of such outstanding shares voting together as a single class.

DISSENTER RIGHTS

     Under Delaware Law, a dissenting shareholder of a corporation participating in certain transactions, under varying circumstances, may receive cash in the amount of the fair value of his or her shares (as determined by a court) in lieu of the consideration otherwise receivable in any such transaction. Unless the certificate of incorporation provides otherwise, under Delaware Law, dissenter rights are not available with respect to a plan of merger or share exchange or a proposed sale or exchange of property to holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were (i) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by not fewer than 2,000 shareholders. Thermo stockholders are therefore not entitled to dissenters rights. In addition, under Delaware Law, dissenter rights are not available for any shares of stock of the constituent corporation surviving a merger if the merger did not require shareholder approval of the surviving corporation, and with respect to any sale of assets, reclassification of stock or amendment to the certificate of incorporation. See "Rights of Dissenting Shareholders."

     The proposed structure of the Merger will give rise to dissenters rights under Delaware Law for holders of LSI Capital Stock. To exercise such rights, stockholders must take certain actions within the time limits prescribed by Delaware Law. See "Rights of Dissenting Shareholders" and Appendix B to this Information Statement/Prospectus.

ANTI-TAKEOVER STATUTES

     Section 203 of the Delaware Law ("Section 203") regulates large accumulations of shares of public companies, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire the entire interest in a company if such acquisition is not approved by the company's Board of Directors. In general, Section 203 prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of
Section 203, the term "Business Combination" includes sales, or other dispositions to the Interested Stockholder (except proportionately with the corporation's other shareholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on Business Combinations by Section 203 does not apply if: (a) prior to the date on which such stockholder becomes an Interested Stockholder the Board of Directors approves either the Business Combination or the transaction which resulted in the person becoming an Interested Stockholder; (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (c) on or after the date such person becomes an Interested Stockholder, the Board approves the Business Combination and it is also approved at a stockholder meeting by holders of 66 2/3% of the voting stock not owned by the Interested Stockholder.

     Thermo. Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Thermo's Certificate does not contain such a provision. Thermo could, at its option, exclude itself from the coverage of Section 203 by amending its Certificate or By-Laws at any time to exempt itself from coverage; but a by-law or charter amendment may not become effective for a period of 12 months after the amendment is adopted.

     LSI. Section 203 does not apply to LSI because the LSI Capital Stock is not listed on a national securities exchange, authorized for a quotation system or held of record by more than 2,000 stockholders.

PREEMPTIVE RIGHTS

     Delaware Law generally permits a Delaware corporation, in its certificate of incorporation, to provide its stockholders with the preemptive right to subscribe to capital stock or securities convertible into stock. Neither the LSI Certificate nor the Thermo Certificate provide for preemptive rights.

DIVIDENDS

     Delaware Law provides that a corporation, unless otherwise restricted by its certificate of incorporation, may declare and pay dividends out of surplus, or if no surplus exists, out of net profit for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having preference upon the distribution of assets). Additionally, Delaware Law provides that, in general, a corporation may redeem or repurchase its shares only out of surplus.

     Thermo. The Thermo Certificate grants to the Thermo Board of Directors, at its discretion, the general power to declare dividends upon the capital stock at any regular or special meeting of such Board; however, Thermo's Board has never declared or paid such a dividend.

     LSI. LSI By-Laws confer upon the LSI Board of Directors a similar power to grant dividends. In addition, however, the LSI Certificate provides that the holders of LSI Series 1 Preferred Stock shall be entitled to receive, when and as declared by the LSI Board, dividends at the semi-annual rate of $.06 per share payable in preference and priority to any payment of any dividend on any other share of LSI Capital Stock. The right to such dividends are not cumulative and no right accrues to the holders of LSI Series 1 Preferred Stock by reason of the fact that no dividends are declared or paid. No dividends may be declared or paid on LSI Common Stock unless (i) a cash dividend of at least $.06 per share have been declared and paid on the LSI Series 1 Preferred Stock in the two most recent semi-annual fiscal periods, and (ii) giving effect to payment of any such dividend the net worth of LSI would be more than the aggregate amount which the holders of shares of LSI Series 1 Preferred Stock would be entitled to receive in the event of the liquidation, dissolution or winding up of LSI.

     The LSI Board of Directors has never declared or paid a dividend on any shares of LSI Capital Stock.

LIMITATION ON DIRECTOR'S LIABILITY

     Section 102 of the Delaware Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (c) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care. Finally, this provision applies to an officer of a corporation only if he is a director of such corporation and is acting in his capacity as director, and does not apply to officers of the corporation who are not directors. Both the Thermo Certificate and the LSI Certificate provide for the limitation of liability permitted by Section 102.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware Law permits a Delaware corporation to indemnify any officer or director who is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, or employee of the corporation. In most cases, such indemnification must first be approved by a majority vote of the directors who were not parties to the action, suit or proceeding, whether or not constituting a quorum, and may be provided only if and to the extent the officer or director to be indemnified acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, to the extent that an officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, he must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. Both the Thermo By-Laws and the LSI By-Laws provide generally for the indemnification of officers and directors permitted by Section 145.

     Thermo. Thermo's By-Laws provide that Thermo shall indemnify its directors and officers to the maximum extent permitted by Delaware Law except with respect to payments and expenses incurred in relation to matters as to which a director or officer is finally adjudged in an action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of Thermo, or as otherwise prohibited by law.

     LSI. LSI's By-Laws also provide for indemnification of officers and directors; however, indemnification shall only be authorized upon a determination made by (a) the LSI Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the relevant action, suit or proceeding; or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders that indemnification is proper in the circumstances because the officer or director has met the required standard of care.

  Loans to Officers and Employees

     Delaware Law provides that a corporation may make loans to, or guarantee the obligations of, or otherwise assist, its officers and other employees and those of its subsidiaries when such action, in the judgment of the corporation's board of directors, may reasonably be expected to benefit the corporation. This provision of Delaware Law applies only to those directors who are also officers or employees of the corporation or a subsidiary.

     Thermo. As permitted by Delaware Law, Thermo has adopted a program under which it may make interest-free loans to officers and certain key employees to enable such employees to purchase Thrmo Common Stock in the open market. See "Thermo and LSI Managements and Executive Compensation -- Stock Holdings Assistance Plan."

     LSI.  LSI has not adopted a loan program.

                     DESCRIPTION OF THERMO'S CAPITAL STOCK

     As of November 1, 1996, Thermo had 100,000,000 shares of common stock authorized for issuance, of which 48,450,000 were issued and outstanding. Each share of Thermo Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of stockholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive or similar rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

     The shares of Thermo Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the Directors if they so choose, and in such event, the holders of the remaining shares cannot elect any Directors. Thermo Instrument Systems Inc., Thermo's parent company, beneficially owns 45,000,000 shares of Thermo Common Stock, which represents approximately 93% of the outstanding Thermo Common Stock as of November 1, 1996, and has the power to elect all of the members of Thermo's Board of Directors.

     Thermo's Certificate of Incorporation contains certain provisions permitted under the Delaware Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts or omissions, which involve intentional misconduct or a knowing violation of law. Thermo's Certificate of Incorporation also contains provisions to indemnify the directors and officers of Thermo to the fullest extent permitted by the Delaware Law.

     The transfer agent and registrar for the Thermo common stock is American Stock Transfer & Trust Company.

                               BUSINESS OF THERMO

     Thermo is a worldwide leader in the development, manufacture and marketing of analytical instruments that utilize a range of optical spectroscopy techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids and gases. Thermo's products are used by its customers for productivity enhancement, research and development, quality control and testing applications in the environmental testing, chemical, metallurgical, food and beverage, pharmaceutical and petroleum industries; and by forensic laboratories, research organizations and educational institutions. Industry sources estimate that the total worldwide market for Thermo's current optical spectroscopy instruments is approximately $2.0 billion and Thermo estimates that the market for optical components, systems and sub-assemblies addressed by its Thermo Vision subsidiary is approximately $0.5 billion. The total worldwide market for analytical instruments is estimated to be approximately $11.0 billion. Thermo believes that growth in the industry is driven primarily by evolving production quality control standards, demand for higher productivity, increased regulatory requirements, research and development expenditures by private industry and governmental entities and by increasing demand in developing countries.

     Thermo's products are used for both elemental and molecular analysis, and are based on several optical spectroscopy techniques, including atomic absorption (AA), atomic emission (AE), Fourier transform infrared (FT-IR) and FT-Raman technologies. AA and AE spectrometers are used to identify trace quantities of elements in solids and liquids based on the atomic spectra that a sample emits or absorbs when it is excited by an energy source. These spectrometers are used in a variety of applications, including the measurement of toxic elements in environmental samples, metals analysis for industrial use and product quality assurance for food, drug and cosmetic products. FT-IR and FT-Raman spectrometers are used to determine the molecular composition of samples by observing how they absorb or emit infrared light. Because FT-IR and FT-Raman techniques are non-destructive to a sample, they are used in a wide variety of applications, including forensic applications and quality assurance and research and development applications in the pharmaceutical, chemical and semiconductor industries. Through its subsidiary, Thermo Vision Corporation ("Thermo Vision"), Thermo pursues applications of its optical technologies for cost-effective, application-specific instruments and for components, systems and subassemblies used in analytical instrumentation and other broader market applications. In September 1996, Thermo announced its intent to spinout Thermo Vision through a distribution of all of its outstanding capital stock in the form of a dividend to Thermo's shareholders. See "-- Lines of Business -- Thermo Vision Corporation."

     Thermo's strategy is to build upon its position in the industry through the continued development of technologically superior products and through the development of new markets, applications and customers for its products, while maintaining the operating principles that have contributed to its success: innovative technology, efficient manufacturing capabilities and a worldwide sales and service network. Thermo believes it has built a reputation in the industry for providing high performance instruments backed by reliable service, while effectively controlling costs and maximizing operational efficiencies. Thermo believes that the market for analytical instruments can be expanded by
(i) increasing customer productivity through the development of products and technologies that permit analytical instruments to be used on-site and on-line or near-line in industrial and manufacturing settings and (ii) applying its broad technology base to the development of cost-effective, application-specific instruments.

     As part of its growth strategy, Thermo intends to actively seek the acquisition of products and technologies that complement and augment its existing product lines. The analytical instruments industry is highly fragmented and is estimated to consist of more than 1,000 industry competitors, many of which focus on small groups of customers, a narrow range of technologies and applications, or limited geographic areas. Thus, it can often be more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers than through internal product development. Thermo has completed the acquisition of several complementary businesses during the past two years. See "-- Acquisitions." Thermo targets acquisitions that it believes will lead to enhanced profitability through manufacturing efficiencies, the elimination of lower margin product lines, enhanced distribution capabilities, the elimination of duplicative functions and improved market acceptance of the acquired company's products due to affiliation with Thermo.

LINES OF BUSINESS

     Analytical instruments are generally classified by their principal operating technologies. Thermo's AE and AA spectrometers comprise its elemental analysis product line, and FT-IR and FT-Raman spectrometers comprise the Company's molecular analysis product line. Through its Thermo Vision Corporation ("Thermo Vision") subsidiary, Thermo also develops and manufactures cost-effective application-specific instruments, as well as components, systems and subassemblies for analytical instruments.

  Elemental Analysis -- AE and AA Spectrometers

     Thermo produces a range of AE and AA spectrometers that are used to detect and measure metals and other elements in solid and liquid samples from ultratrace (parts per billion) to major concentrations. In AE spectrometers, the samples are excited by an energy source, causing the sample atoms to emit radiation. The radiation is then dispersed by a grating into its component light wavelengths, which are detected by a photo multiplier tube or a solid state detector. Because each element has a characteristic wavelength that acts as a "fingerprint" for that element, the instrument compares the detected wavelengths against a library of spectra for identification. The resulting data may then be stored and manipulated with a personal computer. AE spectrometers use either an electrical discharge ("arc/spark") or a high frequency inductively coupled plasma ("ICP") as the energy source. Arc/spark instruments are used primarily for solid samples and ICP instruments are used for both solid and liquid samples. ICP instruments can be coupled with a mass spectrometer ("ICP/MS") to provide better detection limits. In an AA spectrometer, a graphite furnace or flame is used to heat the sample. The AA spectrometer incorporates a hollow cathode lamp that contains the element to be measured. Because the hollow cathode lamp radiates at the same wavelength as the sample atoms, the sample atoms absorb radiation from the lamp and the detector measures this absorption.

     AE and AA spectrometers are distinguished based on sensitivity, speed, flexibility and cost. The Company's AA spectrometers are sold at prices ranging from approximately $15,000 to $65,000. While an AA spectrometer, when configured with a graphite furnace, is capable of highly sensitive analysis, it can only measure one element at a time and must be adjusted to measure each element. The Company's AE spectrometers, which range in price from approximately $50,000 to $150,000, combine ultratrace detection capabilities with the ability to detect multiple elements simultaneously. While the purchase price for these instruments is higher than for AA spectrometers, ICP spectrometers are easier to use and the cost of associated consumables is greatly reduced. Consequently, analytical instrument customers are increasingly using ICP spectrometers for applications historically performed by AA spectrometers. An ICP/MS instrument provides parts per trillion sensitivity, but ranges in price from $150,000 to $250,000, and is slower than an AE because it cannot measure multiple elements simultaneously.

     Thermo's AE and AA instruments are used in a wide variety of applications, which include testing of environmental samples such as soil and water, food and drug testing, analysis of blood, urine and animal tissue, and process control and product quality assurance testing. Thermo sells its products to a wide range of customers in manufacturing industries such as producers of aircraft, automobiles and trucks, computers, chemicals, food, pharmaceuticals and primary metals; service industries such as waste management companies and commercial testing laboratories; and government and university laboratories.

     Thermo derived revenues of $72.9 million, $81.2 million and $112.3 million from sales of elemental analysis instruments in 1993, 1994 and 1995, respectively.

     In April 1996, Thermo acquired Unicam, a manufacturer of AA and ultraviolet/visible ("UV/Vis") spectroscopy instruments, from Thermo Instrument. Thermo believes that this acquisition will increase its product base in AA spectrometers, as well as its presence in the European market. In addition, in November 1996, Thermo acquired ARL, a manufacturer of arc/spark instruments used in elemental solids analysis and wavelength dispersive x-ray fluorescence instruments, from Thermo Instrument. ARL developed and commercialized the first commercial grating spectrograph and is now a worldwide supplier of spectrochemical instrumentation based on arc/spark optical emission spectrometry and wavelength dispersive x-ray fluorescence ("WDXRF") spectrometry. Arc/spark spectrometers are used extensively in the metals industries where a precise determination of metallurgical content is required. WDXRF spectrometers offer elemental analysis of a wide variety of materials in a highly precise and generally nondestructive manner. The technique, which has been available for over 40 years, is widely accepted as a mechanism for achieving high precision for major element analysis. ARL's product offering is targeted to the simultaneous detection segment of the market and has traditionally been the technology leader in this area. See "-- Acquisitions."

  Elemental Liquids Analysis

     Atomic Emission Spectrometers. The principal type of AE spectrometer used for elemental analysis of liquids is the ICP spectrometer, which allows for simultaneous multi-element testing. The largest users of ICP instruments are public and private environmental laboratories, which must test for multiple elements but which have well defined testing objectives. All of these users test for compliance with applicable environmental regulations, which prescribe the specific pollutants and concentrations to be tested for. As a result, growth in the demand for ICP spectrometers is largely a function of the pace and extent of enactment and enforcement of environmental regulations worldwide. Currently, growth is concentrated in developing nations while sales have been declining in the U.S., principally due to consolidation in the environmental industry.

     ICP spectrometers are also used in research and development and quality control applications in a variety of industries, including the chemical, pharmaceutical, food and beverage and petroleum industries. For example, ICP spectrometers are used to determine the content of certain elements in food oils prior to sale.

     Thermo believes it is a market and technology leader in ICP spectrometry. Within the last three years, Thermo has developed the first ultratrace ICP spectrometer that incorporates a solid state detector and the first combined optical emission/mass spectrometer. Thermo's TRACE(TM) ICP analyzer is used primarily for environmental testing. Thermo's IRIS(TM) ICP spectrometer replaces the photo multiplier tube used in the TRACE with Thermo's charge injection device ("CID") solid state detector, allowing customers to perform with one instrument analyses that would previously have required multiple AA and ICP instruments. In addition, the IRIS incorporates Windows(TM)-based software that facilitates use of the instrument with relatively minimal training.

     Atomic Absorption Spectrometers. Due to their sensitivity and relative low cost, AA spectrometers were historically the instrument of choice for environmental applications. While the market for AA spectrometers is declining due to advancements in the sensitivity and flexibility of ICP spectrometers, AA spectrometers are still used for certain well-defined applications. Certain of the EPA's protocols for the determination of toxic metals in water and wastes are written for AA spectrometers. In addition to environmental testing, AA spectrometers are also used in biological testing and for testing in the agricultural and petroleum industries.

     ICP/MS. When used in tandem with a mass spectrometer, an ICP is capable of detecting elements at the part per trillion level. This high level of sensitivity is often required by semiconductor, pharmaceutical and chemical companies in both research and development and quality control functions. For example, manufacturers of semiconductors use ICP/MS instruments to increase manufacturing yield by testing for the presence of trace contaminants that can destroy the functionality of a chip. In addition, ICP/MS is used in several environmental applications.

     Thermo has recently introduced the second generation of its POEMS(@) ICP/MS, which incorporates several significant advances, including automated sample preparation and Windows-based software. In addition, POEMS is the first ICP/MS instrument to integrate a CID detector, which enhances the flexibility of the instrument.

     In November 1996, Thermo acquired VG Elemental, a manufacturer of ICP/MS instruments, from Thermo Instrument. VG Elemental's products are utilized in the environmental, nuclear, semiconductor, biological, metals and chemicals industries where critical, ultra-trace detection of elements is required. ICP/MS instruments range in price from $150,000 to $350,000. See "-- Acquisitions."

  Elemental Solids Analysis

     Arc/spark instruments are used primarily in highly capital intensive processes such as steel and other primary metal production, foundries that fabricate raw metals, and production of products such as pipe and machine parts. Customers in these industries use the arc/spark instrument in near line quality control as part of the production process. Due to the high cost of these processes, the minimization of downtime and the maintenance of quality control are critical. For these reasons, reliability is frequently the most important feature to an arc/spark user. Thermo believes it has built a reputation as an industry leader by offering rugged, dependable instruments and by emphasizing customer service. Sales of arc/spark instruments are tied to the addition of metal production capacity. Consequently, the principal areas of growth for this type of instrument are in developing nations, particularly China, South Korea and Brazil, where the need for new infrastructure is increasing.

     Thermo offers different arc/spark instruments for different applications and budgets, from a laboratory grade instrument with the capability to analyze 60 different elements to a durable mobile unit for use in small foundries. Prices for these instruments range from $50,000 to $150,000. A modified version of the arc/spark spectrometer is used in the analysis of engine oils and fuels to determine engine wear. Such measurements enable better prediction of engine failure, help schedule routine maintenance and extend engine life.

Molecular Analysis -- FT-IR and FT-Raman Spectrometers

     Thermo is among the world's largest manufacturers of molecular analysis instruments that utilize FT-IR and FT-Raman spectroscopic techniques. Using these "vibrational" spectroscopic techniques, customers are able to non-destructively analyze liquids and solids for their molecular composition. These techniques also permit the analysis of samples in their packaging, which eliminates much of the time involved with sample preparation.

     Thermo's FT-IR and FT-Raman spectrometers are used principally in research and development and quality control in a variety of industries. Chemical and pharmaceutical companies use FT-IR and FT-Raman spectrometers for verification, identification and quantification of chemical materials and mixtures because of the superior ability of these instruments to provide detailed structural information. Other applications involve analysis of total petroleum hydrocarbon content and other contamination in soil and water, and monitoring of industrial waste streams.

     Thermo believes it has built a reputation as a technology leader, and has pioneered many of the developments of modern FT-IR, including development of the first commercial analytical FT-IR instruments and sampling technologies, including infrared microscopy. Thermo has also developed spectral databases for use in the identification of samples in FT-IR and FT-Raman analysis.

     Thermo derived revenues of $86.2 million, $81.2 million and $93.8 million from sales of molecular analysis instruments in 1993, 1994 and 1995, respectively.

     In April 1996, Thermo acquired Mattson Instruments ("Mattson"), a Madison, Wisconsin based manufacturer of FT-IR instruments, from Thermo Instrument. Thermo believes that this acquisition will increase its FT-IR product base, particularly through the addition of several valuable product lines. See "-- Acquisitions."

     FT-IR Spectrometers. An FT-IR spectrometer utilizes infrared spectroscopy to obtain precise qualitative and quantitative information regarding the molecules in a sample. In an infrared ("IR") spectrometer, an infrared beam of light is directed at a sample, which will absorb certain frequencies and transmit others unchanged. Because each molecule has a characteristic "fingerprint" based upon its absorption and transmission characteristics, molecules can be identified by comparison to a library of spectra. The FT-IR technique provides quantitative and qualitative information across the entire infrared spectrum simultaneously, which permits rapid multi-component analysis without the need for sample separation.

     The major advantage of an FT-IR spectrometer is its ability to non-destructively analyze samples. The ability to preserve the sample is critical in many applications, including forensics, drug development and semiconductor analysis. FT-IR spectrometers are also capable of providing structural information regarding a particular molecule that cannot be provided by other types of analytical instruments. This type of information is extremely valuable in chemical and pharmaceutical research and development applications, where the structure of the molecule can be as important as the quantification and identification of the components of a complex sample.

     Thermo offers several lines of FT-IR spectrometers that range in performance and price based upon the needs of its customers. Its FT-IR spectrometers range in price from approximately $25,000 to $200,000. Thermo believes the Magna-IR(]) line of spectrometers offers the highest level of analytical capability available in a FT-IR spectrometer. The Magna-IR is engineered to be flexible and expandable in order to accommodate all of the analytical requirements of the most demanding users in the chemical, pharmaceutical and semiconductor industries and in academic and research environments. The Magna-IR incorporates the first digital signal processor-controlled interferometer, which allows the customer greater control and flexibility in the design of advanced experiments.

     Thermo's Impact(]) line of FT-IR spectrometers incorporates many of the design features of the Magna-IR line in a rugged, reliable, lower cost instrument. The Impact is generally used for routine measurement by environmental testing laboratories, law enforcement laboratories, industrial quality control laboratories and other customers that require reliability, high-throughput and ease of use but do not need the most advanced analytical capabilities.

     In response to the unique requirements of customers in the semiconductor industry, Thermo has developed the ECO(]) line of dedicated quality inspection instruments. This instrument utilizes IR analysis on-line to determine the physical parameters and uniformity of silicon wafers used in the manufacture of integrated circuits, memory and application specific devices.

     Thermo also offers several lines of infrared microscopes and micro imaging accessories. Thermo believes it is the leading supplier of infrared microscopes and micro imaging spectroscopic devices in the world. These products are utilized, individually or in conjunction with FT-IR spectrometers, to obtain the infrared spectrum of small samples in the range from 20 to 1000 microns. The products combine both the function of visual location and imaging with infrared spectral analysis, thus allowing the user to quickly locate and focus the infrared probe beam on the exact micro area of interest. The top of the line Irus product is an integrated system, fully comprising both infrared spectrometer and microscopic analysis station in one unit.

     FT-Raman Spectrometers. FT-Raman spectroscopy is a technique similar to FT-IR that utilizes a laser to excite the sample. While FT-IR spectrometers measure the transmission and absorption characteristics of a sample, FT-Raman spectrometers measure the emission characteristics of the sample. When the sample absorbs the energy from the laser beam, a modified wavelength is emitted by the sample. This emission fingerprint is compared to a library of spectra to determine molecular structure. Many samples that produce weak or non-specific responses in the infrared produce strong, unique signatures in the Raman, and vice versa. As a result the two techniques are highly complementary for many applications.

     Thermo has been responsible for many innovations in FT-Raman spectroscopy, including the first stand-alone FT-Raman instrument and Windows-driven spectrometer and the only searchable Raman library in digital format. Thermo's current line of FT-Raman spectrometers incorporates many of the design features of its FT-IR spectrometers, while offering certain advantages over FT-IR spectrometers, including easier sampling and data analysis. Thermo has also developed an FT-Raman module for use with its Magna-IR spectrometer. FT-Raman spectrometers are attractive for use in pharmaceutical analysis, remote monitoring of chemicals and quality assurance of materials within their packaging because of the transparency of the packaging to the Raman signal. This capability permits on line analysis of finished products.

  Thermo Vision Corporation

     Through its subsidiary, Thermo Vision, Thermo pursues applications of its technologies for cost-effective, application-specific instruments and for optical components, systems and subassemblies for analytical instrumentation and other applications. Thermo believes that there is a trend in the market for analytical instruments toward the development of lower cost instruments that are easy to use and capable of performing discrete analyses accurately and reliably. Thermo Vision is also building a sales and service channel for lower cost instruments and components that cannot be effectively or profitably sold or serviced through the channels used for larger, higher performance analytical instruments.

     As part of its strategy, Thermo Vision is pursuing various applications for Thermo's CID solid state optical detectors. Thermo acquired rights to the CID technology through its acquisition of CID Technologies Inc. in October 1994. Thermo believes that the CID detector has several advantages over other solid state detectors. Like CCDs (charge coupled devices) currently used in most consumer products, CIDs use multiple electronic pixels to capture images. However, unlike CCDs, CIDs are capable of randomly accessing the individual pixels, which improves the speed and quality of imaging and permits pixels to be read non-destructively. In addition, CIDs have superior resistance to radiation, which is an advantage for use in environments such as nuclear power plants. Thermo Vision is currently under contract to provide the CID detector outside the analytical instrument field, including dental imaging and nuclear inspection.

     For the year ended December 30, 1995, Thermo derived revenues of $6.1 million from its Thermo Vision businesses.

     In February 1996, Thermo Vision acquired Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5.1 million and Oriel Corporation ("Oriel"), a manufacturer and distributor of electro-optical instruments and components, for $11.8 million. Corion and Oriel reported revenues of $8.5 and $18.8 million, respectively, in 1995. The Company believes that the acquisition of Corion and Oriel will further Thermo Vision's strategic move into the subassembly and end product markets, including the manufacture of cost-effective instruments used for a specific purpose. Optical filters, such as those manufactured by Corion, are a cost-effective method of screening all but a specific wavelength of interest. Thermo believes that components such as these will be increasingly important in improving the performance of cost-effective, targeted systems such as fluorometers and UV/Vis spectrometers. In addition, Oriel publishes a series of widely distributed catalogues which Thermo believes will assist in the distribution of many Thermo Vision products, as well as products offered by other Thermo Optek businesses.

     In September 1996, Thermo announced its intent to spinout Thermo Vision through a distribution of all of its outstanding capital stock in the form of a dividend to Thermo's shareholders. Thermo anticipates completing the spinout by the second quarter of 1997, and is seeking a Letter Ruling from the Internal Revenue Service stating that the proposed spinout will have no current tax effect on Thermo or its shareholders. Thermo would distribute the shares upon receipt of the Letter Ruling and satisfaction of other conditions, including listing of the Thermo Vision shares on the American Stock Exchange. Upon completion of this proposed transaction, Thermo Vision would be a majority-owned subsidiary of Thermo Instrument.

ACQUISITIONS

     An element of Thermo's strategy is to combine its internal growth with the acquisition of complementary products and technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Thermo." In addition to the acquisitions of Oriel and Corion described above, recently completed acquisitions by Thermo are described below.

     Mattson and Unicam. In December 1995, Thermo Instrument acquired the assets of the analytical instruments division of ATI (the "ATI Division"), a manufacturer of analytical instruments, for $42.5 million. In April 1996, Thermo acquired the ATI Division's Mattson and Unicam businesses from Thermo Instrument for an aggregate purchase price of $36.6 million. Mattson is a Wisconsin-based manufacturer of FT-IR spectroscopy instruments and Unicam is a Cambridge, UK-based manufacturer of AA and UV/Vis spectroscopy instruments. The purchase price represents the sum of (i) the net tangible book value of Mattson and Unicam as of the date of acquisition by Thermo Instrument, plus (ii) a percentage of the total goodwill associated with Thermo Instrument's acquisition of the ATI Division equal to sales of Mattson and Unicam for the eleven-month period ended November 30, 1995 relative to total sales of the ATI Division for such period. Mattson and Unicam reported aggregate revenues of approximately $57.8 million for the eleven months ended November 30, 1995.

     Mattson's FT-IR products are primarily used in high through-put applications requiring certified and validated methods and automation, such as quality assurance and control and educational markets. Prices for Mattson's products range from $20,000 to $60,000.

     Unicam's AA product line covers a complete range of applications, from cost-effective systems to high-capability ultimate detection capacity systems, and are well-suited to environmental, clinical and industrial chemical analyses. These products offer a higher degree of automation than that offered by comparable competitive products. All of Unicam's AA products utilize Windows-based operating software, with product prices ranging from $18,000 to $80,000.

     Unicam also manufactures UV/Vis spectrometers. A UV/Vis spectrometer utilizes ultra-violet and visible light to obtain precise qualitative and quantitative information regarding the molecules in a sample. In UV/Vis spectrometers, a beam of light, either ultra-violet or visible, is directed at a sample, which absorbs certain frequencies and transmit others unchanged. Because each molecule has characteristic absorption and transmission features, both quantitative and qualitative measurements can be made. The UV/Vis permits rapid multi-component analysis without the need for sample separation. Unicam's systems range from low-end non-scanning products priced at under $4,000 to a mid-range scanning series priced at $24,000. These products are targeted at teaching laboratories, life science research, pharmaceutical and environmental markets. Thermo believes that Unicam's UV/Vis products will complement its other products and presence in the environmental, life science research, pharmaceutical and chemical markets.

     ARL and VG Elemental. In March 1996, Thermo Instrument completed the acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons (the "Fisons Division"). In November 1996, Thermo acquired the Fisons Division's ARL and VG Elemental businesses, and four associated sales organizations located in South Africa, Austria, Sweden and Canada, from Thermo Instrument for an aggregate purchase price of $55.2 million in cash and the assumption of $16.6 million in debt, subject to a post-closing adjustment. ARL is a Switzerland-based manufacturer of arc/spark AE spectrometers and X-ray fluorescence instruments. ARL had revenues of approximately $55.7 million in 1995. VG Elemental is a U.K.-based manufacturer of inductively coupled plasma/mass spectromers. VG Elemental, located near Manchester, England, introduced its first ICP/MS instrument in 1984. ICP/MS instruments are used for environmental, nuclear, semiconductor, biological, metals and chemical analysis where critical, ultra-trace detection of elements is required. VG Elemental had revenues of $16.2 million in 1995. The purchase price paid by Thermo for these businesses represents the sum of (i) the net tangible book value of ARL and VG Elemental as of the date of acquisition by Thermo Instrument, plus (ii) a percentage of the total goodwill associated with Thermo Instrument's acquisition of the acquired portions of the Fisons Division equal to sales of ARL and VG Elemental relative to total sales of the portion of the Fisons Division acquired by Thermo Instrument.

     Certain of the businesses recently acquired by Thermo or which Thermo expects to acquire in the future have low levels of profitability or are unprofitable. No assurance can be given that Thermo will be successful in reducing expenses and improving operations of these businesses so that the levels of profitability desired by Thermo are achieved. Thermo expects that its operating margins will be reduced due to the acquisition of these recently acquired businesses until such time as it has improved the profitability of these businesses to levels comparable with those of Thermo's other businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Thermo."

RESEARCH AND DEVELOPMENT

     Thermo maintains active programs for the development of new technologies and the enhancement of existing products. In addition, Thermo seeks to develop new applications for its products and technologies. Research and development expenses for Thermo were $10.6 million, $10.5 million and $13.0 million in 1993, 1994 and 1995, respectively, or 6.6%, 6.3% and 6.1%, respectively, of Thermo's revenues for such periods.

     A significant portion of Thermo's development effort is directed toward developing instruments that can be used outside of the laboratory in industrial and manufacturing settings such as near line quality control applications. Thermo believes that developing instruments that can be used by non-scientists is critical to the success of this program. Thermo has a Cooperative Research and Development Agreement (CRADA) with the U.S. Navy to develop an ICP instrument for the continuous monitoring of heavy metals in smokestack emissions. Thermo will have the right to use any proprietary technology developed through this agreement. Through Thermo Vision, Thermo is directing its efforts toward applying Thermo's technology to the development of affordable application-specific instruments and cost-effective components, systems and subassemblies. Thermo is also pursuing various applications of its CID technology, including dental imaging and nuclear inspection.

COMPETITION

     Thermo competes in each of its markets primarily on performance, reliability, customer service and price. In the market for AE and AA spectrometers and ICP/MS instruments, Thermo competes primarily with Perkin-Elmer and, to a lesser extent, Varian. Thermo competes in the arc/spark market primarily with Spectro. In the FT-IR and FT-Raman markets Thermo competes primarily with Perkin-Elmer, the Digilab division of Bio-Rad, Bruker and Bomem. Industry sources have estimated that Thermo held the competitive position noted in parentheses below in 1995 for each of the following markets based on 1995 revenues: AE spectrometers (2), AA spectrometers (3), ICP/MS instruments (4), arc/spark instruments (2), FT-IR instruments (1) and FT-Raman instruments (2). Thermo recently entered the market for UV/Vis instruments with its acquisition of Unicam in April 1996. The primary competitors in this market are Hewlett-Packard, Perkin-Elmer, Shimadzu and Life Sciences.

SALES AND MARKETING

     Thermo markets its instruments internationally through its own worldwide sales force and through a network of dealers and distributors. In addition, Thermo sells certain components and instruments pursuant to OEM arrangements under which third parties purchase and resell Thermo's products. Thermo's sales force is supported throughout the world by a customer support group which provides training, instrument servicing and parts replacement. Thermo believes that its sales and distribution channels in the Pacific Rim provide it with a competitive advantage.

BACKLOG

     Thermo's backlog was $64.1 million as of September 28, 1996, compared with $50.1 million as of December 30, 1995. Thermo includes in its backlog only orders confirmed with a purchase order for products and related services scheduled to be shipped or rendered within one year. Thermo does not believe that the level of, or changes in the level of, its backlog is necessarily a meaningful indication of future results of operations.

PATENTS AND LICENSES

     Thermo's policy is to protect its intellectual property rights, including applying for and obtaining patents when appropriate. Thermo holds numerous patents relating to its technologies, with additional patents pending. Thermo also enters into licensing agreements with other companies and government agencies in which it grants or receives rights to specific patents and technical know-how. Thermo also considers technical know-how, trade secrets and trademarks to be important to its business.

PERSONNEL

     As of September 28, 1996, Thermo had a total of 1,883 employees. To date, Thermo has been able to attract and retain the personnel required by its business, but there can be no assurance that additional skilled personnel necessary to successfully expand Thermo's business and operations can be recruited and retained. Thermo believes that its relationship with employees is good.

FACILITIES

     Thermo's various businesses are operated from separate facilities, as set forth in the table below.

                            APPROXIMATE    OWNED/   EXPIRATION
         LOCATION           SQUARE FEET    LEASED    OF LEASE                      USE
--------------------------  -----------    -------  ----------   ----------------------------------------
Franklin, Massachusetts...    110,000       Leased     2005      Manufacturing, Sales and Administrative
Franklin, Massachusetts...     70,000       Leased     2006      Manufacturing, Sales and Administrative
Madison, Wisconsin........    330,000(1)     Owned    --         Manufacturing, Sales and Administrative
Madison, Wisconsin........     24,000       Leased     2006      Sales and Administrative
Middleton, Wisconsin......     18,000       Leased     2004      Manufacturing
Grand Junction,
  Colorado................     41,000        Owned    --         Manufacturing
Grand Junction,
  Colorado................      3,600        Owned    --         Manufacturing and Sales
Delta, Colorado...........     25,000        Owned    --         Manufacturing
Shelton, Connecticut......     55,000(2)    Leased     2004      Manufacturing, Sales and Administrative
Stratford, Connecticut....     50,000       Leased     1998      Manufacturing, Sales and Administrative
Liverpool, New York.......     16,000       Leased     1996      Manufacturing, Sales and Administrative
Margate, England..........    100,000        Owned    --         Manufacturing, Sales and Administrative
Cambridge, England(3).....    216,000       Leased     1996      Manufacturing, Sales and Administrative
Winsford, England.........     25,000       Leased     2005      Manufacturing, Sales and Administrative
Winsford, England.........     25,000       Leased     2013      Manufacturing
Ecublens, Switzerland.....    100,000        Owned    --         Manufacturing, Sales and Administrative

---------------

(1) Of such amount, 160,000 square feet is leased to other companies.

(2) Of such amount, 18,000 square feet is subleased to other companies.

(3) Of such amount, 86,000 square feet is subleased to other companies.

     LEGAL PROCEEDINGS

     Prior to Nicolet's acquisition by Thermo, the Wisconsin Department of Natural Resources ("DNR") notified Nicolet that the DNR had begun a remedial investigation to determine the extent of releases of hazardous substances from the Refuse Hideaway Landfill located in Middleton, Wisconsin (the "Landfill"), and that Nicolet was a potential responsible party ("PRP") with regard to the Landfill. Approximately 50 other parties were also notified of their potential PRP status. The Environmental Protection Agency ("EPA") subsequently added the Landfill to its National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). In February 1995, the EPA and the DNR recommended that various remediation efforts be made at the Landfill at an estimated cost of approximately $5.2 million, and Thermo expects that such agencies will also seek to recover their oversight costs and expenses related to the site. Under CERCLA, responsible parties can include current and previous owners of a site, generators of hazardous substances disposed of at a site, and transporters of hazardous substances to a site. Each responsible party can be jointly and severally liable, without regard to fault or negligence, for all costs associated with the remediation of the site. Although Thermo believes that the quantity of materials generated by Nicolet and transported to the Landfill is relatively small in comparison to that of other named PRPs, there can be no assurance as to the exact amount, if any, for which Nicolet will be held responsible by the EPA and the DNR for costs associated with remediation of the Landfill.

     In connection with the organization of Thermo, Thermo Instrument agreed to indemnify Thermo for any and all cash damages incurred by Thermo, including with respect to the Landfill, relating to certain contingent liabilities associated with the operations of Nicolet and TJA prior to August 1995, when such businesses were transferred to Thermo. Notwithstanding this indemnification, Thermo would be required to report any such damages as an expense in its results of operations, with any indemnification payment it receives from Thermo Instrument being treated as a contribution to shareholders' investment.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THERMO

OVERVIEW

     Thermo's principal operating units include Thermo Jarrell Ash Corporation ("TJA"), a manufacturer and distributor of atomic absorption and atomic emission spectrometry products, and Nicolet Instrument Corporation ("Nicolet"), a manufacturer and distributor of Fourier transform infrared ("FT-IR") and FT-Raman spectrometry products. Both TJA and Nicolet have worldwide sales and service organizations with a strong overseas presence in Europe, Japan and China.

     Thermo also has a subsidiary, Thermo Vision, which pursues applications of Thermo's technologies for cost-effective, application-specific instruments and for optical components, systems and subassemblies for analytical instrumentation and other applications. In September 1996, Thermo announced its intent to spin out Thermo Vision through a distribution of 100 percent of its outstanding capital stock in the form of a dividend to Thermo's shareholders. Thermo anticipates completing the spinout by the second quarter of 1997. Thermo intends to seek a Letter Ruling from the Internal Revenue Service stating that this proposed spinout would have no current tax effect on Thermo or its shareholders. Thermo would distribute the shares upon receipt of the Letter Ruling and satisfaction of other conditions, including listing of the Thermo Vision shares on the American Stock Exchange. Thermo Vision had revenues of $8.4 million and $22.6 million for the three- and nine-month periods ended September 28, 1996, respectively.

     Thermo's strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement and augment its existing product lines. On December 1, 1995, Thermo Instrument acquired the assets of the analytical instruments division of Analytical Technology, Inc. ("ATI"). In April 1996, Thermo acquired the Mattson Instruments ("Mattson") and Unicam divisions of ATI from Thermo Instrument. For accounting purposes, Thermo's acquisition of Mattson and Unicam is deemed to have occurred on December 1, 1995. Mattson is a manufacturer of FT-IR spectroscopy instruments, and Unicam is a manufacturer of AA and ultraviolet/visible spectroscopy instruments. In February 1996, Thermo acquired Oriel Corporation ("Oriel"), a manufacturer and distributor of electro-optical instruments and components and Corion Corporation ("Corion"), a manufacturer of commercial optical filters.

     On March 29, 1996, Thermo Instrument acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc ("Fisons"). On November 4, 1996, Thermo acquired two businesses formerly part of Fisons, Applied Research Laboratories ("ARL") and VG Elemental, from Thermo Instrument for an aggregate $55.2 million in cash and the assumption of $16.6 million in debt, subject to a post-closing adjustment. For accounting purposes, Thermo's acquisition of ARL and VG Elemental is deemed to have occurred on March 29, 1996. ARL is a manufacturer of wavelength-dispersive x-ray fluorescence instruments and arc/spark atomic emission spectrometers and VG Elemental is a manufacturer of inductively coupled plasma/mass spectrometers. ARL and VG Elemental had revenues $55.7 million and $16.2 million in 1995, respectively. In addition to ARL and VG Elemental, Thermo also acquired four sales and service organizations of these two businesses located in South Africa, Austria, Sweden and Canada. Thermo anticipates distributing ARL's and VG Elemental's products elsewhere through Thermo's existing distribution companies.

RESULTS OF OPERATIONS

  First Nine Months 1996 Compared With First Nine Months 1995

     Revenues increased $105.1 million, or 71%, to $253.7 million in the first nine months of 1996 from $148.6 million in the first nine months of 1995 primarily due to the acquisitions of ARL and VG Elemental, effective March 29, 1996, Mattson and Unicam, effective December 1, 1995, and Oriel and Corion in February 1996. Acquisitions added revenues of $97.1 million in the first nine months of 1996. To a lesser extent, revenues increased due to greater product demand, primarily at Nicolet as a result of two recently introduced products. In addition, revenues in the third quarter of 1995 were low as a result of a disruption caused by the relocation of certain TJA operations into a new facility. These increases were offset in part by a decrease of $5.0 million in revenues due to the unfavorable effects of currency translation as a result of the strengthening of the U.S. dollar relative to foreign currencies in countries where Thermo operates.

     The gross profit margin decreased to 47% in the fist nine months of 1996 from 51% in the first nine months of 1995 primarily due to the inclusion of lower-margin revenues from ARL and VG Elemental. In addition the gross profit margin was unusually high in 1995 as a result of a decrease in lower-margin revenues from TJA due to the plant relocation discussed above.

     Selling, general and administrative expenses as a percentage of revenues were unchanged at 29% in the first nine months of 1996 and 1995. Research and development expenses as a percentage of revenues remained relatively unchanged at 6.6% in 1996, compared with 6.7% in 1995.

     Prior to their acquisitions by Thermo, ARL and VG Elemental sold products to other business units of the Scientific Instruments Division of Fisons for marketing and ultimate resale of the customer. Thermo plans to distribute the products of ARL and VG Elemental primarily through its existing distribution channels. As a result of this strategy, Thermo expects to increase selling, general and administrative expenses as a percentage of revenues at these businesses while improving the gross profit margin to cover these additional costs. Thermo's goal is to improve the gross profit margin at ARL and VG Elemental through this change in distribution channels as well as through improving product mix and manufacturing efficiencies, although there can be no assurance that Thermo will be successful in these efforts.

     Interest income increased to $4.3 million in the first nine months of 1996 from $72,000 in the first nine months of 1995 primarily as a result of interest income earned on invested proceeds from Thermo's October 1995 issuance of $96.3 million principal amount of 5% subordinated convertible debentures. Interest expense increased to $5.0 million in 1996 from $1.0 million in 1995 primarily due to interest on Thermo's 5% subordinated convertible debentures.

     The effective tax rate was 42.7% in the first nine months of 1996, compared with 41.5% in the first nine months of 1995. The effective tax rates exceeded the statutory federal income tax rate primarily due to nondeductible amortization of cost in excess of net assets of acquired companies and the impact of state income taxes. The effective tax rate increased in 1996 from 1995 primarily due to higher nondeductible amortization of cost in excess of net assets of acquired companies in 1996.

  1995 Compared with 1994

     Revenues were $212.2 million in 1995, compared with $165.4 million in 1994, an increase of 28.3%. Revenues increased $25.9 million and $9.2 million due to the acquisition of Baird in January 1995 and Mattson and Unicam in December 1995, respectively. In addition, revenues from Nicolet increased $10.4 million due to increased demand for its products, particularly in Japan and the Pacific Rim and, to a lesser extent, due to currency fluctuations. Overall, revenues increased $5.7 million in 1995 due to the weakness of the U.S. dollar in relation to foreign currencies.

     The gross profit margin declined to 48.8% in 1995 from 50.3% in 1994. This decline was primarily due to the inclusion of lower-margin products from Baird and disruption in operations caused by the consolidation of the manufacturing operations of Baird and TJA into a new facility in mid-1995. In addition, increased competition due to the contraction of the environmental market had a negative impact on the margins of TJA in 1995. The U.S. environmental market has been consolidating, which has negatively affected sales of several of TJA's products. The declines at Baird and TJA were offset in part due to improved margins at Nicolet resulting primarily from the weakness of the U.S. dollar in relation to foreign currencies, in particular the Japanese yen and German mark, as well as improved margins for its newly introduced products.

     Selling, general and administrative expenses as a percentage of revenues increased to 29.3% in 1995 from 28.1% in 1994 as a result of higher expenses at Baird prior to the consolidation of Baird's operations with TJA and expanded selling efforts in China and Brazil. Research and development expenses as a percentage of revenues were relatively unchanged at 6.1% in 1995, compared with 6.3% in 1994.

     Interest income increased to $1.5 million in 1995 as a result of interest income earned on the invested proceeds from Thermo's $96.3 million principal amount of 5% Convertible Subordinated Debentures. Interest expense increased to $2.5 million in 1995 from $1.7 million in 1994 primarily due to interest on these debentures.

     The effective tax rate was 41.8% in 1995 and 41.5% in 1994. These rates exceed the statutory federal income tax rate due to the impact of state income taxes, nondeductible amortization of cost in excess of net assets of acquired companies and the inability in 1995 to provide a tax benefit on foreign losses, offset in part by the tax benefit associated with a foreign sales corporation.

  1994 Compared With 1993

     Revenues were $165.4 million in 1994, compared with $161.0 million in 1993. An increase in revenues at TJA due to increased demand, a $4.6 million increase in revenues due to the acquisitions of Hilger Analytical in July 1993 and CID Technologies Inc. in October 1994, and a $3.3 million increase in revenues due to the weakness of the U.S. dollar in relation to foreign currencies were offset in part by a decline in revenues at Nicolet due to two large orders that were shipped during 1993.

     The gross profit margin declined to 50.3% in 1994 from 52.4% in 1993 due to lower margins at TJA resulting from changes in product mix and lower margins on sales in Europe due to the European recession.

     Selling, general and administrative expenses as a percentage of revenues were 28.1% in 1994, compared with 28.4% in 1993. Research and development expenses as a percentage of revenues remained relatively unchanged at 6.3% in 1994, compared with 6.6% in 1993.

     Interest expense declined to $1.7 million in 1994 from $2.2 million in 1993 due to the repayment of borrowings by Nicolet in September 1994 and reduced working capital borrowings at Thermo's European subsidiaries.

     The effective tax rate was 41.5% in 1994, compared with 40.4% in 1993. These rates exceed the statutory federal income tax rate due primarily to the impact of state income taxes and the nondeductible amortization of cost in excess of net assets of acquired companies, offset in part by the tax benefit associated with a foreign sales corporation.

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated working capital was $95.8 million at September 28, 1996, compared with $144.5 million at December 30, 1995. Included in working capital are cash and cash equivalents of $114.2 million at September 28, 1996, compared with $116.9 million at December 30, 1995. Cash provided by operating activities was $21.0 million for the first nine months of 1996. Accounts receivable decreased by $5.7 million primarily as a result of a reduction in receivables at ARL and VG Elemental from the date of their acquisition. Accounts payable decreased $10.2 million due to a payment for inventories received in the fourth quarter of 1995 and a reduction in payables at ARL and VG Elemental from the date of their acquisition. Other current liabilities decreased $2.9 million primarily due to restructuring expenditures at Mattson, Unicam, ARL and VG Elemental.

     On November 4, 1996, Thermo acquired ARL and VG Elemental from Thermo Instrument for $55.2 million in cash and the assumption of $16.6 million in debt, subject to a post-closing adjustment to be negotiated with Fisons by Thermo Instrument in connection with the negotiations for the settlement of the final purchase price for all of the businesses of Fisons acquired by Thermo Instrument in March 1996. Thermo has recorded a payable of $55.2 million for the acquisition of ARL and VG Elemental in the accompanying 1996 balance sheet. Thermo paid the liability described above to Thermo Instrument on November 4, 1996.

     Thermo's investing activities used $56.3 million of cash in the first nine months of 1996. Thermo expended an aggregate $52.1 million, net of cash acquired, for acquisitions, including the acquisitions of Mattson and Unicam, and $4.1 million for the purchase of property, plant and equipment.

     Thermo's financing activities provided $33.0 million of cash in the first nine months of 1996. In June and July 1996, Thermo sold 3,450,000 shares of its common stock in an initial public offering for net proceeds of approximately $42.9 million. During the first nine months of 1996, Thermo repaid $10.0 million of short- and long-term borrowings.

     During the remainder of 1996, Thermo plans to make expenditures of approximately $1.5 million for property, plant and equipment. Although Thermo expects positive cash flow from its existing operations, Thermo anticipates it will require significant amounts of cash to pursue the acquisition of complementary businesses. Thermo expects that it will finance acquisitions through a combination of internal funds, additional debt or equity financing from the capital markets, or short-term borrowings from Thermo Instrument or Thermo Electron, although there is no agreement with Thermo Instrument or Thermo Electron under which such parties are obligated to lend funds to Thermo. Thermo believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future.

                                BUSINESS OF LSI

     LSI designs, manufactures and markets pulsed nitrogen, dye and pulsed carbon dioxide (CO(2)) lasers. These products have applications in industry, medicine, education and defense. LSI laser products are used for industrial sensing and measurement, environmental monitoring and biomedical diagnostics.

PRODUCTS

     LSI's nitrogen lasers use nitrogen gas to generate pulsed light. The light produced by a nitrogen laser is ultraviolet, which interacts strongly with many materials. This interaction makes the nitrogen laser a valuable component of many measurement and detraction systems. The LSI nitrogen laser line consists of unusually compact, reliable, simple and easy to maintain products. The power of the nitrogen laser can also be used to cause many dyes to act as lasers themselves. These lasers can be tuned to output a wide variety of colors of light.

     Actual applications of these products include laser induced fluorescence (a technique for chemical analysis), time of flight mass spectrometry, spectroscopy, environmental monitoring, calibration of photomultiplier tubes (devices for light measurement), biochemical analysis, cellular ablation (used for surgery within a single cell) cellular microscopy and remote excitation via fiberoptics.

     LSI also offers a line of CO(2) lasers. CO(2) lasers create light in the infrared, which is very effective at transferring energy via heat. CO(2) lasers can deliver much higher power levels than nitrogen lasers. The CO(2) lasers produced by LSI also deliver pulsed light. They are also compact and very rugged. Many specific models are offered, including a miniature CO(2) laser for specific spectroscopy and metrology applications, and custom designs are manufactured to meet the needs of the individual researcher. The pulsed CO(2) lasers are used for environmental monitoring, far-infrared generation, nondestructive testing, laser spectroscopy, laser radar and Doppler laser radar.

COMPETITION

  Nitrogen and Tunable Dye Lasers

     LSI believes it holds a dominant position in these markets because of its technical leadership, as well as the performance and reliability of its lasers. Competition is particularly intense in the research and development market, where laser quality is not as critical as with instrument manufacturers. Oriel Corporation (a subsidiary of Thermo) and Laser Photonics also sell nitrogen lasers in the U.S.

  Pulsed CO(2) Lasers

     LSI believes its product offerings in this market are unique due to a combination of high data rate and excellent light quality. In addition, LSI's systems engineering capability has allowed it to offer integrated systems with both laser transmitter and return light detection. Competition in the commercial markets for air quality measurement are from other (non-laser) techniques and from lasers that operate at different wavelengths.

SALES AND MARKETING

     LSI sells its products directly to customers both within the United States and to original equipment manufacture ("OEM") accounts worldwide. Sales to OEM accounts represented approximately 60% of total sales during fiscal 1996. In addition, LSI utilizes sales representatives in Europe, Japan and Korea. Sales outside the United States accounted for approximately 33% of LSI's total sales during fiscal 1996.

PERSONNEL

     LSI has 29 full time employees as of November 1, 1996. The employees are not represented by a union and LSI believes its employee relations to be satisfactory.

FACILITIES

     LSI conducts its operations from a 12,500 square foot facility located at 75 Chapel Street, Newton, Massachusetts, under a lease which expires in February, 1997. If the Merger is consummated, it is anticipated that the operations of LSI will be moved to Thermo's Franklin, Massachusetts facility after the expiration of LSI's lease. See "Business of Thermo -- Facilities."

LEGAL PROCEEDINGS

     To LSI's knowledge, there are no pending legal proceedings which are material to LSI to which it is a party or to which any of its property is subject.

TRANSACTIONS BETWEEN THERMO AND LSI

     During the fiscal year ended June 30, 1996, LSI sold products to Thermo Bioanalysis Corporation, an affiliate of Thermo, in an aggregate amount of approximately $236,000. These sales were made on a purchase order basis, without a formal contract.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LSI

BUSINESS OPERATIONS

     LSI designs and manufactures nitrogen, tunable dye and pulsed CO(2) Transversely Excited Atmospheric ("TEA") lasers for sale to a diverse worldwide customer base. LSI was incorporated in 1981.

     LSI's VSL nitrogen lasers and companion tunable dye laser modules are built to be affordable, compact, and very easy to use. The nitrogen lasers are totally self contained, require no external gas supplies, and use a unique disposable sealed plasma cartridge that can be replaced in minutes. Pre-aligned resonator optics eliminate the need for tedious alignment.

     Researchers, educators, and instrument manufacturers use the VSL series of lasers for laser-induced fluorescence, time-of-flight mass spectrometry, spectroscopy, environmental monitoring, calibration of photo multiplier tubes, biochemical analysis, cell ablation, cellular microscopy, and remote excitation via fiberoptics.

     LSI's PRF series of pulsed CO(2) TEA lasers are built to be compact, rugged, and reliable. The laser head is separate from the power supply, so PRF lasers take up less lab space and are easily transported to field applications. All PRF lasers provide high repetition rates. Specific models are available for wavelength agility, active frequency control, or sealed-off operation.

     Researchers use PRF lasers for environmental monitoring, FT-IR generation, nondestructive testing, laser spectroscopy, remote sensing, differential scattering/differential absorption LIDAR, coherent or direct detection, and Doppler lidar. PRF lasers are also an ideal source for harmonic generation to 5 um.

     The PRF series includes the u-TEA mini pulsed CO(2) laser for spectroscopy and detector calibration applications and the PRF-150WAL wavelength agile laser for environmental monitoring.

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH THREE MONTHS ENDED SEPTEMBER 30, 1995

     Net sales for the three months ended September 30, 1996, as compared with the three months ended September 30, 1995, increased 13% to $821,000 from $728,000. The increase is primarily attributable to a general increase in VSL nitrogen laser sales caused by increased demand for these products.

     The gross profit margin for the three months ended September 30, 1996, as compared with the three months ended September 30, 1995, decreased to 32% from 35%. The decrease was principally attributable to an increase in raw material costs for the VSL product line.

     Operating expenses for the three months ended September 30, 1996, as compared with the three months ended September 30, 1995, decreased 14% to $320,000 from $372,000. The decrease was principally due to a decrease in compensation and related payroll costs of approximately $50,000 attributable to management's decision not to fill certain positions that were vacated during 1996.

YEAR ENDED JUNE 30, 1996 COMPARED WITH YEAR ENDED JUNE 30, 1995

     Net sales for fiscal 1996, as compared with fiscal 1995, increased 10% to $4,044,000 from $3,687,000. The increase in net sales is primarily attributable to a general increase in VSL nitrogen laser sales caused by increased demand for these products.

     The gross profit margin for the year ended June 30, 1996, as compared with the year ended June 30, 1995, increased to 42% from 31%. The increase was principally attributable to a change in personnel functions. During fiscal 1995, a number of employees were involved in production relating to a significant contract which was completed during that year. In fiscal 1996, certain of these employees were transferred from production to research and development activities.

     Operating expenses for the year ended June 30, 1996, as compared with the year ended June 30, 1995, increased 56% to $1,542,000 from $987,000. The increase was principally due to an increase in research and development expenses of $343,000 related to the transfer of additional employees to research and development activities and an increase in commission and other direct selling costs of approximately $70,000 directly related to the increase in net sales.

     Interest income for fiscal 1996, as compared with fiscal 1995, decreased to $2,000 from $11,000. Interest income for fiscal 1995 was higher due to an increase in funds available for investment resulting from a substantial cash advance received from a customer in 1994. Miscellaneous income for fiscal 1996, as compared with fiscal 1995, increased to $23,000 from $6,000, primarily as a result of a gain on sale of machinery of $12,000 during fiscal year 1996.

     The effective income tax rate was 24% for the year ended June 30, 1996, as compared with 9% for the year ended June 30, 1995. The effective tax rate for fiscal year 1996 included $22,931 for an increase in the deferred income tax valuation allowance (Note 12 of Notes to Financial Statements of LSI). The effective tax rates differ from the statutory federal income tax rate primarily due to the impact of the utilization of net operating loss carryovers and state income taxes.

YEAR ENDED JUNE 30, 1995 COMPARED WITH YEAR ENDED JUNE 30, 1994

     Net sales for fiscal 1995, as compared with fiscal 1994, increased 6% to $3,687,000 from $3,494,000. The increase in net sales is principally attributable to a change in sales mix as a result of higher demand for VSL nitrogen lasers and lower demand for LSI's CO(2) TEA product.

     The gross profit margin for the year ended June 30, 1995, as compared with the year ended June 30, 1994, remained relatively constant at 31% and 32%, respectively.

     Operating expenses for the year ended June 30, 1995, as compared with the year ended June 30, 1994, increased 14% to $987,000 from $865,000. The increase was principally due to an increase in compensation and related payroll costs of $151,000, relating to the addition of a scientist and a new business development marketing person at the beginning of fiscal 1995.

     Interest expense for fiscal 1995, as compared with fiscal 1994, decreased to $11,000 from $28,000. The decrease was primarily due to lower average line-of-credit borrowings resulting from a substantial cash advance received from a customer in 1994. Miscellaneous income for fiscal 1995, as compared with fiscal 1994, decreased to $6,000 from $36,000, primarily as a result of debt forgiveness of $20,000 during fiscal year 1994.

     The effective income tax rate for the year ended June 30, 1995, as compared with the year ended June 30, 1994, decreased to 9% from 43%. The effective tax rate for fiscal year 1994 included $79,078 for an increase in the deferred income tax valuation allowance arising from adoption of an accounting pronouncement (Note 12 of Notes to Financial Statements of LSI). The effective tax rates differ from the statutory federal income tax rate primarily due to the impact of the utilization of net operating loss carryovers and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital at September 30, 1996 was $641,000, compared with $692,000 at June 30, 1996. Included in working capital was cash of $20,000 at September 30, 1996, compared with cash of $95,000 as of June 30, 1996. Cash used in operations for the three month period ended September 30, 1996 was $50,000. Collections of accounts receivable were offset by increases in inventories and the payment of accrued liabilities.

     LSI has a revolving bank line of credit agreement for $300,000. Borrowings under the line of credit agreement have been minimal during the fiscal years ending June 30, 1996 and 1995.

     LSI currently anticipates that it will generate sufficient cash flow from operations to meet its present and reasonably foreseeable capital needs.

ACCOUNTING POLICIES

     In March, 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was released. SFAS No. 121 became effective for LSI for the fiscal year ending June 30, 1997. The effect of adoption is not material to LSI's financial statements.

              THERMO AND LSI MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS OF LSI

     After the Merger, the executive officers and directors of LSI are expected to be as follows:

               NAME                  AGE                         POSITION
-----------------------------------  ----   --------------------------------------------------
Kenneth J. Greenberg...............   60    President
Kristine A. Langdon................   38    Director
Earl R. Lewis......................   53    Director
R. Zach Moseley....................   50    Director

     Mr. Greenberg is currently the sole executive officer of LSI and will be the sole executive officer of LSI after the Merger.

     Each Director of LSI is elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. The term of office of each officer is one year or until a successor is chosen and qualified. There are no family relationships among any of the LSI executive officers or Directors.

     Biographical information for Ms. Langdon and Mr. Lewis appears under the caption "-- Executive Officers and Directors of Thermo."

     Kenneth J. Greenberg has served as President and Chief Executive Officer of LSI since 1983. Prior to that time, he held several positions at W.R. Grace.

     R. Zach Moseley has served as General Manager of Corion Corporation, a subsidiary of Thermo Vision Corporation, since February 1996. He served as marketing manager and principal engineer at TJA from 1993 to 1996. Prior to that time, Mr. Moseley was employed at General Scanning, Inc. for nine years, where he managed the optical products division.

EXECUTIVE OFFICERS AND DIRECTORS OF THERMO

     The Directors and executive officers of Thermo are as follows:

               NAME                  AGE                        POSITION
-----------------------------------  ----  ---------------------------------------------------
Earl R. Lewis......................   53   Chief Executive Officer, President and Director
Dr. Robert J. Rosenthal............   40   Senior Vice President
                                           Vice President, Chief Financial Officer and
John N. Hatsopoulos................   61   Director
Kristine A. Langdon................   38   Vice President
Paul F. Kelleher...................   54   Chief Accounting Officer
Arvin H. Smith.....................   66   Chairman of the Board and Director
Dr. George N. Hatsopoulos..........   69   Director
Stephen R. Levy(1).................   55   Director
Robert A. McCabe(1)................   61   Director

---------------

(1) Member of the Audit and Human Resources Committees.

     All of Thermo's Directors are elected annually and hold office until their respective successors are elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Mr. Hatsopoulos and Mr. Kelleher are employees of Thermo Electron and certain of its subsidiaries other than Thermo, but devote such time to the affairs of Thermo as its needs reasonably require from time to time. Mr. Lewis is also Executive Vice President and Chief Operating Officer of Thermo Instrument, and is responsible for certain operations within Thermo Instrument that are not related to Thermo's operations.

     Earl R. Lewis has been Chief Executive Officer, President and a Director of Thermo since its inception in August 1995. He served as President of Thermo Jarrell Ash through December 1995, and for more than five years prior to that date. Mr. Lewis was named Executive Vice President and Chief Operating Officer of Thermo Instrument in January 1996, having served as a Vice President of that company from 1990 to 1995. He was also named a Vice President of Thermo Electron in September 1996. He serves as a director of ThermoSpectra Corporation and Trex Medical Corporation.

     Robert J. Rosenthal has been Senior Vice President of Thermo since its inception in August 1995. Since 1984 he has served in various capacities at Nicolet, and was named President of that company in 1993.

     John N. Hatsopoulos has been a Vice President, Chief Financial Officer and a Director of Thermo since its inception in August 1995. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Instrument since 1988, the Chief Financial Officer of Thermo Electron since 1988 and an Executive Vice President of Thermo Electron since 1986. He is also a Director of Lehman Brothers Funds, Inc., Thermo BioAnalysis Corporation, Thermo Ecotek Corporation, Thermo Fibergen Inc., Thermo Fibertek Inc., Thermo Instrument, Thermedics Inc., Thermo Power Corporation, ThermoQuest Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a Director of Thermo.

     Kristine A. Langdon has been Vice President of Thermo since its inception in August 1995. She was named President of Thermo Jarrell Ash in January 1996 and has served as Chief Executive Officer and President of Thermo Vision since its inception in January 1995. Ms. Langdon was Special Assistant to the Presidents of Thermo Electron and Thermo Instrument from August 1991 to April 1994 and Director of Business Development of Thermo Jarrell Ash from April 1994 until being named President of Thermo Vision. From 1987 to 1991, Ms. Langdon was employed by McKinsey & Co., a management consulting firm, most recently as an engagement manager.

     Paul F. Kelleher has been the Chief Accounting Officer of Thermo since its inception in August 1995. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from 1982 to January 1996. He is a director of ThermoLase Corporation.

     Arvin H. Smith has been a Director of Thermo since its inception in August 1995. Mr. Smith has been a Director and the President and Chief Executive Officer of Thermo Instrument since 1986, and Executive Vice President of Thermo Electron since November 1991. He was Senior Vice President of Thermo Electron from 1986 to 1991. Mr. Smith is also a Director of Thermo BioAnalysis Corporation, Thermedics Inc., ThermoQuest Corporation and ThermoSpectra Corporation.

     George N. Hatsopoulos has been a Director of Thermo since its inception in August 1995, and has served as President and Chief Executive Officer of Thermo Electron since he founded that company in 1956. Dr. Hatsopoulos is also a director of Bolt, Beranek & Newman, Inc., Thermo Ecotek Corporation, Thermo Electron, Thermo Fibertek Inc., Thermo Instrument, Thermedics Inc., ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of John
N. Hatsopoulos, a Vice President, Director, and the Chief Financial Officer of Thermo.

     Stephen R. Levy has been a Director of Thermo since November 1995. Since November 1995, Mr. Levy has been president of The Apogee Group, Inc., a private venture capital company that he founded. Mr. Levy served as chairman of the board and chief executive officer of BBN Corporation, a high technology company, from 1983 to 1994 and was president and chief executive officer of BBN Corporation from 1976 to 1983. He retired from BBN Corporation in 1995 and is currently its Chairman Emeritus.

     Robert A. McCabe has been a Director of Thermo since March 1996. He has served as President of Pilot Capital Corporation, which is engaged in private investments and provides acquisition services, since 1987. Prior to that time, Mr. McCabe was a Managing Director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Borg-Warner Security Corporation, Church & Dwight Company, Morrison-Knudsen Corporation and Thermo Electron.

COMPENSATION OF DIRECTORS

     Commencing January 1, 1996, Directors who are not employees of Thermo, Thermo Instrument or Thermo Electron receive an annual retainer of $4,000 and a fee of $1,000 per day for attending meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors fees is made quarterly.

     Dr. G. Hatsopoulos and Messrs. J. Hatsopoulos, Lewis and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from Thermo for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

     Directors Deferred Compensation Plan. Under Thermo's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of Thermo that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Thermo Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Thermo Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. Thermo has reserved 75,000 shares under this plan. As of September 28, 1996, a total of 253 full shares had been accumulated under this plan.

     Directors Stock Option Plan. Thermo has adopted a directors stock option plan (the "Plan") providing for the grant of stock options to purchase shares of the Thermo Common Stock to outside Directors (Directors who are not employees of Thermo or any of its affiliates) as additional compensation for their service as Directors. The Plan provides for the grant of stock options upon a Director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to eligible Directors, provided Thermo's Common Stock is then publicly traded. A total of 225,000 shares of Thermo Common Stock have been reserved for issuance under the Plan.

     Under the Plan, each eligible Director and each new outside Director initially joining the Board of Directors in 1996 will be granted an option to purchase 45,000 shares of Thermo Common Stock upon the Director's appointment or election. The size of the award to new Directors appointed to the Board of Directors after 1996 will be reduced by 11,250 shares in each subsequent year. Directors initially joining the Board of Directors after 1999 would not receive an option grant upon their appointment or election to the Board of Directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to Directors are presently exercisable, however, the shares acquired upon exercise are subject to restrictions on transfer and the right of Thermo to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of Thermo or any other Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in equal annual installments of 11,250 shares, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of Thermo or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of Thermo or any other Thermo Electron company prior to that date.

     Commencing in 2000, eligible Directors will also receive an annual grant of options to purchase 1,000 shares of Thermo Common Stock provided the Thermo Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each annual meeting of stockholders of Thermo to each Director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by Thermo at the exercise price if the recipient ceased to serve as a Director of Thermo or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Plan is determined by the average of the closing prices reported by the American Stock Exchange (or other principal exchange in which the Thermo Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms-length transaction with Thermo prior to the option grant.

     As of November 1, 1996, 90,000 options to purchase Thermo Common Stock had been granted under the Plan at an exercise price of $13.50 per share.

COMPENSATION OF EXECUTIVE OFFICERS OF THERMO

  Summary Compensation Table

     The following table summarizes compensation for services to Thermo in all capacities awarded to, earned by or paid to Thermo's chief executive officer and two other executive officers for the fiscal year ended December 30, 1995. No other executive officer of Thermo who held office at the end of fiscal 1995 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for this period.

     Thermo is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of Thermo, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to Thermo's affairs is provided to Thermo under the Services Agreement between Thermo and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Certain Relationships and Related Transactions."

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                 ANNUAL         ---------------------------------
                                              COMPENSATION        SECURITIES
                                           ------------------     UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS    OPTIONS(1)(4)    COMPENSATION(2)
---------------------------------  ------  --------   -------   --------------   ----------------
Earl R. Lewis....................   1995   $145,000   $90,000       225,000(TOC)      $6,750
  President and CEO(3)
Dr.Robert J.Rosenthal............   1995   $119,945   $97,000       112,500(TOC)      $4,500
  Senior Vice President                                               2,000(TBA)
                                                                     15,000(TMO)
Kristine A. Langdon..............   1995   $ 93,000   $35,000        75,000(TOC)      $5,198
  Vice President

---------------

(1) All options to purchase shares of the Thermo Common Stock shown in the table were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. In addition to grants of options to purchase Thermo Common Stock (designated in the table as TOC), Dr. Rosenthal has been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last fiscal year to Dr. Rosenthal in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO) and Thermo BioAnalysis Corporation (designated in the table as
    TBA). In addition, Mr. Lewis has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than Thermo. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as Chief Executive Officer of Thermo.

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) Plan or the Nicolet Retirement Savings Plan.

(3) Mr. Lewis is an Executive Vice President and Chief Operating Officer of Thermo Instrument as well as the President and Chief Executive Officer of Thermo. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid to Mr. Lewis for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of Thermo reviewed total annual compensation to be paid to Mr. Lewis from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of Thermo. For 1995, 85% of Mr. Lewis' annual compensation was allocated to Thermo. In addition, Mr. Lewis has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than Thermo from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as Chief Executive Officer of Thermo.

(4) Options to purchase shares of the common stock of Thermo Electron reflect a three-for-two stock split effected in the form of a 50% stock dividend on June 5, 1996.

  Stock Options Granted During Fiscal 1995

     The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to Thermo's Chief Executive Officer and the other named executive officers. It has not been Thermo's policy in the past to grant stock appreciation rights, and no rights were granted during fiscal 1995.

                          OPTION GRANTS IN FISCAL 1995

                                              PERCENT OF                                 POTENTIAL REALIZED
                                                 TOTAL                                    VALUE AT ASSUMED
                                NUMBER OF       OPTIONS                                 RATES OF STOCK PRICE
                                  SHARES      GRANTED TO                                  APPRECIATION FOR
                                UNDERLYING     EMPLOYEES     EXERCISE                      OPTION TERM(2)
                                 OPTIONS          IN        PRICE PER    EXPIRATION    -----------------------
                                GRANTED(1)       1995         SHARE         DATE           5%          10%
                               ------------   -----------   ----------   -----------   ----------   ----------
Earl R. Lewis(3).............  225,000(TOC)       14.0%       $12.00       4/11/08     $2,148,750   $5,773,500
Dr. Robert J. Rosenthal......  112,500(TOC)        7.0%       $12.00       4/11/08     $1,074,375   $2,886,750
                                 2,000(TBA)        2.6%(4)    $10.00       9/21/05     $   12,580   $   31,880
                                15,000(TMO)        1.2%(4)    $30.27       9/22/07        361,300   $  970,800
Kristine A. Langdon..........   75,000(TOC)        4.7%       $12.00       4/11/08     $  716,250   $1,924,500

---------------

(1) All options to purchase shares of the Thermo Common Stock (designated in the table as TOC) were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. Options to purchase shares of the common stock of Thermo BioAnalysis Corporation (designated in the table as TBA) and of Thermo Electron (designated in the table as TMO) were granted in 1995 to Dr. Rosenthal. The options to purchase shares of the Thermo Common Stock and the common stock of Thermo Electron are immediately exercisable, while the options to purchase shares of the common stock of Thermo BioAnalysis Corporation are not exercisable until December 17, 1996 (90 days after the effective date of the registration of that company's Common Stock under Section 12 of the Securities Exchange Act of 1934). In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of all such options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Information with respect to options to purchase the common stock of Thermo Electron reflects three-for-two stock splits effected in May 1995 and June 1996.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Thermo Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

(3) Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than Thermo. These options are not reported in the table as they were granted as compensation for service in capacities other than Mr. Lewis' capacity as President and Chief Executive Officer of Thermo.

(4) These options (a) were granted under a stock option plan maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries and (b) reflect a three-for-two stock split of the common stock of Thermo Electron effected in the form of a 50% stock dividend on June 5, 1996.

  Stock Options Exercised During Fiscal 1995 and Fiscal Year-end Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by Thermo's chief executive and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND
                       FISCAL 1995 YEAR-END OPTION VALUES

                                                                                                             VALUE OF
                                                                                        NUMBER OF          UNEXERCISED
                                                                                       UNEXERCISED         IN-THE-MONEY
                                                                                        OPTIONS AT          OPTIONS AT
                                                                                          FISCAL              FISCAL
                                                              SHARES                     YEAR-END            YEAR-END
                                                           ACQUIRED ON     VALUE      (EXERCISABLE/       (EXERCISABLE/
                 NAME                        COMPANY         EXERCISE    REALIZED   UNEXERCISABLE)(1)     UNEXERCISABLE)
-------------------------------------- ------------------- ------------  ---------  ------------------  ------------------
Earl R. Lewis(2)...................... Thermo Optek               --           --        0/225,000          -- /-- (5)
Dr. Robert J. Rosenthal(3)............ Thermo Optek               --           --        0/112,500          -- /-- (5)
                                       Thermo Instrument          --           --         60,890/0          $707,242/0
                                       Thermo BioAnalysis         --           --          0/2,000          -- /-- (5)
                                       Thermo Electron            --           --         30,750/0          $296,265/0
                                       ThermoSpectra              --           --          2,500/0          $ 14,063/0
Kristine A. Langdon(4)................ Thermo Optek               --           --         0/75,000          -- /-- (5)
                                       ThermoSpectra              --           --            400/0          $  2,250/0

---------------

(1) All options to purchase shares of the Thermo Common Stock were granted after the end of fiscal 1995 but are included in the table for clarity of presentation. All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except for options to purchase shares of the Thermo Common Stock, which became exercisable 90 days after the effective date of the Company's initial public offering of Common Stock, and options to purchase shares of the common stock of Thermo BioAnalysis, which are not exercisable until December 17, 1996 (90 days after the effective date of the registration of that company's common stock under
    Section 12 of the Securities Exchange Act). In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. Information with respect to options to purchase the common stock of Thermo Electron reflects three-for-two stock splits effected in the form of 50% stock dividends on May 1995 and June 1996.

(2) Mr. Lewis has been granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than Thermo. Activity with regard to these options is not reported here as they were granted as compensation for service in capacities other than in Mr. Lewis' capacity as President and Chief Executive Officer of Thermo.

(3) Options to purchase 15,750 shares of the common stock of Thermo Electron granted to Dr. Rosenthal are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the optionee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date. Options to purchase shares of the common stock of Thermo Electron reflect a three-for-two stock split effected in the form of a 50% stock dividend on June 5, 1996.

(4) Prior to April 1, 1994, when Ms. Langdon was named President of Thermo Vision, she was granted options to purchase shares of the common stock of Thermo Electron and its subsidiaries other than Thermo. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies other than in Ms. Langdon's capacity as a Vice President of Thermo.

(5) No public market existed for the shares underlying these options as of December 30, 1995. Accordingly, no value in excess of exercise price has been attributed to these options.

  Stock Holdings Assistance Plan

     Thermo has adopted a program under which it may make interest-free loans to certain key employees, including certain of the named executive officers, to enable such employees to purchase Thermo Common Stock in the open market. During 1996, Mr. Lewis received a loan in the principal amount of $194,030 under this program.

COMPENSATION OF EXECUTIVE OFFICERS OF LSI

  Summary Compensation Table

     The following table sets forth the aggregate compensation paid by LSI to the Chief Executive Officer of LSI for each of the fiscal years in the three year period ended June 30, 1996. No other executive officer of LSI who held office at the end of fiscal 1996 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for this period.

                           SUMMARY COMPENSATION TABLE

                                                  FISCAL                                 ALL OTHER
          NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS      COMPENSATION(1)
------------------------------------------------  ------     --------     -------     ---------------
Kenneth J. Greenberg
  President and CEO.............................   1996      $103,000     $14,000         $ 4,000
                                                   1995      $103,000     $ 9,000         $ 4,000
                                                   1994      $103,000     $10,000         $ 4,000

---------------

(1) Represents premiums paid by LSI on a life insurance policy for Mr.
    Greenberg.

     Mr. Greenberg does not currently hold, and has not held during the three year period ended June 30, 1996, any options to purchase shares of LSI Capital Stock and has not entered into an employment agreement with LSI.

               OWNERSHIP OF THERMO COMMON STOCK, LSI COMMON STOCK
                        AND LSI SERIES 1 PREFERRED STOCK

                        OWNERSHIP OF THERMO COMMON STOCK

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of Thermo Common Stock as of November 1, 1996 with respect to each person who was known by Thermo to own beneficially more than 5% of the outstanding shares of Thermo Common Stock.

                     NAME AND ADDRESS                          AMOUNT AND NATURE
                   OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP     PERCENT OF CLASS
----------------------------------------------------------  -----------------------     ----------------
Thermo Instrument Systems Inc.(1).........................         45,000,000                  93%
1275 Hammerwood Avenue
Sunnyvale, California 94089

---------------

(1) The shares of the Thermo Common Stock beneficially owned by Thermo Instrument are held by Optek-Nicolet Holdings Inc., a wholly owned subsidiary of Thermo Instrument. Thermo Instrument is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed to be a beneficial owner of the shares of Thermo Common Stock beneficially owned by Thermo Instrument. Thermo Electron disclaims beneficial ownership of these shares.

(2) In addition to the shares of Common Stock owned by Thermo Instrument, The Thermo Electron Companies Inc., a Wisconsin corporation and a wholly owned subsidiary of Thermo Electron ("TEC"), owns 141,500 shares of Common Stock. These shares are reported here in that Thermo Instrument and TEC may be deemed to be a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. However, Thermo Instrument and TEC disclaim the existence of such group.

MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Thermo Common Stock as of November 1, 1996 as well as information regarding the beneficial ownership of the common stock of Thermo Instrument and Thermo Electron, as of November 1, 1996, with respect to (i) each Director, (ii) each executive officer named in the summary compensation table above, and (iii) all Directors and current executive officers as a group.

     While certain Directors or executive officers of Thermo are also directors and executive officers of Thermo Instrument or its subsidiaries other than Thermo, all such persons disclaim beneficial ownership of the shares of Thermo Common Stock owned by Thermo Instrument.

                                                   THERMO OPTEK     THERMO INSTRUMENT    THERMO ELECTRON
                    NAME(1)                       CORPORATION(2)     SYSTEMS INC.(3)     CORPORATION(4)
------------------------------------------------  --------------    -----------------    ---------------
Earl R. Lewis...................................      247,000            128,578              132,222
Dr. Robert J. Rosenthal.........................      113,500             63,390               33,450
John N. Hatsopoulos.............................      100,000             87,360              556,672
Kristine A. Langdon.............................       75,500              7,130               16,464
Arvin H. Smith..................................       98,000            431,653              512,943
Dr. George N. Hatsopoulos.......................      110,000            143,300            3,487,243
Stephen R. Levy.................................       45,253                  0                    0
Robert A. McCabe................................       48,000             32,678               47,515
All Directors and current executive officers as
  a group (9 persons)...........................      843,253            912,768            4,931,411

---------------

(1) Except as reflected in the footnotes to this table, shares of Thermo Common Stock and common stock of Thermo Instrument and Thermo Electron beneficially owned include shares owned by the indicated person and by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.

(2) Shares of the Thermo Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 45,000,000 shares beneficially owned by Thermo Instrument, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares of the Thermo Common Stock beneficially owned by Mr. Lewis, Dr. Rosenthal, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos, Mr. Levy, Mr. McCabe and all Directors and executive officers as a group include 225,000, 112,500, 90,000, 75,000, 90,000, 90,000, 45,000, 45,000 and 778,500 shares, respectively, that such person or group has the right to acquire within 60 days of November 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Levy and all Directors and executive officers as a group each include 253 full shares allocated through September 28, 1996 to Mr. Levy's account maintained under Thermo's Deferred Compensation Plan for its Directors. Shares beneficially owned by Mr. Lewis include 4,500 shares held by Mr. Lewis' spouse and children. Shares beneficially owned by Ms. Langdon include 500 shares held by Ms. Langdon's children. No Director or executive officer beneficially owned more than 1% of the Thermo Common Stock outstanding as of such date, and all Directors and executive officers as a group beneficially owned 1.7% of the Thermo Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Instrument have been adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend on April 14, 1995 and a five-for-four stock split effected in the form of a 20% stock dividend on December 29, 1995. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis, Dr. Rosenthal, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos, Mr. McCabe and all Directors and executive officers as a group include 112,500, 60,890, 75,000, 7,124, 234,375, 93,750, 10,995 and 609,634 shares, respectively, that such person or group has the right to acquire within 60 days of November 1, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Lewis, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos and all Directors and executive officers as a group include 345, 515, 6, 516, 515, and 2,280 full shares, respectively, allocated through July 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). The trustees of the ESOP as of November 1, 1996, who have investment power over its assets, are Mr. John N. Hatsopoulos and Mr. Peter Pantazelos, executive officers of Thermo Electron. Shares beneficially owned by Dr. G. Hatsopoulos include 21,368 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. No Director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of November 1, 1996; all Directors and executive officers as a group beneficially owned less than 1.0% of such common stock outstanding as of such date.

(4) The shares of common stock of Thermo Electron have been adjusted to reflect three-for-two stock splits effected in the form of 50% stock dividends on May 25, 1995 and June 5, 1996. Shares of the common stock of Thermo Electron beneficially owned by Mr. Lewis, Dr. Rosenthal, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos, Mr. McCabe and all Directors and executive officers as a group include 126,937, 30,900, 429,685, 15,750, 222,411, 1,460,300, 9,375 and 2,392,932 shares, respectively, that such person or group has the right to acquire within 60 days of November 1, 1996, through the exercise of stock options. Shares beneficially owned by Mr. McCabe and all Directors and executive officers as a group include 34,725 shares allocated through September 28, 1996 to Mr. McCabe's account maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Lewis, Mr. J. Hatsopoulos, Ms. Langdon, Mr. Smith, Dr. G. Hatsopoulos and all Directors and executive officers as a group include 925, 1,838, 243, 1,622, 2,222 and 8,078 full shares, respectively, allocated through July 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's ESOP. The trustees of the ESOP as of November 1, 1996, who have investment power over its assets, are Mr. John
    N. Hatsopoulos and Mr. Peter Pantazelos, executive officers of Thermo Electron. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by Dr. Hatsopoulos' spouse, 168,750 shares held by a QTIP trust of which Dr. G. Hatsopoulos' spouse is a trustee and 39,937 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee. Dr. G. Hatsopoulos beneficially owned approximately 2.3% of the common stock of Thermo Electron outstanding as of November 1, 1996; no other Director or executive officer beneficially owned more than 1% of such common stock as of such date. All Directors and executive officers as a group beneficially owned 3.3% of the common stock of Thermo Electron outstanding as of November 1, 1996.

         OWNERSHIP OF LSI COMMON STOCK AND LSI SERIES 1 PREFERRED STOCK

     The following table sets forth, as of November 1, 1996, the beneficial ownership of LSI Common Stock and LSI Series 1 Preferred Stock by (i) all persons known to LSI to own beneficially five percent or more of the outstanding LSI Common Stock or LSI Series 1 Preferred Stock, (ii) each of the directors of LSI, (iii) each of the executive officers of LSI and (iv) all directors and executive officers of LSI as a group.

                                             OWNERSHIP OF LSI                    OWNERSHIP OF LSI
                                               COMMON STOCK                  SERIES 1 PREFERRED STOCK
                                     ---------------------------------   ---------------------------------
                                     NUMBER OF SHARES                    NUMBER OF SHARES
              NAME OF                  BENEFICIALLY     PERCENTAGE OF      BENEFICIALLY     PERCENTAGE OF
        BENEFICIAL OWNER(1)              OWNED(2)          CLASS(3)            OWNED           CLASS(3)
------------------------------------ -----------------  --------------   -----------------  --------------
Gordon Baty/Zero Stage Capital(4)...      424,918            61.12%           411,549            63.44%
Joseph Caruso(5)....................       36,000            13.32%            36,000             5.31%
Kenneth Greenberg(6)................      186,154            49.56%           105,325            14.09%
Ali Javan(7)........................      157,440            53.79%            22,413             3.37%
Pantheon Ventures Limited(8)........       95,053            26.02%            57,053             8.16%
All Directors and Executive Officers
  as a group (5 persons)............      899,565            94.30%           632,340            94.27%

---------------

(1) Shares of LSI Capital Stock beneficially owned include shares owned by the indicated person and, if the person is an individual, by that individual's spouse, by that individual and his spouse and by that individual and his spouse (or either of them) for the benefit of minor children. Except as reflected in the footnotes to this table, all share ownership involves sole voting and investment power.

(2) The number of shares of LSI Common Stock beneficially owned includes shares subject to conversion from shares of LSI Series 1 Preferred Stock and any accrued any unpaid dividends thereon. Pursuant to the provisions of the LSI Certificate of Incorporation, one share of LSI Series 1 Preferred Stock is convertible into one share of LSI Common Stock.

(3) The percentage of each class of LSI Capital Stock shown in the table for each Director, executive officer and 5% shareholder is determined according to the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual or entity has the right to acquire with 60 days of November 1, 1996 through the conversion of preferred stock into common stock, the exercise of warrants to purchase common stock or preferred stock, or other similar rights.

(4) All shares shown in the table as beneficially owned by Mr. Baty are held by Zero Stage Capital (formerly First Stage Capital). Mr. Baty, a Director of LSI, serves as a general partner of Zero Stage Capital, and as such may be deemed to be the beneficial owner of such shares. Mr. Baty shares voting and investment power with respect to such shares. The shares of LSI Common Stock shown in the table include (a) 405,085 shares of LSI Common Stock that Zero Stage Capital has the right to acquire upon conversion of shares of LSI Series 1 Preferred Stock, (b) 6,464 shares of LSI Common Stock that Zero Stage Capital has the right to acquire upon exercise of a warrant to purchase 6,464 shares of LSI Series 1 Preferred Stock (assuming such shares of LSI Series 1 Preferred Stock were then converted into shares of LSI Common Stock) and (c) 13,369 shares of LSI Common Stock that Zero Stage Capital has the right to acquire upon exercise of a warrant to purchase 13,369 shares of LSI Common Stock. The address of Zero Stage Capital is 101 Main Street, Cambridge, Massachusetts 02142.

(5) Mr. Caruso is a Director of LSI. Shares of LSI Common Stock shown in the table include 36,000 shares that Mr. Caruso has the right to acquire upon conversion of 36,000 shares of LSI Series 1 Preferred Stock. Mr. Caruso's address is c/o Bantam Group, 55 Bay Colony Drive, Westwood, Massachusetts 02090.

(6) Mr. Greenberg is President of LSI. Shares of LSI Common Stock shown in the table include (a) 98,861 shares that Mr. Greenberg has the right to acquire upon conversion of 98,861 shares of LSI Series 1 Preferred Stock and (b) 6,464 shares that Mr. Greenberg has the right to acquire upon exercise of a warrant to purchase 6,464 shares of LSI Series 1 Preferred Stock (assuming such shares of LSI Series 1

    Preferred Stock were then converted into shares of LSI Common Stock). Mr. Greenberg's address is c/o Laser Science, Inc., 75 Chapel Street, Newton, Massachusetts 02158.

(7) Mr. Javan is a Director of LSI. Shares of LSI Common Stock shown in the table include (a) 21,390 shares held by Mr. Javan's spouse, (b) 21,165 shares that Mr. Javan has the right to acquire upon conversion of 21,165 shares of LSI Series 1 Preferred Stock and (c) 1,248 shares that Mr. Javan has the right to acquire upon exercise of a warrant to purchase 1,248 shares of LSI Series 1 Preferred Stock (assuming such shares of LSI Series 1 Preferred Stock were then converted into shares of LSI Common Stock). Mr. Javan's address is 138 Emerson Gardens Road, Lexington, Massachusetts 02173.

(8) Shares of LSI Common Stock shown in the table include (a) 54,742 shares that Pantheon has the right to acquire upon conversion of 54,742 shares of LSI Series 1 Preferred Stock, (b) 2,311 shares of LSI Common Stock issuable upon exercise of a warrant to purchase 2,311 shares of LSI Series 1 Preferred Stock (assuming such shares of LSI Series 1 Preferred Stock were then converted into shares of LSI Common Stock) and (c) 38,000 shares of LSI Common Stock issuable upon exercise of a warrant to purchase 38,000 shares of LSI Common Stock. The address of Pantheon is 50 California Street, Suite 906, San Francisco, California 94111.

                  RELATIONSHIP OF THERMO WITH THERMO ELECTRON
                             AND THERMO INSTRUMENT

     Thermo was organized in August 1995 as a wholly owned subsidiary of Thermo Instrument. Thermo Instrument has contributed all of the assets, liabilities and business of Nicolet and TJA to Thermo in exchange for 45,000,000 shares of Thermo Common Stock. Thermo Electron holds $10 million principal amount of Thermo's 5% Convertible Subordinated Debentures.

     Thermo Electron has adopted a strategy of selling minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created publicly and/or privately held majority owned subsidiaries. (Thermo and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Instrument develops, manufactures and markets instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds, toxic metals and other elements in a broad range of liquids and solids. For its fiscal year ended December 30, 1995 and for the nine months ended September 28, 1996, Thermo Instrument had consolidated revenues of $782,662,000 and $862,415,000, respectively, and consolidated net income of $79,306,000 and $99,860,000, respectively.

     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments and manufacture biomedical products including heart-assist devices and mammography systems, paper-recycling and papermaking equipment, alternative-energy systems, industrial process equipment and other specialized products. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 30, 1995 and for the nine months ended September 28, 1996, Thermo Electron had consolidated revenues of $2,207,417,000 and $2,138,125,000, respectively, and consolidated net income of $140,080,000 and $137,184,000, respectively.

THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

     As provided in the Charter, Thermo and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services. In 1993, 1994 and 1995, Thermo Electron assessed Thermo an annual fee for these services equal to 1.25%, 1.25% and 1.20%, respectively, of Thermo's revenues. Effective January 1, 1996, the fee has been reduced to 1.0% of Thermo's revenues. The fee may be changed by mutual agreement of Thermo and Thermo Electron. During fiscal 1994 and 1995, Thermo Electron assessed Thermo $2,067,000 and $2,546,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses Thermo would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges Thermo based on charges attributable to it. The Services Agreement automatically renews for successive one-year terms, unless canceled by Thermo upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event Thermo ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, Thermo will be required to pay a termination fee equal to the fee that was paid by it for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by Thermo or as required in order to meet Thermo's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge Thermo a fee equal to the market rate for comparable services if such services are provided to such subsidiary following termination.

TAX ALLOCATION AGREEMENT

     The Tax Allocation Agreement between Thermo and Thermo Electron outlines the terms under which Thermo is to be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, Thermo will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Thermo Common Stock. In years in which Thermo has taxable income, it will pay to Thermo Electron amounts comparable to the taxes Thermo would have paid if it had filed its own separate company tax returns. If Thermo Instrument's equity ownership of Thermo were to drop below 80%, Thermo would file its own tax returns.

MASTER GUARANTEE REIMBURSEMENT AGREEMENTS

     Thermo has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that Thermo will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on Thermo's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron pursuant to which Thermo Instrument has guaranteed Thermo's obligation to so reimburse Thermo Electron. Thermo has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that Thermo will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees Thermo Instrument issues on Thermo's behalf.

RELATED PARTY TRANSACTIONS

     Thermo purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. In 1995, purchases and sales of products to such affiliated companies totalled $1,720,000 and $5,280,000, respectively.

     In October 1995, Thermo Electron purchased $10,000,000 principal amount of the Debentures, at par and on terms identical to those offered to unaffiliated investors.

     Thermo has recently acquired certain businesses from Thermo Instrument. See "Business of Thermo -- Acquisitions".

     In connection with its recent acquisition of a substantial portion of the businesses comprising the scientific instruments division of Fisons plc, Thermo Instrument may restructure certain sales and service activities of the acquired businesses. This restructuring may include closure of certain existing sales and service offices and the termination of certain employees engaged in these activities or the transfer of such employees to various subsidiaries of Thermo Instrument, including Thermo. Costs associated with any such closures, terminations and transfers would be allocated to the relevant Thermo Instrument subsidiary. Thermo does not expect its share of any such costs to materially affect its future results of operations or liquidity.

     Thermo has adopted a program under which it may make interest-free loans to certain key employees to enable such employees to purchase Thermo Common Stock in the open market. During 1996, Earl Lewis, President and Chief Executive Officer of Thermo, received a loan in the principal amount of $194,030 under this program.

MISCELLANEOUS

     Thermo's cash equivalents are invested in a repurchase agreement with Thermo Electron, pursuant to which Thermo in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. Thermo's funds subject to the repurchase agreement are readily convertible into cash by Thermo and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. See Note 1 to Consolidated Financial Statements of Thermo.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences of the Merger and is based upon the applicable provisions of the Code, regulations thereunder, and published rulings and court decisions. Neither LSI nor Thermo intend to seek a ruling from the Internal Revenue Service with regard to the tax consequences of the Merger.

     LSI and Thermo have received an opinion from Hutchins, Wheeler & Dittmar, counsel for LSI, that under present law, and based upon the representations contained in the representation letter provided to such counsel by LSI, the Merger and the conversion of each share of LSI Common Stock into Thermo Common Stock should have the following consequences for federal income tax purposes:

          1. The Merger will qualify as a "reorganization" as defined in Code Sections 368(a)(1)(A) and 368(a)(2)(E).

          2. No gain or loss will be recognized by LSI as a result of the Merger.

          3. No gain or loss will be recognized by LSI shareholders who exchange all of their LSI Capital Stock solely for Thermo Common Stock in the Merger. Shareholders who exercise dissenters' rights will recognize gain or loss upon the receipt of cash for their shares measured by the difference between the cash received and the basis of their stock, provided they own no shares of Thermo Common Stock.

          4. The aggregate basis of the Thermo Common Stock received by a LSI shareholder will be the same as the aggregate basis of such shareholder in the LSI Capital Stock converted in the Merger.

          5. The holding period of the Thermo Common Stock received by a LSI shareholder will include the period during which such shareholder held the LSI Capital Stock converted in the Merger, provided that such stock was held as a capital asset on the Effective Time.

          6. An LSI shareholder who receives a cash payment in lieu of a fractional share of Thermo Common Stock will be treated as if such fractional share were distributed in the Merger and then redeemed by Thermo, and should recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the fractional share (which will be a pro rata portion of the shareholder's basis in the Thermo Common Stock received in the Merger), provided that such shareholder's LSI Capital Stock is held as a capital asset at the Effective Time.

     In order for the Merger to qualify as a tax-free reorganization, the LSI shareholders must have the requisite "continuity of interest" through ownership of the Thermo Common Stock. It is the ruling position of the Internal Revenue Service that the "continuity of interest" requirement is satisfied if there is a continuing interest through stock ownership in the acquiring corporation on the part of the former shareholders of the acquired corporation, without any plan or intention by the former shareholders of the acquired corporation to sell, exchange or otherwise dispose of stock of the acquiring corporation, that is equal in value, as of the Effective Time of the reorganization, to at least 50% of the value of all the formerly outstanding stock of the acquired corporation as of the same date. Hutchins, Wheeler & Dittmar has concluded, as part of their opinion, that the "continuity of interest" requirement will be satisfied in connection with the Merger. There can be no assurance, however, that the former shareholders of LSI will not, pursuant to a present plan or intention, sell or otherwise dispose of the Thermo Common Stock in a sufficient amount to violate this requirement.

     It is a condition to Thermo's obligation to consummate the Merger that all LSI Options be exercised or cancelled prior to the Effective Time. In the event that an individual exercised an LSI Option that qualified as an incentive stock option ("ISO") under the Code, then in order to preserve treatment of the stock acquired upon the exercise of such ISO, the individual must not make a disposition of the stock acquired upon such exercise within two years from the date of the grant of the ISO, nor within one year after the transfer of the stock to the individual. The receipt of Thermo Common Stock in a transaction qualified as a tax-free reorganization under the Code would not be treated as a "disposition" for the one-year and two-year rules discussed above. If, however, it was determined that the Merger was not a tax-free reorganization, then the exchange of LSI Common Stock for Thermo Common Stock would be a taxable disposition and a "disqualifying disposition." Gain on a "disqualifying disposition" would not be eligible for ISO treatment, and would therefore be taxed as ordinary income.

     Holders of LSI Capital Stock are urged to consult with their tax advisers as to the effect under state, local and foreign income and other tax laws of the Merger.

                                    EXPERTS

     The consolidated financial statements and schedules of Thermo included in this Information Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of LSI included in this Information
Statement/Prospectus and the Registration Statement have been audited by Tonneson & Company C.P.A.'s P.C., independent certified public account-ants, to the extent and for the periods as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                                 LEGAL OPINIONS

     The validity of the Thermo Common Stock to be issued pursuant to the Merger will be passed upon for Thermo by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermo Instrument and Thermo. Mr. Hoogasian is a full-time employee of Thermo Electron and owns or has the right to acquire through the exercise of stock options 6,000 shares of Thermo Common Stock, 16,737 shares of common stock of Thermo Instrument and 115,927 shares of common stock of Thermo Electron. In addition, Hutchins, Wheeler & Dittmar, has rendered the tax opinion described under "Certain Federal Income Tax Consequences."


                         INDEX TO FINANCIAL STATEMENTS

THERMO OPTEK CORPORATION
     Report of Independent Public Accountants..........................................  F-2

     Consolidated Statement of Income for the years ended January 1, 1994, December 31,
      1994 and December 30, 1995 and for the nine months ended September 30, 1995 and
      September 28, 1996...............................................................  F-3

     Consolidated Balance Sheet as of December 31, 1994, December 30, 1995 and
      September 28, 1996...............................................................  F-4

     Consolidated Statement of Cash Flows for the years ended January 1, 1994, December
      31, 1994 and December 30, 1995 and for the nine months ended September 30, 1995 and September 28, 1996...........................................................  F-5

     Consolidated Statement of Shareholders' Investment for the years ended January 1,
      1994, December 31, 1994 and December 30, 1995 and for the nine months ended
      September 28, 1996...............................................................  F-6

     Notes to Consolidated Financial Statements........................................  F-7

LASER SCIENCE, INC.
     Independent Auditor's Report...................................................... F-20

     Statements of Operations for the years ended June 30, 1994, 1995, and 1996 and for the three months ended September 30, 1995 and 1996............................... F-21

     Balance Sheets as of June 30, 1995, June 30, 1996, and September 30, 1996......... F-22

     Statement of Changes in Stockholders' Equity (Deficiency) for the years ended June
      30, 1994, 1995, and 1996, and for the three months ended September 30, 1996...... F-23

     Statements of Cash Flows for the years ended June 30, 1994, 1995, and 1996 and for the three months ended September 30, 1995 and 1996............................... F-24

     Notes to Financial Statements..................................................... F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Optek Corporation:

     We have audited the accompanying consolidated balance sheets of Thermo Optek Corporation (a Delaware corporation and 93%-owned subsidiary of Thermo Instrument Systems Inc.) and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of income, cash flows and shareholder's investment for each of the three years in the period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Optek Corporation and subsidiaries as of December 31, 1994 and December 30, 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 12, 1996 (except with respect to
certain matters discussed in Note 11, as to which the date is November 4, 1996)

                            THERMO OPTEK CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 NINE MONTHS ENDED
                                                                           -----------------------------
                                                                           SEPTEMBER 30,   SEPTEMBER 28,
                                        1993         1994         1995         1995            1996
                                      --------     --------     --------   -------------   -------------
                                                                                    (UNAUDITED)
Revenues (Note 10)..................  $161,006     $165,398     $212,152      $148,574        $253,682
                                      --------     --------     --------      --------        --------
Costs and Operating Expenses:
  Cost of revenues..................    76,632       82,124      108,590        72,677         134,987
  Selling, general and
     administrative expenses (Note
     8).............................    45,778       46,532       62,109        43,822          73,175
  Research and development
     expenses.......................    10,593       10,496       13,018         9,892          16,644
                                      --------     --------     --------      --------        --------
                                       133,003      139,152      183,717       126,391         224,806
                                      --------     --------     --------      --------        --------
Operating Income....................    28,003       26,246       28,435        22,183          28,876
Interest Income.....................        58           89        1,514            72           4,255
Interest Expense....................    (2,249)      (1,672)      (2,450)         (982)         (4,974)
                                      --------     --------     --------      --------        --------
Income Before Provision for Income
  Taxes.............................    25,812       24,663       27,499        21,273          28,157
Provision for Income Taxes (Note
  6)................................    10,440       10,240       11,490         8,828          12,011
                                      --------     --------     --------      --------        --------
Net Income..........................  $ 15,372     $ 14,423     $ 16,009      $ 12,445        $ 16,146
                                      ========     ========     ========      ========        ========
Earnings per Share..................  $    .34     $    .32     $    .35      $    .28        $    .35
                                      ========     ========     ========      ========        ========
Weighted Average Shares.............    45,157       45,157       45,157        45,157          46,442
                                      ========     ========     ========      ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                            SEPTEMBER 28,
                                                                      1994         1995         1996
                                                                    --------     --------   -------------
                                                                                             (UNAUDITED)

                                               ASSETS
Current Assets:
  Cash and cash equivalents.......................................  $  3,258     $116,890      $114,166
  Accounts receivable, less allowances of $2,783, $5,669 and
     $5,781.......................................................    40,363       62,250        72,716
  Unbilled contract costs and fees................................     1,519        1,130         2,101
  Inventories.....................................................    34,914       42,986        60,794
  Prepaid expenses................................................     2,625        4,221         6,089
  Prepaid income taxes (Note 6)...................................     9,178       11,955        12,012
  Due from Thermo Instrument and affiliated companies.............        --           --         9,029
                                                                    --------     --------      --------
                                                                      91,857      239,432       276,907
                                                                    --------     --------      --------
Property, Plant and Equipment, at Cost, Net.......................    38,252       42,001        53,018
                                                                    --------     --------      --------
Patents and Other Assets..........................................    10,233       11,400        10,532
                                                                    --------     --------      --------
Cost in Excess of Net Assets of Acquired Companies (Notes 2
 and  6)..........................................................    90,264      140,049       196,999
                                                                    --------     --------      --------
                                                                    $230,606     $432,882      $537,456
                                                                    ========     ========      ========

                                       LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Notes payable and current maturities of long-term obligations
     (Note 9).....................................................  $ 17,739     $ 18,041      $ 27,820
  Accounts payable................................................    10,868       19,657        21,569
  Accrued payroll and employee benefits...........................     5,457        7,551         9,754
  Accrued commissions.............................................     1,951        5,301         6,332
  Accrued income taxes............................................     1,801        5,401         6,419
  Accrued installation and warranty expenses......................     2,516        4,194        11,172
  Deferred revenue................................................     4,441        8,858        11,164
  Other accrued expenses..........................................     9,806       25,833        31,708
  Due to Thermo Electron Corporation and affiliated companies.....     3,849           55        55,197
                                                                    --------     --------      --------
                                                                      58,428       94,891       181,135
                                                                    --------     --------      --------
Deferred Income Taxes (Note 6)....................................    12,353       12,293        14,765
                                                                    --------     --------      --------
Other Deferred Items..............................................     2,613        3,631         3,369
                                                                    --------     --------      --------
Long-term Obligations (Note 9)....................................     1,037      101,079        96,819
                                                                    --------     --------      --------
Commitments and Contingency (Note 7)
Shareholders' Investment (Notes 3 and 4):
  Net parent company investment...................................   155,661           --            --
  Common stock, $.01 par value, 100,000,000 shares authorized;
     45,000,000 and 48,450,000 shares issued and outstanding......        --          450           485
  Capital in excess of par value..................................        --      215,342       221,686
  Retained earnings...............................................        --        5,262        21,408
  Cumulative translation adjustment...............................       514          (66)       (2,211)
                                                                    --------     --------      --------
                                                                     156,175      220,988       241,368
                                                                    --------     --------      --------
                                                                    $230,606     $432,882      $537,456
                                                                    ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                                        -------------------------------
                                                                                        SEPTEMBER 30,    SEPTEMBER 28,
                                                       1993        1994        1995          1995             1996
                                                     --------    --------    --------   --------------   --------------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.......................................  $ 15,372    $ 14,423    $ 16,009      $ 12,445         $ 16,146
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation.................................     3,929       3,693       3,962         2,970            4,545
      Amortization.................................     2,365       2,294       2,760         2,008            3,856
      Provision for losses on accounts
         receivable................................       833         521         378           552            1,483
      Other noncash expenses.......................       994       1,201       1,231           841            1,372
      Increase (decrease) in deferred income
         taxes.....................................     3,932         (93)       (290)          552             (174)
      Changes in current accounts, excluding the
         effects of acquisitions:
           Accounts receivable.....................    (2,992)     (1,828)     (5,856)       (4,066)           5,721
           Inventories and unbilled contract costs
             and fees..............................     4,519         (35)      3,158        (1,094)             931
           Other current assets....................      (273)      2,795        (876)          927             (683)
           Accounts payable........................    (6,149)      3,990        (896)       (1,839)         (10,175)
           Other current liabilities...............    (6,216)     (7,184)      2,825        (6,083)          (2,859)
      Other........................................        38          26         383            --              792
                                                     --------    --------    --------      --------         --------
           Net cash provided by operating
             activities............................    16,352      19,803      22,788         7,213           20,955
                                                     --------    --------    --------      --------         --------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 2)......    (2,925)         --     (12,593)      (12,593)         (15,527)
  Cash payment to parent company for acquisition of
    Mattson and Unicam (Note 2)....................        --          --          --            --          (36,558)
  Purchases of property, plant and equipment.......    (1,565)     (1,804)     (2,681)       (1,860)          (4,133)
  Other............................................      (434)     (1,049)      1,028          (127)             (66)
                                                     --------    --------    --------      --------         --------
          Net cash used in investing activities...    (4,924)     (2,853)    (14,246)      (14,580)         (56,284)
                                                     --------    --------    --------      --------         --------
FINANCING ACTIVITIES:
  Net proceeds from issuance of subordinated
    convertible debentures (Note 9)................        --          --      93,895            --               --
  Net proceeds from issuance of Company common
    stock (Note 11)................................        --          --          --            --           42,938
  Increase (decrease) in short-term obligations....     6,696      (1,968)       (475)          519           (5,817)
  Repayment of long-term obligations...............    (1,606)     (7,278)       (618)         (412)          (4,166)
  Transfer from parent company to fund acquisition
    of Baird.......................................        --          --      12,926        12,926               --
  Net transfer (to) from parent company............   (18,479)     (9,054)       (100)        1,099               --
                                                     --------    --------    --------      --------         --------
           Net cash provided by (used in) financing
             activities............................   (13,389)    (18,300)    105,628        14,132           32,955
                                                     --------    --------    --------      --------         --------
Exchange Rate Effect on Cash.......................       362         160        (538)          149             (350)
                                                     --------    --------    --------      --------         --------
Increase (Decrease) in Cash and Cash Equivalents...    (1,599)     (1,190)    113,632         6,914           (2,724)
Cash and Cash Equivalents at Beginning of Period...     6,047       4,448       3,258         3,258          116,890
                                                     --------    --------    --------      --------         --------
Cash and Cash Equivalents at End of Period.........  $  4,448    $  3,258    $116,890      $ 10,172         $114,166
                                                     ========    ========    ========      ========         ========
NONCASH ACTIVITIES:
  Transfer of acquired businesses from parent
    company........................................  $     --    $  3,401    $ 36,558      $     --         $     --
                                                     ========    ========    ========      ========         ========
  Fair value of assets of acquired companies.......  $  7,311    $     --    $ 20,901      $ 20,901         $131,470
  Due to parent company for acquisition (Note
    11)............................................        --          --          --            --          (55,197)
  Cash paid for acquired companies.................    (2,937)         --     (12,926)      (12,926)         (16,869)
                                                     --------    --------    --------      --------         --------
    Liabilities assumed of acquired companies......  $  4,374    $     --    $  7,975      $  7,975         $ 59,404
                                                     ========    ========    ========      ========         ========
CASH PAID FOR:
  Interest.........................................  $  2,007    $  1,676    $  1,285
                                                     ========    ========    ========
  Income taxes.....................................  $     50    $    335    $    187
                                                     ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                     COMMON
                                     NET PARENT      STOCK,      CAPITAL IN                  CUMULATIVE
                                      COMPANY       $.01 PAR     EXCESS OF      RETAINED     TRANSLATION
                                     INVESTMENT      VALUE       PAR VALUE      EARNINGS     ADJUSTMENT
                                     ----------     --------     ----------     --------     ----------
BALANCE JANUARY 2, 1993............   $ 149,998         $ --       $     --      $    --       $  (694)
Net income.........................      15,372           --             --           --            --
Net transfer to parent company.....     (18,479)          --             --           --            --
Translation adjustment.............          --           --             --           --           721
                                      ---------         ----       --------      -------       -------
BALANCE JANUARY 1, 1994............     146,891           --             --           --            27
Net income.........................      14,423           --             --           --            --
Transfer of acquired business from
  parent company...................       3,401           --             --           --            --
Net transfer to parent company.....      (9,054)          --             --           --            --
Translation adjustment.............          --           --             --           --           487
                                      ---------         ----       --------      -------       -------
BALANCE DECEMBER 31, 1994..........     155,661           --             --           --           514
Net income prior to capitalization
  of Company.......................      10,747           --             --           --            --
Transfer from parent company to
  fund acquisition of Baird........      12,926           --             --           --            --
Net transfer to parent company.....        (100)          --             --           --            --
Capitalization of Company..........    (179,234)         300        178,934           --            --
Net income after capitalization of
  Company..........................          --           --             --        5,262            --
Transfer of acquired businesses
  from
  parent company...................          --           --         36,558           --            --
Effect of three-for-two stock
  split............................          --          150           (150)          --            --
Translation adjustment.............          --           --             --           --          (580)
                                      ---------         ----       --------      -------       -------
BALANCE DECEMBER 30, 1995..........          --          450        215,342        5,262           (66)
                                                                (UNAUDITED)
Net income.........................          --           --             --       16,146            --
Net proceeds from initial public
  offering of Company common stock
  (Note 11)........................          --           35         42,902           --            --
Payment to parent company for
  acquired businesses..............          --           --        (36,558)          --            --
Translation adjustment.............          --           --             --           --        (2,145)
                                      ---------         ----       --------      -------       -------
BALANCE SEPTEMBER 28, 1996.........   $      --         $485       $221,686      $21,408       $(2,211)
                                      =========         ====       ========      =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            THERMO OPTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Optek Corporation (the "Company") develops, manufactures and markets analytical instruments that utilize a range of optical spectroscopy techniques. The Company's products are used by its customers for productivity enhancement, research and development, quality control and testing applications in the environmental testing, chemical, metallurgical, food and beverage, pharmaceutical and petroleum industries; and by forensic laboratories, research organizations and educational institutions.

  Relationship with Thermo Instrument Systems Inc. and Thermo Electron
Corporation

     The Company was incorporated in August 1995 as a wholly owned subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"). After the formation of the Company, Thermo Instrument transferred to the Company all of the assets, liabilities and businesses of Nicolet Instrument Corporation ("Nicolet") and Thermo Jarrell Ash Corporation ("TJA") in exchange for 45,000,000 shares of the Company's common stock. As of December 30, 1995, Thermo Instrument was an 86%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in Thermo Instrument's consolidated financial statements. The accompanying financial statements do not include Thermo Instrument's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Instrument's interest expense. The Company has had positive cash flows from operations since 1993.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1993, 1994 and 1995 are for the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products and recognizes service contract revenues ratably over the term of the contract. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. Deferred revenue in the accompanying balance sheets consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue included in the accompanying 1995 balance sheet will be recognized within one year.

  Income Taxes

     The Company and Thermo Instrument have a tax allocation agreement under which both the Company and Thermo Instrument are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Instrument's equity ownership of the Company were to drop below 80%, the Company would be required to file its own income tax returns.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities,

                            THERMO OPTEK CORPORATION
calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods include the 45,000,000 shares issued to Thermo Instrument in connection with the initial capitalization of the Company and the effect of the assumed exercise of stock options issued within one year prior to the Company's initial public offering. Fully diluted earnings per share have not been presented because the assumed conversion of the Company's subordinated convertible debentures would be antidilutive.

  Cash and Cash Equivalents

     Prior to its incorporation, the cash receipts and disbursements of the Company's domestic operations were combined with other Thermo Instrument corporate cash transactions and balances. Therefore, cash of the Company's domestic operations is not included in the accompanying 1994 balance sheet.

     As of December 30, 1995, $106,055,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of December 30, 1995, the Company's cash equivalents also include investments in commercial paper and short-term certificates of deposit of the Company's foreign operations, which have an original maturity of three months or less. Cash equivalents are carried at cost, which approximates market value.

  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out or weighted average basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Raw materials and supplies.......................................  $23,758     $29,523
    Work in process..................................................    3,919       4,632
    Finished goods...................................................    7,237       8,831
                                                                       -------     -------
                                                                       $34,914     $42,986
                                                                       =======     =======

                            THERMO OPTEK CORPORATION

  Property, Plant and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 16 to 40 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Land.............................................................  $ 5,175     $ 5,051
    Buildings........................................................   25,203      25,404
    Machinery, equipment and leasehold improvements..................   21,486      28,191
                                                                       -------     -------
                                                                        51,864      58,646
    Less: Accumulated depreciation and amortization..................   13,612      16,645
                                                                       -------     -------
                                                                       $38,252     $42,001
                                                                       =======     =======

  Patents and Other Assets

     Patents and other assets in the accompanying balance sheets include the costs of acquired patents that are amortized using the straight-line method over their estimated useful lives, which range from 12 to 13 years. These assets were $9,721,000 and $8,592,000, net of accumulated amortization of $3,704,000 and $4,833,000, at year-end 1994 and 1995, respectively. Patents and other assets in the accompanying balance sheets also include deferred debt costs of $2,254,000, net of accumulated amortization of $102,000, at year-end 1995. Deferred debt costs are being amortized through the maturity of the related debt, which occurs in 2000.

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $6,173,000 and $8,932,000 at year-end 1994 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.

  Environmental Liabilities

     The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. Any recorded liabilities have not been discounted.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable, due to parent company and

                            THERMO OPTEK CORPORATION
long-term obligations. The carrying amounts of the Company's cash and cash equivalents, accounts receivable, notes payable and current maturities of long-term obligations, accounts payable and due to parent company approximate fair value due to their short-term nature. See Note 9 for fair value information pertaining to the Company's long-term obligations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock Split

     On April 11, 1996, the Company declared a three-for-two stock split in the form of a 50% stock dividend distributed to the shareholder of record as of April 11, 1996. All share and per share information has been restated to reflect the stock split.

  Interim Financial Statements

     The financial statements as of September 28, 1996 and for the nine-month periods ended September 30, 1995 and September 28, 1996 are unaudited but, in the opinion of management, reflect all adjustments of a normal, recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine-month period ended September 28, 1996 are not necessarily indicative of the results to be expected for the entire year.

2.  ACQUISITIONS

     On January 1, 1995, TJA acquired the Analytical Instruments Division of Baird Corporation ("Baird"), a wholly owned subsidiary of IMO Industries Inc., for $12.9 million in cash. Baird is a manufacturer of arc/spark and other spectrometers. The acquisition of Baird has been accounted for using the purchase method of accounting, and its results of operations have been included in the accompanying financial statements from the date of acquisition.

     On December 1, 1995, Thermo Instrument acquired the assets of the analytical instruments division of Analytical Technology, Inc. ("ATI"). On April 11, 1996, the Company acquired the Mattson Instruments ("Mattson") and Unicam divisions of ATI from Thermo Instrument for $36.6 million in cash. Mattson is a manufacturer of Fourier transform infrared ("FT-IR") spectroscopy instruments and Unicam is a manufacturer of atomic absorption and ultraviolet/visible spectroscopy instruments. Because, as of December 30, 1995, the Company, Mattson and Unicam were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the accompanying 1995 historical financial information includes the results of operations of Mattson and Unicam from December 1, 1995, the date these businesses were acquired by Thermo Instrument. Because the Company had not disbursed the funds in connection with the acquisitions of Mattson and Unicam as of December 30, 1995, the transfer of these businesses has been reflected as a contribution of capital in excess of par value as of December 1, 1995. The $36.6 million payment from the Company to Thermo Instrument was accounted for as a reduction of capital in excess of par value as of April 11, 1996.

     The cost of the acquisitions of Baird, Mattson and Unicam exceeded the estimated fair value of the acquired net assets by $53.8 million, which is being amortized over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired and, for Mattson and Unicam, is subject to adjustment upon finalization of the purchase price allocation. To date, no information

                            THERMO OPTEK CORPORATION
has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different than the preliminary estimate.

     Based on unaudited data, the following table presents selected financial information for the Company, Baird, Mattson and Unicam on a pro forma basis, assuming the companies had been combined since the beginning of 1994.

                                                                       1994         1995
                                                                     --------     --------
                                                                     (IN THOUSANDS, EXCEPT
                                                                       PER SHARE AMOUNTS)

    Revenues.......................................................  $263,892     $269,954
    Net income.....................................................     6,620       11,877
    Earnings per share.............................................       .15          .26

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of Baird, Mattson and Unicam been made at the beginning of 1994.

     In connection with the acquisitions of Mattson and Unicam, the Company established reserves totaling $11.6 million for estimated severance, excess facilities and other exit costs associated with the acquisitions, none of which was expended during 1995. The Company expects to substantially complete its review and restructuring of Mattson's and Unicam's operations over the one-year period following the acquisitions. Any changes in estimates of these costs will be recorded as adjustments to cost in excess of net assets of acquired companies. These reserves are included in other accrued expenses in the accompanying 1995 balance sheet.

3.  STOCK-BASED COMPENSATION PLANS

     In November 1995, the Company adopted a stock-based compensation plan for its key employees, directors, and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted to date generally vest and become immediately exercisable on the ninth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally are deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which generally ranges from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. As of April 11, 1996, options to purchase 2,355,600 shares of the Company's common stock exercisable at $12.00 per share were outstanding under this plan. As of April 11, 1996, no options have been exercised and no options are exercisable under the stock-based compensation plan described above. The Company also has a directors' stock option plan, adopted in November 1995, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options granted under this plan will have the same general terms as options granted to date under the stock-based compensation plan described above, except that the restrictions and repurchase rights generally are deemed to have lapsed ratably over a four-year period and the option term is five years. As of April 11, 1996, no options to purchase shares of the Company's common stock have been granted under this plan. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.

                            THERMO OPTEK CORPORATION

     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

4.  COMMON STOCK

     At December 30, 1995, the Company had reserved 9,481,481 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible debentures.

5.  EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Instrument. Prior to the November 1995 plan year, shares of Thermo Instrument's and Thermo Electron's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  401(k) Savings Plans

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's or Nicolet's 401(k) savings plans and, prior to 1995, in Thermo Electron's employee stock ownership plan ("ESOP"). Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $967,000, $1,005,000 and $1,106,000 in 1993, 1994 and 1995, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries and ESOP II, covering employees of Thermo Electron's majority-owned subsidiaries. Also, effective December 31, 1994, the ESOP II plan was terminated and as a result, the Company's employees are no longer eligible to participate in an ESOP.

6.  INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)

    Domestic..............................................  $22,492     $22,877     $23,205
    Foreign...............................................    3,320       1,786       4,294
                                                            -------     -------     -------
                                                            $25,812     $24,663     $27,499
                                                            =======     =======     =======

                            THERMO OPTEK CORPORATION

     The components of the provision for income taxes are as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Currently payable:
      Federal.............................................  $ 3,281     $ 5,687     $ 8,227
      State...............................................      788       1,412       1,658
      Foreign.............................................    1,558         997       1,975
                                                            -------     -------     -------
                                                              5,627       8,096      11,860
                                                            -------     -------     -------
    Net deferred (prepaid):
      Federal.............................................    4,033       1,898        (435)
      State...............................................    1,042         474         (92)
      Foreign.............................................     (262)       (228)        157
                                                            -------     -------     -------
                                                              4,813       2,144        (370)
                                                            -------     -------     -------
                                                            $10,440     $10,240     $11,490
                                                            =======     =======     =======

     The provision for income taxes that is currently payable does not reflect $1,000,000 of tax benefits used to reduce cost in excess of net assets of acquired companies in 1995.

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes due to the following:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)

    Provision for income taxes at statutory rate..........  $ 9,034     $ 8,632     $ 9,625
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit..........    1,190       1,226       1,018
      Net foreign losses not benefited and tax rate
         differential.....................................      134         144         629
      Tax benefit of foreign sales corporation............     (385)       (642)       (659)
      Amortization of cost in excess of net assets of
         acquired companies...............................      825         767         894
      Other, net..........................................     (358)        113         (17)
                                                            -------     -------     -------
                                                            $10,440     $10,240     $11,490
                                                            =======     =======     =======

                            THERMO OPTEK CORPORATION

     Prepaid income taxes and deferred income taxes in the accompanying balance sheets consist of the following:

                                                                        1994        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Prepaid income taxes:
      Reserves and accruals..........................................  $ 3,533     $ 3,378
      Inventory basis difference.....................................    4,384       3,592
      Accrued compensation...........................................      532       1,010
      Foreign net operating loss carryforwards.......................       --      11,220
      Other, net.....................................................      729       3,975
                                                                       -------     -------
                                                                         9,178      23,175
      Less: Valuation allowance......................................       --      11,220
                                                                       -------     -------
                                                                       $ 9,178     $11,955
                                                                       =======     =======
    Deferred income taxes:
      Depreciation...................................................  $ 8,419     $ 8,427
      Intangible assets..............................................    3,244       3,019
      Other, net.....................................................      690         847
                                                                       -------     -------
                                                                       $12,353     $12,293
                                                                       =======     =======

     As of November 30, 1995, Unicam had net operating loss carryforwards in the U.K. of $34,000,000 that are subject to review and adjustment by the U.K. Inland Revenue Service as a result of the acquisition of the analytical instruments division of ATI by Thermo Instrument. The Mattson and Unicam divisions also have net operating loss carryforwards in several other European countries. These foreign net operating loss carryforwards may only be used to offset taxable income generated in such European countries.

     The year-end 1995 valuation allowance relates to the uncertainty surrounding the realization of Unicam's foreign net operating loss carryforwards, the realization of which is limited to the future income of certain subsidiaries. The net operating loss carryforwards do not expire and any resulting benefit will be used to reduce cost in excess of net assets of acquired companies.

     A provision has not been made for U.S. or additional foreign taxes on $7,003,000 of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company plans to keep these amounts permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

7.  COMMITMENTS AND CONTINGENCY

  Commitments

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $3,056,000, $2,989,000 and $3,154,000 in 1993, 1994 and 1995, respectively. Future minimum payments due under noncancellable operating leases at December 30, 1995, are $4,357,000 in 1996; $3,175,000 in 1997; $2,271,000 in 1998; $1,911,000 in 1999; $1,829,000 in 2000;
and $7,543,000 in 2001 and thereafter. Total future minimum lease payments are $21,086,000.

  Contingency

     Prior to Nicolet's acquisition by the Company, the Wisconsin Department of Natural Resources ("DNR") notified Nicolet that the DNR had begun a remedial investigation to determine the extent of releases of hazardous substances from the Refuse Hideaway Landfill located in Middleton, Wisconsin (the "Landfill"), and that Nicolet was a potential responsible party ("PRP") with regard to the Landfill. Approximately 50 other parties were also notified of their potential PRP status. The Environmental Protection

                            THERMO OPTEK CORPORATION

Agency ("EPA") subsequently added the Landfill to its National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"). In February 1995, the EPA and the DNR recommended that various remediation efforts be made at the Landfill at an estimated cost of approximately $5.2 million, and the Company expects that such agencies will also seek to recover their oversight costs and expenses related to the site. Under CERCLA, responsible parties can include current and previous owners of a site, generators of hazardous substances disposed of at a site, and transporters of hazardous substances to a site. Each responsible party can be jointly and severally liable, without regard to fault or negligence, for all costs associated with the remediation of the site. Although the Company believes that the quantity of materials generated by Nicolet and transported to the Landfill is relatively small in comparison to that of other named PRPs, there can be no assurance as to the exact amount, if any, for which Nicolet will be held responsible by the EPA and the DNR for costs associated with remediation of the Landfill.

     In connection with the organization of the Company, Thermo Instrument agreed to indemnify the Company for any cash damages resulting from this matter. Any payments received under such indemnity would be recorded as capital contributions. In the opinion of management, resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.

8.  RELATED PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.25% of the Company's revenues in 1993 and 1994 and 1.20% of the Company's revenues in 1995. For these services, the Company was charged $2,013,000, $2,067,000 and $2,546,000 in 1993, 1994 and 1995, respectively. Beginning in 1996, the Company will pay an annual fee equal to 1.0% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

  Other Related Party Services

     Prior to 1995, the Company provided certain services to ThermoSpectra Corporation ("ThermoSpectra"), a majority-owned subsidiary of Thermo Instrument, and to Nicolet Biomedical Inc. ("Nicolet Biomedical"), a wholly owned subsidiary of Thermo Electron. The costs of such services were allocated based on the subsidiaries' revenues attributable to their businesses operated at the Company's Wisconsin facilities as a percentage of the total revenues of all businesses operated at such facilities. These services included personnel administration, accounting, data processing and general administrative management. For these services, the Company charged $1,543,000 and $672,000 in 1993 and 1994, respectively.

  Operating Leases

     The Company leases office and manufacturing space to ThermoSpectra and Nicolet Biomedical pursuant to an arrangement whereby the Company charges ThermoSpectra and Nicolet Biomedical their allocated

                            THERMO OPTEK CORPORATION
share of the occupancy expenses of the Company's Wisconsin facility, based on the space ThermoSpectra and Nicolet Biomedical utilize. The Company recorded operating lease income of $1,305,000, $1,120,000 and $898,000 in 1993, 1994 and
1995, respectively, which is deducted from selling, general and administrative expenses in the accompanying statement of income. These leases are effective until December 31, 1998, but may be terminated by ThermoSpectra and Nicolet Biomedical upon 30 days' prior notice to the Company.

  Other Related Party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Electron. Sales of products to such affiliated companies totalled $2,642,000, $3,389,000 and $5,280,000 in 1993,
1994 and 1995, respectively. Purchases of products from such affiliated companies totalled $505,000, $1,555,000 and $1,720,000 in 1993, 1994 and 1995,
respectively.

  Repurchase Agreement

     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

9.  SHORT- AND LONG-TERM OBLIGATIONS

  Short-term Obligations

     Notes payable and current maturities of long-term obligations in the accompanying balance sheets include $17,005,000 and $17,275,000 in 1994 and 1995, respectively, of short-term bank borrowings by the Company's foreign subsidiaries. The weighted average interest rates for these borrowings were 5.57% and 5.80% at year-end 1994 and 1995, respectively.

  Long-term Obligations

     Long-term obligations of the Company are as follows:

                                                                        1994        1995
                                                                       ------     --------
                                                                         (IN THOUSANDS)
    5% Subordinated convertible debentures, due 2000.................  $   --     $ 96,250
    6.9% Mortgage loan secured by property with a net book value of
      $3,212, payable in quarterly installments with final payments
      in 2005........................................................     784          691
    Note (Libor-based), payable in annual installments, due 2005.....     739          339
    Other............................................................     178        4,494
                                                                       ------     --------
                                                                        1,701      101,774
    Less: Current maturities of long-term obligations................     664          695
                                                                       ------     --------
                                                                       $1,037     $101,079
                                                                       ======     ========

     In October 1995, the Company issued and sold $96,250,000 principal amount of 5% subordinated convertible debentures due 2000. The debentures will be convertible into shares of the Company's common stock at any time after the later of (1) 180 days after the date of the closing of the Company's initial public offering of common stock or (2) the date of the effectiveness under the Securities Act of 1933 of a registration statement covering the resale of shares of the Company's common stock issuable upon conversion of the debentures, and prior to redemption and maturity. The conversion price of the debentures will be set on the date of the closing of the Company's initial public offering of common stock and will be equal to 110% of the initial public offering price of the Company's common stock. If the Company's initial public offering has not occurred by October 12, 1996, this percentage will decrease by 2.5% on such date and on each anniversary of such date prior to the Company's initial public offering. If the Company's initial public offering has not occurred by October 1, 1996, the rate of interest borne by the debentures will increase by 0.5% on such date

                            THERMO OPTEK CORPORATION
and on each anniversary of such date prior to the Company's initial public offering. The debentures are guaranteed on a subordinated basis by Thermo Electron. Thermo Instrument and the Company have agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. In addition, the Company has agreed to reimburse Thermo Instrument in the event Thermo Instrument is required to make a payment under the guarantee. The fair value of the Company's 5% subordinated convertible debentures was $100,100,000 as of December 30, 1995. The carrying amount of the Company's other long-term obligations approximates fair value as of December 30, 1995.

     The annual requirements of long-term obligations as of December 30, 1995, are $695,000 in 1996; $301,000 in 1997; $299,000 in 1998; $315,000 in 1999;
$96,619,000 in 2000; and $3,545,000 in 2001 and thereafter. Total future requirements of long-term obligations are $101,774,000.

10.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing and selling atomic, FT-IR and FT-Raman spectrometers. The following table shows data for the Company by geographical area.

                                                           1993         1994         1995
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Revenues:
         United States.................................  $125,427     $124,634     $152,282
         United Kingdom................................    15,437       15,718       20,013
         Japan.........................................    15,555       18,559       26,377
         Other.........................................    31,117       29,203       46,188
         Transfers among geographical areas (a)........   (26,530)     (22,716)     (32,708)
                                                         --------     --------     --------
                                                         $161,006     $165,398     $212,152
                                                         ========     ========     ========
    Income before provision for income taxes:
         United States (b).............................  $ 25,097     $ 23,169     $ 22,834
         United Kingdom................................     1,575          589          951
         Japan.........................................       622          894        1,543
         Other.........................................       709        1,594        3,107
                                                         --------     --------     --------
         Total operating income........................    28,003       26,246       28,435
         Interest expense, net.........................    (2,191)      (1,583)        (936)
                                                         --------     --------     --------
                                                         $ 25,812     $ 24,663     $ 27,499
                                                         ========     ========     ========
    Identifiable assets:
         United States (c).............................  $184,477     $182,967     $340,566
         United Kingdom................................    13,758       13,568       45,208
         Japan.........................................    12,183       14,020       15,895
         Other.........................................    18,616       20,051       31,213
                                                         --------     --------     --------
                                                         $229,034     $230,606     $432,882
                                                         ========     ========     ========
    Export revenues included in United States revenues
      above (d):
         Europe........................................  $ 25,015     $ 18,504     $ 22,001
         Asia..........................................    16,289       15,991       31,654
         Other.........................................     8,129        6,540       13,433
                                                         --------     --------     --------
                                                         $ 49,433     $ 41,035     $ 67,088
                                                         ========     ========     ========

---------------

(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.


                            THERMO OPTEK CORPORATION

(b) Includes corporate general and administrative expenses.

(c) Includes $93.9 million in net proceeds from the October 1995 issuance of 5% subordinated convertible debentures.

(d) In general, export sales are denominated in U.S. dollars.

11.  SUBSEQUENT EVENTS

  Initial Public Offering

     In June and July 1996, the Company sold 3,450,000 shares of its Common Stock in an initial public offering at $13.50 per share for net proceeds of approximately $42.9 million. Following the offering, Thermo Instrument owned 93% of the Company's outstanding common stock.

  Acquisitions

     On March 29, 1996, Thermo Instruments acquired a substantial portion of the businesses comprising the Scientific Instruments Division of Fisons plc (Fisons), a wholly owned subsidiary of Rhone-Poulenc Rorer, Inc. In November 1996, the Company acquired two businesses formerly part of Fisons, A.R.L. Applied Research Laboratories S.A. (ARL), a manufacturer of arc/spark instruments used in elemental solids analysis and wavelength dispersive x-ray fluorescence instruments, and VG Elemental, a manufacturer of inductively coupled plasma/mass spectrometers, from Thermo Instrument for approximately $55.2 million in cash and the assumption of $16.6 million in debt, subject to a post-closing adjustment to be negotiated with Fisons by Thermo Instrument. As of March 29, 1996, the Company, ARL and VG Elemental were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, and, as a result, the accompanying unaudited 1996 financial information includes the results of operations of ARL and VG Elemental from March 29, 1996. Because the Company had not disbursed the funds in connection with the acquisition of ARL and VG Elemental as of September 28, 1996, the purchase price for these businesses has been recorded as a payable in the accompanying balance sheet.

     The cost of the acquisition of ARL and VG Elemental exceeded the estimated fair value of the acquired net assets by $55.8 million, which is being amortized over 40 years. Allocation of the purchase price for the acquisition was based on estimates of the fair value of the net assets acquired and is subject to adjustment upon finalization of the purchase price allocation.

     Based on unaudited data, the following table presents selected financial information for the Company, ARL and VG Elemental on a pro forma basis, assuming the companies had been combined since the beginning of 1995.

                                                                               NINE MONTHS ENDED
                                                                                 SEPTEMBER 28,
                                                                1995                 1996
                                                              --------         -----------------
                                                                    (IN THOUSANDS, EXCEPT
                                                                      PER SHARE AMOUNTS)

Revenues....................................................  $306,845              $271,210
Net income..................................................     9,487                13,248
Earnings per share..........................................       .21                   .29

                            THERMO OPTEK CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONCLUDED)

12.  QUARTERLY INFORMATION (UNAUDITED)

1996(B)                                          FIRST        SECOND(A)     THIRD(A)
                                                -------       ---------    ---------
                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $69,668       $93,321       $90,693
Gross profit..................................   33,908        42,012        42,775
Net income....................................    4,296         5,424         6,426
Earnings per share............................      .10           .12           .13


1995(C)                                          FIRST        SECOND         THIRD        FOURTH(B)
                                                -------      --------       -------      ----------
                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $50,862       $51,780       $45,932       $63,578
Gross profit..................................   25,152        25,848        24,897        27,665
Net income....................................    4,220         4,309         3,916         3,564
Earnings per share............................      .09           .10           .09           .07

1994                                             FIRST        SECOND         THIRD        FOURTH
                                                -------       -------       -------       -------
                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues......................................  $43,276       $37,127       $38,705       $46,290
Gross profit..................................   22,040        19,244        19,558        22,432
Net income....................................    4,230         3,032         3,363         3,798
Earnings per share............................      .09           .07           .07           .08

---------------

(a) Includes the results of the ARL and VG Elemental division of Fisons since their acquisition by Thermo Instrument in March 1996.

(b) Includes the results of the Mattson and Unicom divisions of ATI since their acquisition by Thermo Instrument in December 1995.

(c) Includes the results of Baird since its acquisition by the Company in January 1995.


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Laser Science, Inc.
Newton, Massachusetts

     We have audited the accompanying balance sheets of Laser Science, Inc. as of June 30, 1996 and 1995, and the related statements of operations, changes in stockholders' equity (deficiency), and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laser Science, Inc., as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          Tonneson & Company C.P.A.'s P.C.

Wakefield, Massachusetts
September 17, 1996

                              LASER SCIENCE, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      THREE
                                                                                   MONTHS ENDED
                                               YEARS ENDED JUNE 30,               SEPTEMBER 30,
                                       ------------------------------------   ----------------------
                                          1994         1995         1996        1995         1996
                                       ----------   ----------   ----------   ---------   ----------
                                                                                   (UNAUDITED)
Net Sales............................  $3,494,049   $3,686,900   $4,044,100   $ 728,338   $  820,512
Cost of Sales........................   2,389,500    2,548,050    2,337,039     475,439      558,657
                                       ----------   ----------   ----------   ---------   ----------
Gross Profit.........................   1,104,549    1,138,850    1,707,061     252,899      261,855
                                       ----------   ----------   ----------   ---------   ----------
Operating Expenses:
  Selling, general and
     administrative..................     782,164      788,727      999,178     237,733      197,318
  New business development...........          --      151,522      202,340      52,754       11,914
  Research and development...........      82,452       47,124      340,020      81,217      110,812
                                       ----------   ----------   ----------   ---------   ----------
     Total operating expenses........     864,616      987,373    1,541,538     371,704      320,044
                                       ----------   ----------   ----------   ---------   ----------
Income (Loss) From Operations........     239,933      151,477      165,523    (118,805)     (58,189)
                                       ----------   ----------   ----------   ---------   ----------
Other Income (Expenses):
  Interest expense...................     (27,751)     (11,018)      (9,149)     (2,052)        (347)
  Interest income....................       5,783       10,798        2,347         388          507
  Miscellaneous income, net..........      35,893        5,791       22,868         624        2,462
                                       ----------   ----------   ----------   ---------   ----------
     Other income, net...............      13,925        5,571       16,066      (1,040)       2,622
                                       ----------   ----------   ----------   ---------   ----------
Income (Loss) Before Provision for
  Income Taxes and Accounting
  Change.............................     253,858      157,048      181,589    (119,845)     (55,567)
Provision for Income Taxes
  (Notes 7 and 12)...................     108,791       13,668       43,670          --           --
                                       ----------   ----------   ----------   ---------   ----------
Income (Loss) Before Cumulative
  Effect of Accounting Change........     145,067      143,380      137,919    (119,845)     (55,567)
Cumulative Effect of Accounting
  Change, on Years Prior to 1994
  (Note 12)..........................     451,998           --           --          --           --
                                       ----------   ----------   ----------   ---------   ----------
Net Income (Loss)....................  $  597,065   $  143,380   $  137,919   $(119,845)  $  (55,567)
                                       ==========   ==========   ==========   =========   ==========
Earnings (Loss) per Share Before
  Cumulative Effect of Accounting
  Change.............................  $      .14   $      .13   $      .12   $    (.10)  $     (.04)
                                       ==========   ==========   ==========   =========   ==========
Earnings (Loss) per Share............  $      .55   $      .13   $      .12   $    (.10)  $     (.04)
                                       ==========   ==========   ==========   =========   ==========
Weighted Average Shares..............   1,077,009    1,134,981    1,158,192   1,136,831    1,218,892
                                       ==========   ==========   ==========   =========   ==========

                       See Notes to Financial Statements.

                              LASER SCIENCE, INC.

                                 BALANCE SHEETS

                                                                                                   SEPTEMBER 30,
                                                                      1995            1996              1996
                                                                   -----------     -----------     --------------
                                                                                                     (UNAUDITED)
                                           ASSETS
                                       (Notes 3 and 6)
Current Assets:
  Cash.........................................................    $    27,654     $    94,903       $    20,434
  Accounts receivable, trade...................................        653,147         784,613           582,197
  Inventories (Note 2).........................................        389,494         420,778           518,527
  Refundable state income taxes................................         16,000              --                --
  Prepaid expenses and other current assets....................          2,805          32,750            56,347
  Deferred income taxes (Note 7)...............................          5,091           5,334             5,334
                                                                   -----------     -----------       -----------
         Total current assets..................................      1,094,191       1,338,378         1,182,839
                                                                   -----------     -----------       -----------
Property and Equipment, at Cost: (Note 5)
    Production and research equipment..........................        505,702         556,601           560,893
    Office furniture and equipment.............................        201,986         204,307           214,846
    Leasehold improvements.....................................         14,819          14,819            14,819
                                                                   -----------     -----------       -----------
                                                                       722,507         775,727           790,558
    Less accumulated depreciation..............................        583,350         652,921           672,157
                                                                   -----------     -----------       -----------
    Property and equipment, net................................        139,157         122,806           118,401
                                                                   -----------     -----------       -----------
Other Assets:
  Patent costs, net of accumulated amortization of $117,375,
    $137,425 and $137,425......................................         20,051              --                --
  Deferred income taxes (Note 7)...............................        367,829         344,655           344,655
  Deposits and other assets....................................          7,000           7,000             7,000
                                                                   -----------     -----------       -----------
         Total other assets....................................        394,880         351,655           351,655
                                                                   -----------     -----------       -----------
             Total Assets......................................    $ 1,628,228     $ 1,812,839       $ 1,652,895
                                                                   ===========     ===========       ===========

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note payable, banks (Note 3).................................    $    36,427     $     2,802       $        --
  Notes payable, stockholders (Note 4).........................         80,463          69,441            64,898
  Obligations under capital leases (Note 5)....................         14,608          16,712            14,371
  Accounts payable, trade......................................        275,986         326,989           327,265
  Accrued expenses and other current liabilities:
    Salaries, wages and payroll taxes..........................         85,063         136,889            69,017
    Royalties (Note 6).........................................         33,458          53,655            42,385
    Rent.......................................................         17,706          12,506            11,206
    State income taxes.........................................             --           9,000                --
    Other......................................................         26,849          18,170            12,845
                                                                   -----------     -----------       -----------
         Total current liabilities.............................        570,560         646,164           541,987
Obligations Under Capital Leases (Note 5)......................         28,263          11,551             7,581
Accrued Royalties (Note 6).....................................         25,000           5,000             5,000
Commitments and Contingent Liabilities (Note 6)................             --              --                --
                                                                   -----------     -----------       -----------
             Total Liabilities.................................        623,823         662,715           554,568
                                                                   -----------     -----------       -----------
Stockholders' Equity: (Notes 8, 9 and 10)
  Capital stock
    Preferred, $.07 par value; Authorized 700,000 shares;
      Issued 619,254, 631,254, and 631,254 shares,
      respectively.............................................         43,348          44,188            44,188
    Common, $.07 par value; Authorized 1,800,000 shares; Issued
      86,698, 110,698, and 146,393 shares, respectively........          6,069           7,749            10,248
  Additional paid-in capital...................................      5,976,796       5,982,076         5,983,347
  Retained earnings (deficit)..................................     (5,021,405)     (4,883,486)       (4,939,053)
                                                                   -----------     -----------       -----------
                                                                     1,004,808       1,150,527         1,098,730
  Less 12,235 shares of preferred and 1,136 shares of common
    stock in treasury, at cost.................................            403             403               403
                                                                   -----------     -----------       -----------
             Total Stockholders' Equity........................      1,004,405       1,150,124         1,098,327
                                                                   -----------     -----------       -----------
                  Total Liabilities and Stockholders' Equity...    $ 1,628,228     $ 1,812,839       $ 1,652,895
                                                                   ===========     ===========       ===========

                       See Notes to Financial Statements.

                              LASER SCIENCE, INC.

           STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                              TREASURY STOCK
                                                                                       -----------------------------
                           PREFERRED STOCK    COMMON STOCK                                                               TOTAL
                           $.07 PAR VALUE    $.07 PAR VALUE   ADDITIONAL   RETAINED      PREFERRED        COMMON      STOCKHOLDERS'
                          ----------------- -----------------   PAID-IN    EARNINGS    --------------  -------------    EQUITY
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL    (DEFICIT)   SHARES  AMOUNT  SHARES AMOUNT  (DEFICIENCY)
                          -------- -------- -------- -------- ----------- -----------  ------- ------  ------ ------  -----------
Balance, July 1, 1993....  619,254  $43,348   86,698  $ 6,069  $4,704,656 $(5,761,850)      --  $ --    1,136  $85    $(1,007,862)
  Repurchase of preferred
    stock................       --       --       --       --          --          --   12,235   318       --    --          (318)
  Conversion of debt
    (Note 10)............       --       --       --       --   1,272,140          --       --    --       --    --     1,272,140
  Net income.............       --       --       --       --          --     597,065       --    --       --    --       597,065
                           -------  -------  -------  -------  ---------- -----------   ------  ----    -----   ---   -----------
Balance, June 30, 1994...  619,254   43,348   86,698    6,069   5,976,796  (5,164,785)  12,235   318    1,136    85       861,025
  Net income.............       --       --       --       --          --     143,380       --    --       --    --       143,380
                           -------  -------  -------  -------  ---------- -----------   ------  ----    -----   ---   -----------
Balance, June 30, 1995...  619,254   43,348   86,698    6,069   5,976,796  (5,021,405)  12,235   318    1,136    85     1,004,405
  Issuance of preferred
    stock................   12,000      840       --       --       2,160          --       --    --       --    --         3,000
  Issuance of common
    stock................       --       --   24,000    1,680       3,120          --       --    --       --    --         4,800
  Net income.............       --       --       --       --          --     137,919       --    --       --    --       137,919
                           -------  -------  -------  -------  ---------- -----------   ------  ----    -----   ---   -----------
Balance, June 30, 1996...  631,254   44,188  110,698    7,749   5,982,076  (4,883,486)  12,235   318    1,136    85     1,150,124

                                                            (UNAUDITED)
 Issuance of common
   stock.................       --       --   35,695    2,499       1,271          --       --    --       --    --         3,770
  Net loss...............       --       --       --       --          --     (55,567)      --    --       --    --       (55,567)
                           -------  -------  -------  -------  ---------- -----------   ------  ----    -----   ---   -----------
Balance, September 30,
  1996...................  631,254  $44,188  146,393  $10,248  $5,983,347 $(4,939,053)  12,235  $318    1,136   $85   $ 1,098,327
                           =======  =======  =======  =======  ========== ===========   ======  ====    =====   ===   ===========

                       See Notes to Financial Statements.

                              LASER SCIENCE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                               THREE
                                                                                            MONTHS ENDED
                                                          YEARS ENDED JUNE 30,             SEPTEMBER 30,
                                                    ---------------------------------   --------------------
                                                      1994        1995        1996        1995        1996
                                                    ---------   ---------   ---------   ---------   --------
                                                                                            (UNAUDITED)
Cash Flows From Operating Activities:
  Income (loss) before accounting change..........  $ 145,067   $ 143,380   $ 137,919   $(119,845)  $(55,567)
  Adjustments to reconcile income (loss) to net
     cash provided by (used in) operating
     activities:
  Depreciation....................................     40,685      55,725      77,345      18,889     19,236
  Amortization....................................     25,000      25,000      20,051       5,013         --
  Deferred income taxes...........................     79,078          --      22,931          --         --
  Gain on sale of property and equipment..........         --          --     (11,932)         --         --
  Changes in certain assets and liabilities:
     Accounts receivable, trade...................     84,833    (267,542)   (131,466)    108,904    202,416
     Inventories..................................     93,851    (152,268)    (31,284)    (29,593)   (97,749)
     Refundable state income taxes................         --     (16,000)     16,000          --         --
     Prepaid expenses and other current assets....        749      (1,223)    (25,145)    (24,115)   (23,597)
     Accounts payable, trade......................    (65,917)     88,415      51,003       3,348        276
     Advances in excess of costs on long-term
       contracts..................................    264,720    (414,292)         --          --         --
     Accrued expenses and other current
       liabilities................................     34,065     (37,772)     47,144      16,529    (94,767)
                                                    ---------   ---------   ---------   ---------   --------
          Net cash provided by (used in) operating
            activities............................    702,131    (576,577)    172,566     (20,870)   (49,752)
                                                    ---------   ---------   ---------   ---------   --------
Cash Flows From Investing Activities:
  Purchase of property and equipment..............    (60,273)    (64,383)    (72,362)       (300)   (14,831)
  Proceeds from sale of property and equipment....         --          --      23,300          --         --
                                                    ---------   ---------   ---------   ---------   --------
          Net cash used in investing activities...    (60,273)    (64,383)    (49,062)       (300)   (14,831)
                                                    ---------   ---------   ---------   ---------   --------
Cash Flows From Financing Activities:
  Proceeds from issuance of stock.................         --          --       3,000          --      3,770
  Repayments of note payable, stockholders........         --          --     (11,022)     (2,597)    (4,543)
  Proceeds from (repayments of) note payable,
     bank, net....................................    (77,514)    (30,823)    (33,625)     41,594     (2,802)
  Purchase of treasury stock......................       (318)         --          --          --         --
  Repayments of long-term debt....................    (50,028)     (3,540)         --          --         --
  Repayments of obligations under capital
     leases.......................................    (18,701)    (13,859)    (14,608)     (3,470)    (6,311)
                                                    ---------   ---------   ---------   ---------   --------
          Net cash provided by (used in) financing
            activities............................   (146,561)    (48,222)    (56,255)     35,527     (9,886)
                                                    ---------   ---------   ---------   ---------   --------
Net Increase (Decrease) in Cash...................    495,297    (689,182)     67,249      14,357    (74,469)
Cash, Beginning of Period.........................    221,539     716,836      27,654      27,654     94,903
                                                    ---------   ---------   ---------   ---------   --------
Cash, End of Period...............................  $ 716,836   $  27,654   $  94,903   $  42,011   $ 20,434
                                                    =========   =========   =========   =========   ========

                       See Notes to Financial Statements.

                              LASER SCIENCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Company was incorporated in August, 1981. Its principal business activities are the development and sale of laser products to a diverse customer base throughout the world.

  Financial Statement Presentation

     Certain reclassifications have been made to the 1995 financial statements in order to conform with the presentation for 1996.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition for Long-Term Contracts

     A portion of the Company's revenues are derived from fixed-price contracts. The Company follows the percentage-of-completion method of accounting for contracts that extend for periods in excess of one year. Accordingly, revenues on long-term contracts are recognized in the ratio that costs incurred bear to estimated total contract costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on long-term contracts in progress are charged to operations in the period such losses are determined.

  Fair Value of Financial Instruments

     Statements of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures About Fair Value of Financial Instruments", requires disclosure for the fair value of most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The scope of SFAS No. 107 excludes certain financial instruments, such as trade receivables and payables when the carrying value approximates the fair value and investments accounted for under the equity method, and all nonfinancial assets, such as real property. Unless otherwise described, the fair values of the Company's assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate the carrying amounts in the accompanying balance sheet.

  Allowances for Doubtful Accounts

     The Company has reviewed accounts receivable, trade, as of June 30, 1995 and 1996 and has determined that all amounts are fully collectible. Accordingly, no allowance for doubtful accounts has been provided for as of June 30, 1995 and 1996.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method. Market is based on net realizable values.

  Property and Equipment

     Depreciation is computed using the straight-line method calculated to amortize the cost of the assets over their estimated useful lives. Leasehold improvements are depreciated using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets.

                              LASER SCIENCE, INC.

  Capital Lease Obligations

     Certain long-term lease transactions relating to the financing of property and equipment are accounted for as installment purchases of equipment. The capital lease obligations reflect as a liability the present value of future rental payments and a corresponding amount is capitalized as the cost of the assets and amortized using the straight-line method over the estimated economic life of the asset. Depreciation of assets under capital leases is included in depreciation expense in the accompanying financial statements.

  Income Taxes

     Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. The provision for deferred income tax expense or credit principally represents the net change during the year in the Company's deferred income tax assets.

     Deferred income tax assets represent the amount of taxes recoverable in future years (based on loss provisions in the current tax laws) resulting from future net tax deductions arising from temporary differences in the reporting of certain types of income and expense items for financial statement and for income tax purposes.

  Patent Costs

     The costs to obtain patents for certain Company inventions are amortized on the straight-line method over a seventeen-year period commencing upon approval of such patents.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments in high credit financial institutions. However, balances of temporary cash investments may exceed FDIC insured levels, from time to time.

  Research and Development Costs

     The Company's policy is to charge research and development costs to operations when incurred.

  Advertising Costs

     The Company charged $60,048, $64,586, and $67,044 for advertising costs to operations for the years ended June 30, 1994, 1995, and 1996, respectively. These costs are expensed when incurred.

  Interim Financial Statements

     The financial statements for the periods ending September 30, 1995 and 1996, are unaudited but, in the opinion of management, reflect all adjustments of a normal, recurring nature necessary for a fair presentation of results for this interim period. The results of operations for the three-month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

                              LASER SCIENCE, INC.

2.  INVENTORIES

     Inventories at June 30, 1995 and 1996 consist of the following:

                                                                      1995         1996
                                                                    --------     --------
     Raw materials................................................  $309,391     $329,188
     Work-in-process..............................................    44,286       39,533
     Finished goods...............................................    35,817       52,057
                                                                    --------     --------
                                                                    $389,494     $420,778
                                                                    ========     ========

     At June 30, 1995 and 1996, inventories reflect a valuation allowance of $175,000 and $201,045, respectively, necessary to reduce certain inventories to their estimated net realizable value. It is at least reasonably possible that this estimate could change in the near term.

3.  NOTE PAYABLE, BANKS

     At June 30, 1995 and 1996, the Company is indebted under the terms of a promissory note agreement in the amount of $36,427 and $2,802, respectively. This agreement requires monthly installments of $2,802 plus interest at the bank's base rate plus 1.5% per annum through July, 1996. The promissory note agreement is collateralized by substantially all Company assets.

     At June 30, 1994, the Company was indebted under the terms of a bank promissory note agreement in the amount of $67,250. The balance of this note was paid in full on July 1, 1995 through a refinancing provided by the bank note described above.

4.  NOTES PAYABLE, STOCKHOLDERS

     A summary of notes payable, stockholders at June 30, 1995 and 1996 is as follows:

                                                                       1995        1996
                                                                      -------     -------
     Unsecured, non-interest bearing, demand notes payable. The notes are payable in the event the Company raises funds in a
       common stock offering of at least $16.11 per share...........  $55,463     $55,463
     10%, demand note payable, collateralized by an interest in
       accounts receivable..........................................   25,000      13,978
                                                                      -------     -------
                                                                      $80,463     $69,441
                                                                      =======     =======

5.  CAPITAL LEASE OBLIGATIONS

     A summary of machinery and equipment leased under capital leases at June
30, 1995 and 1996 is as follows:

                                                                       1995        1996
                                                                      -------     -------
     Cost...........................................................  $47,932     $47,932
       Accumulated depreciation.....................................   (5,791)    (19,669)
                                                                      -------     -------
     Net book value.................................................  $42,141     $28,263
                                                                      =======     =======

                              LASER SCIENCE, INC.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 1996:

          YEARS ENDING JUNE 30,                                             AMOUNT
          ---------------------                                            --------
          1997...........................................................  $ 19,528
          1998...........................................................    12,217
                                                                           --------
          Total minimum lease payments...................................    31,745
            Less amount representing interest............................    (3,482)
                                                                           --------
          Present value of net minimum lease payments....................    28,263
            Less current portion.........................................   (16,712)
                                                                           --------
          Net long-term portion..........................................  $ 11,551
                                                                           ========

6.  COMMITMENTS AND CONTINGENT LIABILITIES

  Royalty Agreements

     The Company has two royalty agreements under which it is required to make payments based on various percentages of the net selling prices of certain lasers and laser systems and based on gross sales level for certain lasers. At June 30, 1995 and 1996, accrued royalties amounted to $58,458 and $58,655, respectively. Royalty expense under these agreements amounted to $87,936, $82,616, and $102,930 for the years ended June 30, 1994, 1995, and 1996, respectively.

     During the year ended June 30, 1993, the Company renegotiated one of its royalty agreements to reduce the total liability under the agreement from $250,000 to $150,000. The new agreement contains a provision that if the Company does not meet the payment schedule per the new agreement then the total liability defaults back to the $250,000. As of June 30, 1996, the Company is in compliance with the new payment schedule.

     The annual minimum fees payable under the royalty agreements as of June 30, 1996 are as follows:

          YEARS ENDING JUNE 30,                                             AMOUNT
          ---------------------                                             -------
          1997............................................................  $20,000
          1998............................................................    5,000
                                                                            -------
                    Total minimum payments required.......................  $25,000
                                                                            =======

  Lease Commitment

     On March 1, 1994, the Company moved its office and operating facility to Newton, Massachusetts and entered into a lease agreement which expires on February 28, 1997. Under this lease agreement, the Company is required to pay a fixed minimum annual rental in equal monthly installments plus electricity costs. The Company is also responsible for any excess over the base set for heating, taxes and insurance. Total rent expense incurred under this lease agreement for the years ended June 30, 1994, 1995, and 1996 amounted to approximately $80,529, $83,000, and $83,000, respectively.

     Future minimum rental payments required under the operating lease as of June 30, 1996 amount to $51,421.

  Line of Credit

     The Company has a $300,000 prime plus 1.5% line of credit agreement with a bank, which is scheduled to be renewed on October 31, 1996. Borrowings under the agreement are limited to a borrowing base equal to the sum of 70% of eligible accounts receivable as defined in the agreement. The line of credit is collateralized by

                              LASER SCIENCE, INC.

substantially all Company assets and any borrowings are due on demand. There was no balance outstanding under the line of credit at June 30, 1995 or 1996.

7.  INCOME TAXES

     As of July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (FAS 109) as referenced in Note 12.

     The provision for income taxes for the years ended June 30, 1994, 1995, and 1996 is comprised of the following:

                                                             1994        1995        1996
                                                           --------     -------     -------
    Current:
      Federal............................................  $     --     $    --     $    --
      State..............................................    29,713      13,668      20,739
                                                           --------     -------     -------
                                                             29,713      13,668      20,739
                                                           --------     -------     -------
    Deferred:
      Federal............................................    79,976          --      22,931
      State..............................................      (898)         --          --
                                                           --------     -------     -------
                                                             79,078          --      22,931
                                                           --------     -------     -------
              Total......................................  $108,791     $13,668     $43,670
                                                           ========     =======     =======

     The current provision for federal income taxes for the years ended June 30, 1994, 1995 and 1996 was eliminated through the utilization of a net operating loss carryover.

     At June 30, 1996, the Company has available as a potential reduction of future federal income taxes, a net operating loss carryover of approximately $4,700,000 expiring in various amounts through the year 2008.

     The provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                           1994         1995         1996
                                                         --------     --------     --------
    Provision for income taxes at statutory rate.......  $ 86,312     $ 53,396     $ 61,740
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit.......    19,611        9,021       13,688
      Net operating loss carryover.....................   (78,551)     (53,786)     (58,650)
      Change in deferred income tax valuation
         allowance.....................................    79,078           --       22,931
      Other, net.......................................     2,341        5,037        3,961
                                                         --------     --------     --------
                                                         $108,791     $ 13,668     $ 43,670
                                                         ========     ========     ========

                              LASER SCIENCE, INC.

     The components of the deferred income tax assets at June 30, 1995 and 1996 are as follows:

                                                                     1995           1996
                                                                  ----------     ----------
    Current Deferred Income Tax Asset:
      Inventory (capitalized costs).............................  $    8,953     $   10,203
      Vacation..................................................      11,411         11,131
                                                                  ----------     ----------
                                                                      20,364         21,334
      Less valuation allowance..................................      15,273         16,000
                                                                  ----------     ----------
                                                                  $    5,091     $    5,334
                                                                  ==========     ==========
    Non-current Deferred Income Tax Asset:
      Operating loss carryover..................................  $1,744,794     $1,622,189
      Inventory (allowances)....................................      73,392         79,165
      Other.....................................................       1,347          1,449
                                                                  ----------     ----------
                                                                   1,819,533      1,702,803
      Less valuation allowance..................................   1,451,704      1,358,148
                                                                  ----------     ----------
                                                                  $  367,829     $  344,655
                                                                  ==========     ==========

     Certain selling and administrative expenses are capitalized as inventory costs for income tax purposes while they are expensed for financial statement purposes.

     Inventory allowances for obsolete, slow moving and unsaleable items are expensed for financial statement purposes in the year the allowance is established while a deduction cannot be recognized for tax purposes until items are physically disposed of or sold at a reduced value.

     Vacation time is expensed as incurred for financial statement purposes on an accrual basis while it is expensed as paid for income tax purposes.

     As of June 30, 1995 and 1996, the Company has provided a valuation allowance of 75% and 80% of the future deferred income tax asset related to the temporary differences and the operating loss carryforward, respectively, because it is possible that a portion of the tax asset may not be realized. As of June 30, 1995 and 1996, the Company has also provided a valuation allowance of 100% of the future deferred income tax asset related to research tax credit carryovers of approximately $190,000 expiring through 2003, because it is possible that the tax asset may not be realized.

     Should there occur a 50% "ownership change" of the Company as defined under
Section 382 of the Internal Revenue Code of 1986, the Company's ability to utilize the net operating loss and tax credit carryovers would be restricted to a prescribed annual amount (currently 5.75% of the market value of the Company at the time of the ownership change). The Company has knowledge of equity holdings and stock options which must be counted as changes in the ownership of the Company aggregating about 22% as of the three years ended June 30, 1996.

8.  PREFERRED STOCK

     Preferred stock is noncumulative and convertible, at the option of the holder, into one share of common stock. This conversion price is subject to adjustment in the event of certain dilutive events. Each share of preferred stock has voting rights equal to the number of common shares into which each preferred share is then convertible. Preferred stock dividends, subject to the approval of the board, are payable semi-annually at the rate of $.06 per share. As of June 30, 1996 no preferred stock dividends have been declared.

                              LASER SCIENCE, INC.

9.  STOCK OPTIONS AND WARRANTS

  Incentive Stock Option Plans

     On July 2, 1993, the Board of Directors and Stockholders adopted a new stock option plan (the Plan), which provides for qualified and non-qualified stock options. Options are granted to key employees and directors to purchase shares of the Company's common stock at not less than 100% of the fair market value of the Company's common stock (to qualify as incentive stock options) as determined by the Board of Directors at the time of the granting of such options. At June 30, 1996, 439,000 shares were reserved for this plan.

     Options shall expire on such date as the Board of Directors shall determine, but, in the case of Incentive Stock Options, in no event after the expiration of ten years from the day on which the options are granted and shall be subject to earlier or later termination as provided in the plan.

     At June 30, 1996, the status of the stock option plan is as follows:

                                                                      OPTION PRICE    NUMBER
                                                                       PER SHARE     OF SHARES
                                                                      ------------   ---------
    Balance, July 1, 1994...........................................    $.10-.11      347,090
      Options granted...............................................         .10       15,000
      Options exercised.............................................          --           --
      Options terminated............................................          --           --
                                                                        --------      -------
    Balance, June 30, 1995..........................................     .10-.11      362,090
      Options granted...............................................         .20       73,000
      Options terminated............................................         .20       (7,000)
      Options terminated............................................         .10       (8,000)
                                                                        --------      -------
    Balance June 30, 1996...........................................    $.10-.20      420,090
                                                                        ========      =======
    Exercisable as of June 30, 1996.................................    $    .20       66,000
    Exercisable as of June 30, 1996.................................    $    .11       67,460
    Exercisable as of June 30, 1996.................................    $    .10      286,630
                                                                        --------      -------
              Total exercisable.....................................    $.10-.20      420,090
                                                                        ========      =======

  Stock Purchase Warrant Agreement, September 15, 1993

     On September 15, 1993, the Board of Directors granted a warrant to a stockholder of the Company for the purchase of 38,000 shares of common stock, at an exercise price of $.10 per share. The warrant is exercisable at any time and does not contain a provision for an exercise period. At June 30, 1996, 38,000 shares of common stock were reserved for the agreement.

  Stock Purchase Warrant Agreement, September 20, 1991

     On September 20, 1991, the Board of Directors granted a warrant to a stockholder of the Company for the purchase of 13,369 shares of common stock, at an exercise price of $.75 per share. The warrant is exercisable at any time and does not contain a provision for an exercise period. At June 30, 1996, 13,369 shares of common stock were reserved for the agreement.

  Stock Purchase Warrant Agreement, July 1, 1990

     On July 1, 1990, the Board of Directors granted warrants to stockholders of the Company for the purchase of 16,487 shares of preferred stock, at an exercise price of $1.50 per share. The warrants are exercisable at any time during the period of July 2, 1995 through July 2, 2000. At June 30, 1996, 16,487 shares of preferred stock were reserved for these agreements.

                              LASER SCIENCE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)

  Stock Purchase Warrant Agreements, October 19, 1987

     On October 19, 1987, the Board of Directors granted warrants to a stockholder of the Company and a former financier to the Company for the purchase of 31,416 shares of common stock at an exercise price of $1.50 per share. The warrants are exercisable at any time during the period of July 2, 1995 through July 2, 2000. At June 30, 1996, 31,416 shares of common stock were reserved for these agreements.

10.  ADDITIONAL PAID-IN CAPITAL

     During 1994, a group consisting of the Company's founder, its president, and its majority stockholder reached an agreement with all subordinated creditors to convert their subordinated debt, amounting to $1,272,140, into additional paid-in capital.

11.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid (refunded) for interest and income taxes during the years ended
June 30, 1994, 1995, and 1996 consists of the following:

                                                             1994      1995      1996
                                                            -------   -------   -------
        Interest..........................................  $25,251   $11,829   $15,213
        Income taxes......................................   17,426    50,913    (4,261)

  Noncash investing and financing activities:

     Proceeds on the issuance of common shares of $4,800 were received subsequent to June 30, 1996.

     During the year ended June 30, 1995, capital lease obligations of $47,932 were incurred when the Company entered into a lease for new equipment.

12.  CHANGE IN ACCOUNTING METHOD

     The Company has applied the provisions of Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes" to its financial statements as of July 1, 1993. (Reference is made to Notes 1 and 7.) The change in the accounting method for income taxes resulted in a net increase in 1994 net income of $372,920 which is comprised of the cumulative effect (income) on prior years of adopting FAS 109 as of July 1, 1993 in the amount of $451,998 and the current year effect (expense) on the computation of deferred income taxes in the amount of $79,078.

13.  SUBSEQUENT EVENT

     On August 5, 1996, the Company accepted a proposal from a publicly-traded U.S. corporation for the exchange of all shares of Company common and preferred stock for shares in affiliated corporations of the acquiring corporation, having a fair market value of $3,400,000.

     The transaction is intended to be structured as a tax-free reorganization for federal income tax purposes. The consummation of the transaction is subject to a number of conditions, including the buyer's due diligence review of the Company, the negotiation and execution of a mutually acceptable definitive agreement, the approval of all Boards of Directors and the approval of the stockholders of Laser Science, Inc.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of November   , 1996 by and among Thermo Optek
Corporation, a Delaware corporation (the "Buyer"), LSI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Laser Science, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company. The parties intend that the merger will qualify as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended and in effect (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 below), in accordance with this Agreement and the Delaware General Corporation Law (the "Delaware Law"), the Transitory Subsidiary shall be merged with and into the Company (the "Merger"), the separate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation. The Company is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware and the Merger shall have the effects set forth in Section 259 of the Delaware Law.

     1.3 Consummation of the Merger. At the Closing (as defined in Section 1.6), the Parties will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, together with officer's certificates, or a certificate of ownership, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law (such documents being referred to collectively as the "Merger Documents"), and shall make all other filings and recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of Delaware, or at such later time, which shall be as soon as reasonably practicable thereafter, specified as the effective time in the Merger Documents (the "Effective Time").

     1.4 Certificate of Incorporation; Bylaws; Directors and Officers. The Certificate of Incorporation and By-laws of the Surviving Corporation shall be the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time until thereafter amended as provided under the Delaware Law. The directors of the Transitory Subsidiary immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     1.5  Conversion of Company Shares and Rollover of Options.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, the Company, the Surviving Corporation or the holder of any of the following securities:

          (i) Subject to Section 1.5(c) and (d), each share of the Company's common stock, $.07 par value per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (the "Outstanding Common Stock") (other than shares to be canceled pursuant to subparagraph

     (iii) below), shall be canceled and extinguished and be converted into and become the right to receive a fraction of a share of the common stock, $.01 par value, of the Buyer (the "Buyer Common Stock") determined in the manner set forth below. The fraction of a share of Buyer Common Stock into which a share of Company Common Stock is to be converted pursuant to the preceding sentence is referred to herein as the "Common Stock Exchange Ratio". The assumed value of each share of Buyer Common Stock to be issued in the Merger will be determined based on the average closing price for such stock on the American Stock Exchange during the 20 trading days prior to the date on which the Effective Time occurs (the "Average Price"). The total number of shares of Buyer Common Stock to be issued in the Merger will be equal to the quotient derived by dividing $3,400,000 by the Average Price.

          (ii) Each share of the Transitory Subsidiary's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

     (b) The number of shares of Buyer Common Stock issuable in consideration for the Company Shares shall be subject to adjustment after the Closing Date as follows:

          (i) Within 30 days after the Closing Date (as defined in Section 1.6), [Joseph Caruso], as representative of the Company Stockholders (as defined in paragraph (ii) below) (the "Company Stockholder Representative"), shall prepare and deliver to the Buyer a balance sheet reflecting the net assets of the Company as of the Closing Date (the "Draft Closing Balance Sheet"). The Draft Closing Balance Sheet shall be prepared in accordance with GAAP (as defined in Section 2.6 below). For purposes of this Agreement, "net assets" shall mean total assets of the Company minus total liabilities of the Company.

          (ii) Within 30 days after receiving the Draft Closing Balance Sheet, the Buyer shall deliver to the Company Stockholder Representative a detailed statement describing its objections (if any) thereto. Failure of the Buyer so to object to the Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet shall be deemed to be the "Closing Balance Sheet". The Buyer and the Company Stockholder Representative shall use their best efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Buyer has received the statement of objections, the Buyer and the Company Stockholder Representative shall select an internationally recognized accounting firm mutually acceptable to them (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and the Company Stockholder Representative are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors a "big six" accounting firm other than Arthur Andersen LLP by lot. The Neutral Auditors shall determine whether the objections raised by the Buyer are valid. The Draft Closing Balance Sheet shall be adjusted in accordance with the Neutral Auditor's determination and, as so adjusted, shall be the Closing Balance Sheet. Such determination by the Neutral Auditors shall be conclusive and binding upon the Buyer and the stockholders of the Company as of the Effective Time (the "Company Stockholders"). The Buyer, on one hand, and the Company Stockholders, on the other, shall share equally the fees and expenses of the Neutral Auditors. The Company Stockholders' portion of such fees and expenses shall be deducted from the Indemnity Escrow Shares (as defined in Section 1.5(c)), as provided in the Escrow Agreement (as defined in Section 1.7).

          (iii) During the period of any dispute referred to above, the Buyer, the Company and the Company Stockholder Representative, and their respective accountants, shall cooperate fully toward final resolution of the Closing Balance Sheet. The Company Stockholder Representative shall have access (during normal business hours) to all books and records and other information of the Company reasonably necessary for the preparation of the Draft Closing Balance Sheet.

          (iv) If the net assets as shown on the Closing Balance Sheet are less than $909,933 [the Company's net assets as shown on its June 1996 balance sheet], then a number of Escrow Shares (as defined in Section 1.5(c)) having a fair market value (as defined in the Escrow Agreement) equal to such shortfall shall be deducted from the Escrow Shares and returned by the Escrow Agent to the Buyer as provided in the Escrow Agreement, and such shares shall not be issued in consideration for the Company Shares in the Merger.

          (v) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the appointment of the Company Stockholder Representative and ratification of all actions taken by the Company Stockholder Representative pursuant to this Section 1.5(b).

     (c) The shares of Buyer Common Stock actually issued pursuant to Section 1.5(a)(i) in consideration for the Company Shares are referred to as the "Merger Consideration". The number of shares of Buyer Common Stock issued as Merger Consideration (the "Buyer Shares") shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time. Stockholders of record of the Company at the Effective Time ("Company Stockholders") shall be entitled to collectively receive at Closing (as defined in Section 1.6 below) 80% of the Merger Consideration (the "Closing Shares"). The shares of Buyer Common Stock representing the remaining 20% of the Merger Consideration (the "Escrow Shares") shall be deposited in escrow pursuant to Section 1.12 and shall be held and disposed of in accordance with the terms of the Escrow Agreement (as defined in Section 1.7). The Escrow Shares shall be held in escrow for purposes of securing the obligations of the Company Stockholders under Article VI.

     (d) (i) Company Shares held by a holder who, subject to and in accordance with Section 262 et seq. of the Delaware Law, has demanded and perfected his right to an appraisal of his Company Shares and has not effectively withdrawn or lost his right to such appraisal ("Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration, unless such holder, with the consent of the Company, withdraws or otherwise loses his right to appraisal for his Company Shares. If after the Effective Time such holder so withdraws or loses his right to appraisal for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5.

     (ii) The Company shall give the Buyer and the Transitory Subsidiary prompt notice of any demands for purchase, or notices of intent to demand purchase, received by the Company with respect to Company Shares, and the Buyer and the Transitory Subsidiary shall have the right to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Buyer and the Transitory Subsidiary or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     1.6 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in Waltham, Massachusetts, commencing at 9:00 a.m. local time on the day of the later of (a) the approval by the Company Stockholders of this Agreement and the transactions contemplated hereby and (ii) satisfaction of all other conditions to Closing as set forth herein, or at such other time or date as may be mutually agreeable to the Parties (the "Closing Date").

     1.7 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file the Merger Documents as provided in Section 1.3, (d) the Buyer shall deliver certificates for the Closing Shares (other than Closing Shares issuable to holders of Dissenting Shares) in the denominations and in the names of the stockholders of the Company as provided in writing by the Company at least five business days prior to the Closing and (e) the parties thereto shall execute and deliver the Indemnification and Stock Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent certificates for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.12.

     1.8 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

  1.9  Exchange of Shares

     (a) On the Closing Date, the Buyer shall deliver stock certificates representing the Closing Shares (other than the Closing Shares issuable to holders of Dissenting Shares). Each holder of a certificate representing Company Shares (a "Certificate") other than Dissenting Shares, upon proper surrender thereof to the Buyer (including delivery of a letter of transmittal in form and substance acceptable to Buyer (the "Letter of Transmittal"), shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) Closing Shares issuable as provided in Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration and the holder of any such Certificate shall cease to have any rights as a shareholder of the Company. Holders of Certificates shall not be entitled to receive Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

     (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in exchange therefor as provided Section 1.5. The Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer an affidavit attesting to the loss, theft or destruction of such certificate and agreeing to indemnify the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

     1.10 Dividends. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Buyer Shares until such holders surrender their Certificates in accordance with Section 1.9. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Buyer Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.11 Fractional Shares. No certificates or scrip representing fractional Buyer Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Buyer Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Buyer Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Buyer Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the American Stock Exchange on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

     1.12  Escrow.

     (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5(b). The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement and pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     (b) The adoption of this Agreement (including, without limitation, the indemnification provisions set forth in Article V) and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of [Joseph Caruso] as the Company Stockholder Representative and the Indemnification Representative (as defined in the Escrow Agreement).

     1.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation they shall be canceled and exchanged for Buyer Shares in accordance with Section 1.5, subject to Section 1.12 and to applicable law in the case of Dissenting Shares.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto as Exhibit B (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. Each individual representation and warranty contained herein shall be interpreted and enforced separately and no representation or warranty contained herein shall be construed as limiting any other representation and warranty contained herein. The Buyer shall be assumed to have relied upon the representations and warranties contained herein, notwithstanding any investigation of the Company made by the Buyer prior to the Closing. The term "ordinary course of business", when used in this Article II, shall mean the ordinary course of business of the Company consistent with its past custom and practice (including with respect to frequency and amount). The term "to the knowledge of the Company", when used in this Article II, shall mean the actual knowledge, after reasonable inquiry, of Kenneth Greenberg, Marsha Drector, Diana Ferreira, Bob Nordstrom, Larry Berg, Scott Bradwin or Ali Javan.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the Company. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws or any other instrument, document or agreement setting forth the terms and conditions of any shares of capital stock or other securities of the Company, or the rights and obligations of any holder of such shares or other securities, including, without limitation, the Certificate of Designation relating to the Series 1 Preferred Stock (as defined in Section 2.2).

     2.2 Capitalization. The authorized capital stock of the Company consists of (a) 1,800,000 shares of Company Common Stock, of which 270,254 shares are issued and outstanding and 1,136 shares are held in the treasury of the Company, and (b) 700,000 shares of preferred stock, $.07 par value per share, all of which have been designated Series 1 Preferred Stock (the "Series 1 Preferred Stock"), of which 642,279 shares are issued and outstanding and 12,235 shares are held in the treasury of the Company. The Series 1 Preferred Stock is convertible into shares of Company Common Stock at a rate of [one] share of Company Common Stock for each share of Series 1 Preferred Stock converted. The liquidation preference for the Series 1 Preferred Stock is $ per share. Under the terms of the Series 1 Preferred Stock, the Merger will [not] be considered to be a liquidation of the Company. No dividend has ever been accrued, accumulated, declared or paid with respect to the Series 1 Preferred Stock.
Section 2.2 of the Disclosure Schedule (A) sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the type and number of shares held by each stockholder, and (ii) all holders of options to purchase shares of Company Common Stock (the "Options") and of warrants exercisable for shares of the Company Common Stock or Series 1 Preferred Stock (collectively, the "Warrants"), indicating the type and number of shares subject to each Option and Warrant and the exercise price and vesting status of each Option and Warrant, and (B) contains a sample form of agreement for the Options and the Warrants, which samples represent the only forms used by the Company for the grant of options and warrants. All of the issued and outstanding shares of Company Common Stock and Series 1 Preferred Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options and Warrants or upon conversion of Series 1 Preferred Stock will be, upon such exercise or conversion, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized shares of capital stock or other securities or options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act of 1933 (the "Securities Act"), of any shares of any capital stock of Company. All of the issued and outstanding shares of Company Common Stock and Series 1 Preferred Stock and other outstanding securities of the Company were issued in compliance with applicable federal and state securities laws.

     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by (a) the holders of a majority of the shares of Company Common Stock issued and outstanding and entitled to vote and (b) the holders of 66 2/3% of the shares of Series 1 Preferred Stock issued and outstanding and entitled to vote (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies. The Board of Directors of the Company has, after due consideration of its fiduciary duties,
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the filing of the Merger Documents with the Secretary of State of the State of Delaware, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (any of the foregoing being referred to herein as a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (b) conflict with or violate any provision of the charter or By-laws of the Company, (c) except as set forth in
Schedule 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets or (f) entitle any employee of the Company to severance or other payments or to any increase in compensation or benefits. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of non-governmental third parties that are required in connection with the consummation by the Company of the transactions contemplated by this Agreement.

     2.5 Subsidiaries. The Company has no Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

     2.6 Reports and Financial Statements. The Company has provided to the Buyer (i) the audited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flows for each of the last three fiscal years for the Company; and (ii) the unaudited consolidated balance sheet and statements of operations changes in stockholders' equity and cash flows as of and for the quarter ended September 30, 1996 (the "Most Recent Fiscal Quarter End"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company, provided, however, that the Financial Statements referred to in clause
(ii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7  Absence of Certain Changes.  Since the Most Recent Fiscal Quarter End,
(a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (p) of
Section 4.5.

     2.8 Undisclosed Liabilities. The Company does not have any liability, whether absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due, except for (a) liabilities shown on the balance sheet referred to in clause (ii) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal year and (c) contractual liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

     2.9  Tax Matters.

     (a) The Company has filed in a timely manner (including permitted exceptions) all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for taxes on the assets of the Company. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of
deficiencies assessed against or agreed to by the Company since           ,
19 . The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations
for all taxable years through             . No examination or audit of any Tax
Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived or extended any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (c) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

     (d) The Company is not, nor has it ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has not made an election under Treasury Reg. Section 1.1502-20(g). The Company is not nor has it ever been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

     (e) All material elections with respect to Taxes as of the date hereof are set forth in Section 2.9 of the Disclosure Schedule. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. The Company has not participated in an international boycott within the meaning of Section 999 of the Code. The Company does not nor has it had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

     2.10 Assets. The Company owns or leases all assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11  Owned Real Property.  The Company does not own any real property.

     2.12  Intellectual Property.

     (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) that is used to conduct its business as currently conducted or planned to be conducted by the Company. For purposes of this Agreement, the term "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, logos, trade names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential business information, whether patenta-ble or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and (viii) copies and tangible embodiments thereof. Section
2.12 of the Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which are used in the business of the Company or the Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and (iii) all written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are used in the business of the Company or which form a part of any product or service of the Company. The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and related documentation. Except pursuant to the Contracts listed on Section 2.14 of the Disclosure Schedule and except pursuant to the licenses listed on Section 2.12 of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Company owns or uses. The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12(a).

     (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

     (c) The Company has not been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company do not infringe any Intellectual Property right of any third party; and to the knowledge of the Company, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party.

     2.13 Real Property Leases. Section 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and lists the term of such lease or sublease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
Section 2.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights generally, and (ii) general principles of equity relating to the availability of equitable remedies;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights generally, and
     (ii) general principles of equity relating to the availability of equitable remedies;

          (c) no party to any such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

          (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities and the Company's use of such facilities complies as of right with all applicable zoning requirements; and

          (g) the Company has obtained non-disturbance agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section 2.13 of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this Section 2.13 with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

     2.14 Contracts. Section 2.14 of the Disclosure Schedule lists the following written arrangements to which the Company is a party:

          (a) any written arrangement pursuant to which any party is indemnified for or against any liability under Environmental Laws (as defined in Section 2.21 below);

          (b) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

          (c) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $50,000, or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (d) any written arrangement establishing a partnership or joint venture;

          (e) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (f) any written arrangement concerning confidentiality or noncompetition;

          (g) any written arrangement involving any stockholder of the Company or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") ("Affiliates");

          (h) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company; and

          (i) any other written arrangement (or group of related written arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) the Company is not, and to the knowledge of the Company no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

     2.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (except for those that have been collected since the Most Recent Fiscal Quarter End) are valid receivables subject to no setoffs or counterclaims and are current and collectible (consistently with the Company's history of collection in the ordinary course of business), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End (except for those that have been collected since the Most Recent Fiscal Quarter
End) are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

     2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     2.17 Insurance. Section 2.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

          (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

          (b) the policy number and the period of coverage;

          (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (d) a description of any loss-sharing arrangements to which the Company is a party.

Each such insurance policy (i) is enforceable and in full force and effect; and
(ii) will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. The Company (A) is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; (B) has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general; or (C) has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

     2.18 Litigation. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company is a party or, to the knowledge of the Company, is threatened to be made a party or which would otherwise have an adverse impact on the business or assets of the Company. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section
2.18 of the Disclosure Schedule could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

     2.19 Employees. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company indicating, with respect to each such employee, his or her position, annual rate of compensation, bonus for the last fiscal year of the Company, method for calculating bonus for the current fiscal year, date and amount of last change in compensation, and any other arrangement under which cash compensation is payable by the Company. The employees designated with an asterisk (*) on Schedule 2.19 have entered into a confidentiality/assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company, no employee has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.20  Employee Benefits.

     (a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

     (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan.

     (c) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and, except as disclosed on Schedule 2.20, no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

     (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

     (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

     (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

     (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed to employees prohibits the Company from amending or terminating any such Employee Benefit Plan.

     (j) Section 2.20(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.21  Environmental Matters.

     (a) The Company, and any predecessor business of the Company, has complied with all Environmental Laws (as defined below) applicable to their business operations. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern (as defined below); (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980, as amended ("CERCLA").

     (b) There has been no release of Materials of Environmental Concern (i) into the environment relating to the operation of the business of the Company or any predecessor business or company of the Company prior to the Closing Date (including without limitation with respect to the transportation of Materials of Environmental Concern or the off-site storage, treatment, reclamation, recycling or disposal thereof) or (ii) any release of any Materials of Environmental Concern at any location if such release could give rise to liability on the part of the Company or any predecessor business or company of the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, industrial materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     (c) There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, claim, cause of action, liability, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, involving the Company relating to any of the following: (i) violation of any Environmental Law; (ii) violation of any permit, license or registration issued under any Environmental Law; (iii) the disposal, discharge or release of Materials of Environmental Concern, whether or not in compliance with Environmental Laws; (iv) the generation, storage, treatment, transportation, reclamation, recycling or other handling of Materials of Environmental Concern, whether or not in compliance with Environmental Laws; (v) the ownership, operation or use of any landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for the storage, disposal, handling or treatment of Materials of Environmental Concern; (vi) the exacerbation of previously existing environmental contamination; or (vii) exposure to any Materials of Environmental Concern, noises, odors, or vibrations at or from any real property or facility formerly or currently owned or leased by the Company. Without limiting the foregoing, the Company has not been named a "potentially responsible party" under any Environmental Law or has received any correspondence or notice that it may be named a "potentially responsible party."

     (d) Set forth in Section 2.21(d) of the Disclosure Schedule is a list of all outstanding violations by the Company of any terms, conditions or requirements of the permits, licenses and/or registrations listed on Schedule
2.23 of the Disclosure Schedule relating to Environmental Laws.

     (e) Set forth in Section 2.21(e) of the Disclosure Schedule is a list of all environmental, health and safety reports, investigations, audits, assessments, surveys and analyses, relating to premises currently or previously owned or occupied by the Company which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation have been provided to the Buyer.

     (f) To the knowledge of the Company, all entities, including without limitation transporters, treatment, storage and disposal facilities, and remediation companies, used by the Company for the transportation, storage, disposal, treatment or other handling of Materials of Environmental Concern possess all permits, licenses and registrations required under Environmental Laws, and the Company does not have any liability as a result of any act or omission by any of such entities. To the knowledge of the Company, there is no previous, pending or threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, relating to such entities for any violations of Environmental Laws.

     2.22 Legal Compliance. The Company, and the conduct and operation of its business, are in compliance in all material respects with all laws (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which are applicable to the Company or its business, and the Company has not received any notice from any Governmental Entity that it is in violation of, or has violated any such laws (including rules and regulations thereunder).

     2.23 Permits. Section 2.23 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition or results of operations of the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

     2.24  Affiliates; Certain Business Relationships With Affiliates.  Section
2.24 of the Disclosure Schedule sets forth a list of all Affiliates of the Company. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed by money by, the Company. Section 2.24 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

     2.25 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.26 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.27 Customers and Suppliers. No material purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them and no material customer of the Company has indicated within the past year that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 2.27 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company.

     2.28  Banking Facilities.

     (a) Section 2.28 of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution at which the Company has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained there by the Company and details, including terms, of any line of credit or credit facility; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

     (b) All of the outstanding indebtedness (secured or unsecured) for borrowed money of the Company may be prepaid without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

     2.29 Suretyships. Except as set forth in Section 2.29 of the Disclosure Schedule, the Company does not have any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.30  Backlog.  The Company's backlog of binding purchase orders as of
November 1, 1996 was at least $       .

     2.31 Government Contracts. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. The Company has not been audited or investigated and, to the knowledge of the Company, is not now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any price contractor with a

Governmental Entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

     2.32  Registration Statement; Information Statement/Prospectus.

     (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") by the Buyer in connection with the submission of this Agreement to the Company's Stockholders and the issuance of Buyer Shares in the Merger (together with any amendments or supplements thereto, the "Registration Statement") or (ii) the information statement relating to the written consents to be executed by the Company Stockholders in connection with the Merger (the "Information Statement" and, together with the prospectus contained in the Registration Statement, the "Information Statement/Prospectus") will, at the respective times filed with the Commission and, in addition (A) in the case of the Information Statement/Prospectus, at the date it or any amendments or supplements thereto are mailed to stockholders, and at the Effective Time, and
(B) in the case of the Registration Statement, when it becomes effective under the Securities Act and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information contained in the Registration Statement and the Information Statement, insofar as it pertains to the Company, its officers, directors, shareholders or affiliates, will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Information Statement/Prospectus, the Company shall promptly inform the Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary which is contained in any of the foregoing documents.

     (b) The Company has not taken any action that constitutes an "offer", "offer to sell", "offer for sale" or "sale" of Buyer Shares within the meaning of Rule 145 under the Securities Act.

     2.33 Continuity of Interest. To the Company's knowledge, there is no plan or intention on the part of the Company Stockholders to sell, exchange or otherwise dispose of a number of Buyer Shares received in the Merger that would reduce the Company Stockholders' ownership of Buyer Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty (50%) percent of the value of all of the Company Shares as of the Effective Time. For purposes of this representation, (i) Company Shares surrendered by dissenters or exchanged for cash or in lieu of fractional shares of Buyer Common Stock will be treated as outstanding Company Shares at the Effective Time and (ii) shares of Buyer Common Stock held by the Company Stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger shall be considered in determining such value. The Company has caused each person who is an Affiliate to deliver to Buyer and each Affiliate has, concurrently with the signing of this Agreement, signed an affiliate agreement in the form attached hereto as Exhibit C (an "Affiliate Agreement").

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1 Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Capitalization. The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, of which 48,450,000 shares were issued and outstanding and [no] shares were held in the treasury of the Buyer as of November 1, 1996. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Buyer Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Buyer) the Escrow Agreement by the Buyer and the Transitory Subsidiary, the performance of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws and the filing of the Merger Documents with the Secretary of State of the State of Delaware, neither the execution and delivery of this Agreement or (in the case of the Buyer) the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary,
(b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Best Efforts. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

     4.2 Notices and Consents. Subject to Section 4.3 below, the Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 of the Disclosure Schedule).

     4.3 Preparation of Registration Statement. The Company and the Buyer shall use their respective best efforts to prepare and file the Registration Statement as soon as practicable after the execution hereof. The Company and the Buyer shall use their respective best efforts to respond promptly to any comments of the Commission with respect to the Registration Statement and to cause the Registration Statement to become effective as promptly as practicable.

     4.4 Distribution of Information Statement/Prospectus; Shareholders' Approval. The Company shall take all action necessary in accordance with applicable law to obtain the Requisite Stockholder Approval for the Merger and the transactions contemplated hereby. The Company shall submit the Information Statement/Prospectus to its shareholders, and its Board of Directors shall recommend to the shareholders, the adoption of this Agreement and the approval of the Merger. The Company shall use its best efforts to solicit written consents from its shareholders and otherwise to obtain all votes and approvals of the shareholders necessary for the approval and adoption of the Merger under Delaware Law and its Certificate of Incorporation and By-laws.

     4.5 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time or termination of this Agreement pursuant to Section 7.1 hereof, the Company shall not, without the written consent of the Buyer (which consent shall not be unreasonably withheld):

          (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Series 1 Preferred Stock, Options or Warrants outstanding on the date hereof in accordance with their terms), or amend any of the terms of any such stock, securities, rights, warrants or options;

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases) except in the ordinary course of business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
     Section 2.20(j) or (except for normal increases in the ordinary course of business) increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

          (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business;

          (f) amend its Certificate of Incorporation or By-laws;

          (g) change in any respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business;

          (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the ordinary course of business;

          (j) sell, assign, transfer or license any Intellectual Property, other than in the ordinary course of business;

          (k) enter into any material contract or, amend, terminate, take or knowingly omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement listed in Section 2.14 of the Disclosure Schedule;

          (l) make or commit to make any capital expenditure in excess of $25,000 per item;

          (m) make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign tax liability;

          (n) take any action directly or indirectly that would prevent the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code;

          (o) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

          (p) agree in writing or otherwise to take any of the foregoing actions.

     4.6 Full Access. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

     4.7 Notice of Breaches. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.8 Exclusivity. The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of assets, tender offer, recapitalization, accumulation of Company shares of the Company's capital stock, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company or the terms of the transaction contemplated hereby to any person or entity (other than the Buyer).

                                   ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (c) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; and

          (d) the Buyer Shares shall have been authorized for listing on the American Stock Exchange subject to official notice of issuance.

     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the holders of not more than 5% of the outstanding shares of each of the Company Common Stock and the Series 1 Preferred Stock shall have demanded and perfected their rights to an appraisal of their shares in accordance with Delaware Law;

          (b) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2;

          (c) the representations and warranties of the Company set forth in
     Article II shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified in clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

          (f) the Buyer and the Transitory Subsidiary shall have received from Hutchins, Wheeler & Dittmar, counsel to the Company, an opinion dated as of the Closing Date in the form set forth in Exhibit D attached hereto (including without limitation an opinion to the effect that when the Merger is consummated in accordance with the terms of this Agreement, the Merger should be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, in the form attached hereto as Exhibit E (the "Tax Opinion"));

          (g) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director of the Company;

          (h) all agreements between the Company and the Company Stockholders, including, without limitation, agreements among the holders of the Series 1 Preferred Stock, shall have been terminated prior to or shall terminate effective upon the Effective Time with the effect that the Company shall have no further obligation or liability thereunder;

          (j) all the terms, covenants and conditions of the Affiliate Agreements to be complied with and performed by the Company or any shareholder, officer or director of the Company as of or before the Effective Time shall have been complied with and performed in all material respects;

          (k) all outstanding Warrants shall have been either (i) exercised in accordance with the terms thereof or (ii) canceled and terminated with the consent of the holders thereof;

          (l) the Company Stockholders shall have voted to approve the acceleration of the vesting of all outstanding Options so that all such Options are immediately exercisable, and all such Options shall have been either (i) exercised in accordance with the terms thereof or (ii) canceled and terminated with the consent of the holders thereof;

          (m) all outstanding shares of the Series 1 Preferred Stock (other than Dissenting Shares) shall have been converted into shares of Company Common Stock;

          (n) the Escrow Agreement shall have been executed by the parties thereto;

          (o) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary; and

          (p) the Average Price shall not be less than $10.97; provided, however, that if Buyer elects not to consummate the Merger due to the failure of this condition, Buyer shall promptly reimburse the Company for the fees and expenses incurred by the Company in contemplation of the
     Merger up to a maximum of $     .

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied in all respects;

          (d) the Company shall have received from the Buyer's general counsel, an opinion dated as of the Closing Date in the form attached hereto as Exhibit F;

          (e) the Company shall have received the Tax Opinion from Hutchins, Wheeler & Dittmar; and

          (f) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI

                                INDEMNIFICATION

       6.1 Indemnification of the Buyer, the Surviving Corporation and the Transitory Subsidiary. The Buyer, the Surviving Corporation and the Transitory Subsidiary shall be indemnified by the Company Stockholders, severally but not jointly, from and against any and all claims, damages, losses, diminution of value, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting, consulting or other fees or expenses for investigating or defending any actions or threatened actions) whether or not involving a third-party claim (collectively, the "Damages") arising out of, constituting or related to each and all of the following:

          (a) any misrepresentation or breach of any representation or warranty made by the Company in Article II of this Agreement or in any statement, certificate or Schedule furnished by the Company pursuant to this Agreement;

          (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

          (c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholder, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.

     6.2 Indemnification of the Company. The Company shall be indemnified by the Buyer from and against all Damages arising out of or related to each and all of the following:

          (a) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement or in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement; and

          (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

     6.3  Claims for Indemnification.

          (a) Whenever any claim shall arise for indemnification under this
     Article VI, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

          (b) In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a person other than the Indemnified Party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against an Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 6.4 of this Agreement (if permitted by such Section), the Indemnified Party shall have the right to settle or compromise such claim as provided in Section 6.4. The Company Stockholders' Representative shall have the power and authority to bind all the Company Stockholders for all purposes of this Article VI.

     6.4 Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at his or its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (i) the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim, (ii) the third party seeks monetary damages solely and
(iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or reputation of the Buyer or the Company or on the future conduct of the business of the Buyer or the Company. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom as provided in this Section 6.4 within 30 days after the date that the Indemnified Party has given notice of the claim to the Indemnifying Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as he or it may deem appropriate, including, but not limited to, settling such claim or litigation on such terms as the Indemnified Party may deem appropriate; and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with his or its counsel and at his or its own expense.

     6.5 Survival. Except as otherwise provided in this Section 6.5, the representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 18 months after the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Sections 2.1 through
2.5 shall survive indefinitely. If a notice of claim is given by an indemnified party before expiration of such periods, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

     6.6 Limitation on Indemnification Obligation. Except as otherwise set forth in this Section 6.6, the Company Stockholders will only have liability for indemnification pursuant to Section 6.1(a), and the Buyer will only have liability for indemnification pursuant to Section 6.2(a), if and to the extent that the total of all Losses incurred by the indemnified parties thereunder exceed $35,000, and then only for the amount by which the total of all such Losses exceeds $35,000 and is less than $680,000. The Company Stockholders will only have liability for indemnification pursuant to Section 6.1(a) for breaches of the representations and warranties set forth in (a) Section 2.21 if and to the extent that the total of all Losses incurred by the indemnified parties under Section 6.1(a) exceed $35,000, and then only for the amount by which the total of all such Losses does not exceed $1,700,000, and (b) Sections 2.1 through 2.5, inclusive, if and to the extent that the total of all Losses incurred by the indemnified parties under Section 6.1(a) exceed $35,000, and then only for the amount by which the total of all such Losses does not exceed the Purchase Price.

     Indemnification of the Buyer, the Surviving Corporation and the Transitory Subsidiary for any breach of Section 6.1(c) shall be the sole responsibility of the Company Stockholder causing such breach, and the indemnified parities shall not look to any other Company Stockholder for such indemnification.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

          (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval;

          (d) any Party may terminate this Agreement if (i) there shall be an order of a court in effect to prevent consummation of this Agreement or
     (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to this Agreement or the transactions contemplated hereby, by any Governmental Entity that would make the consummation of this Agreement illegal;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section
     5.1 or 5.2 hereof (unless the failure results from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                  ARTICLE VIII

                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

        DEFINED TERM                                                     SECTION
        ------------                                                     -------
        Affiliate......................................................  2.14(g)
        Affiliate Agreement............................................  2.33
        Aveerage Price.................................................  1.5(a)
        Buyer..........................................................  Introduction
        Buyer Common Stock.............................................  1.5(a)
        Buyer Shares...................................................  1.5(a)
        CERCLA.........................................................  2.21(a)
        Certificates...................................................  1.9(a)
        Closing........................................................  1.6
        Closing Date...................................................  1.6
        Code...........................................................  Introduction
        Commission.....................................................  2.32(a)
        Common Stock Amount............................................  1.5(a)
        Company........................................................  Introduction
        Company Common Stock...........................................  1.5(a)
        Company Shares.................................................  1.5(a)
        Company Stockholder............................................  1.5(b)
        Damages........................................................  6.1
        Delaware Law...................................................  1.1
        Disclosure Schedule............................................  ArticleII
        Dissenting Shares..............................................  1.5(b)

        DEFINED TERM                                                     SECTION
        ------------                                                     -------
        Effective Time.................................................  1.3
        Employee Benefit Plan..........................................  2.20(a)
        Environmental Law..............................................  2.21(a)
        ERISA..........................................................  2.20(a)
        ERISA Affiliate................................................  2.20(a)
        Escrow Agreement...............................................  1.7
        Escrow Agent...................................................  1.7
        Escrow Shares..................................................  1.5(b)
        Exchange Act...................................................  3.5
        Financial Statements...........................................  2.6
        GAAP...........................................................  2.6
        Governmental Entity............................................  2.4
        Indemnification Representative.................................  1.7
        Indemnified Party..............................................  6.3(a)
        Indemnifying Party.............................................  6.3(a)
        Infromation Statement..........................................  2.32(a)
        Information Statement/Prospectus...............................  2.32(a)
        Intellectual Property..........................................  2.12(a)
        Letter of Transmittal..........................................  1.9
        Materials of Environmental Concern.............................  2.21(b)
        Merger.........................................................  1.1
        Merger Consideration...........................................  1.5(b)
        Merger Documents...............................................  1.3
        Most Recent Balance Sheet......................................  2.8
        Most Recent Fiscal Quarter End.................................  2.6
        Net Asset Adjustment Shares....................................  1.5(b)
        Options........................................................  2.2
        Ordinary Course of Business....................................  Article II
        Outstanding Common Stock.......................................  1.5(a)
        Party..........................................................  Introduction
        Permit.........................................................  2.23
        Registration Statement.........................................  2.32(a)
        Requisite Stockholder Approval.................................  2.3
        Securities Act.................................................  2.2
        Security Interest..............................................  2.4
        Shareholder Meeting............................................  2.32(a)
        Subsidiary.....................................................  2.4
        Surviving Corporation..........................................  1.1
        Taxes..........................................................  2.9(a)
        Tax Opinion....................................................  5.2(f)
        Tax Returns....................................................  2.9(a)
        Third Party Intellectual Property Rights.......................  2.12(a)
        Transitory Subsidiary..........................................  Introduction
        Warrants.......................................................  2.2

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1  [reserved]

     9.2 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other Parties, which shall not unreasonably be withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Buyer Shares are intended for the benefit of the Company Stockholders.

     9.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                                  Copy to:
     ------------------                                  --------
     Laser Science, Inc.                                 Hutchins, Wheeler & Dittmar
     75 Chapel Street                                    101 Federal Street
     Newton, MA 02158                                    Boston, MA 02110
     Attention: President                                Attention: Joseph Listengart, Esq.


     If to the Buyer or the Transitory Subsidiary:       Copy to:
     ---------------------------------------------       --------

     Thermo Optek Corporation                            Thermo Electron Corporation
     8E Forge Parkway                                    81 Wyman Street
     Franklin, MA 02038                                  Waltham, MA 02254
     Attention: President                                Attention: General Counsel

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts and the Delaware General Corporation Law.

     9.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.12 Expenses. Except as set forth in Section 5.2(p) and in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.13 Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     9.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          THERMO OPTEK CORPORATION

                                          By:
                                             ---------------------------------

                                          Title:
                                                ------------------------------

                                          LSI ACQUISITION CORPORATION

                                          By:
                                             ---------------------------------

                                          Title:
                                                ------------------------------


                                          LASER SCIENCE, INC.

                                          By:
                                             ---------------------------------

                                          Title:
                                                ------------------------------

                                                         EXHIBIT A TO APPENDIX A

                   INDEMNIFICATION AND STOCK ESCROW AGREEMENT

     INDEMNIFICATION AND STOCK ESCROW AGREEMENT, dated as of December , 1996 by and among Thermo Optek Corporation, a Delaware corporation (the "Buyer"), Laser Science, Inc., a Delaware corporation (the "Company"), [Joseph Caruso] (the "Company Stockholder Representative"), American Stock Transfer and Trust Company, as escrow agent (the "Escrow Agent") and the shareholders of the Company listed on the signature pages hereto (the "Company Stockholders").

     WHEREAS, the Buyer and the Company have entered into an Agreement and Plan of Merger dated November , 1996 (the "Merger Agreement"), contemplating the acquisition by the Buyer of all of the issued and outstanding shares of capital stock of the Company (the "Company Shares"); and

     WHEREAS, the Merger Agreement provides that the Company Stockholders will indemnify the Buyer, the Surviving Corporation (as defined in the Merger Agreement) and certain of their affiliates against certain matters as set forth in Section 5 of the Merger Agreement; and

     WHEREAS, the parties desire that certain shares of the Buyer common stock to be issued pursuant to the Merger be received, held and disposed of by the Escrow Agent subject to the terms and conditions herein expressed;

     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligation of the Buyer to consummate the transactions contemplated by the Merger Agreement;

     NOW, THEREFORE, as an inducement to the Buyer to consummate the transactions contemplated by the Merger Agreement and in consideration of these premises and other good and valuable consideration, the parties hereto hereby agree as follows:

     Section 1. Definitions. Capitalized terms used herein which are defined in the Merger Agreement but not defined herein shall have the same meanings
herein as therein. "Escrow Termination Date" shall mean June   , 1998.

     Section 2. Consent of Company Stockholders. By virtue of the Company Stockholders' approval of the Merger Agreement, the Company Stockholders have, without any further act of any Company Stockholder, consented to: (a) the establishment of the escrow account to secure the Company's indemnification obligations under Section 4 of this Agreement and the obligations, if any, of the Company under Section 1.5(b) of the Merger Agreement, in the manner set forth herein, (b) the appointment of the Company Stockholder Representative as their representative for purposes of this Agreement and as attorney-in-fact and as agent for and on behalf of each Company Stockholder, (c) the taking by the Company Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement and (d) all of the other terms, conditions and limitations of this Agreement.

     Section 3.  Deposit of Escrow Property.

     (a) The Buyer shall cause the Exchange Agent to withhold 20% of the Buyer Shares issuable to each former Company Stockholder in exchange for Company Shares, representing such former Company Stockholder's portion of the Indemnity Escrow Shares. From time to time after the Effective Time and as certificates representing Buyer Shares are issued to former Company Stockholders in exchange for Company Shares duly submitted for exchange, the Buyer shall cause the Exchange Agent to deposit certificates with the Escrow Agent representing the Buyer Shares withheld as provided in the preceding sentence. Such certificates will be issued in the name of the Escrow Agent or its nominee and held pursuant to the terms hereof. The Buyer Shares so withheld are referred to herein as the "Escrow Shares."

     (b) In case any distribution (except a cash dividend paid out of earned surplus) or stock dividend shall be made on or in respect of the Escrow Shares, or any property shall be distributed upon or with respect to the Escrow Shares pursuant to the recapitalization, liquidation or reclassification of the capital structure of the

Buyer or pursuant to the merger, consolidation or reorganization of the Buyer, the money, stock or property so distributed or paid shall be delivered to and held by Escrow Agent hereunder. Such money, stock and property, together with the Escrow Shares, are sometimes referred to hereinafter as the "Escrow Property." Company Stockholders shall be entitled to receive, in proportion to their respective number of Escrow Shares, all cash dividends paid in respect of the Escrow Shares out of the earned surplus of the Buyer.

     While the Escrow Shares are held by Escrow Agent, Company Stockholders shall be entitled to direct Escrow Agent as to how to vote the Escrow Shares, in proportion to their respective number of Escrow Shares, with respect to matters placed before the shareholders of the Buyer, and Escrow Agent shall vote accordingly.

     Section 4.  Holding and Distribution of Escrow Property.

     (a) If the Closing occurs, the Buyer, the Surviving Corporation and the Transitory Subsidiary shall be indemnified by the Company Stockholders from and against any and all claims, damages, losses, diminution of value, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting, consulting or other fees or expenses for investigating or defending any actions or threatened actions) whether or not involving a third-party claim (collectively, the "Damages") arising out of, constituting or related to each and all of the following:

          (i) any misrepresentation or breach of any representation or warranty made by the Company in Article II of the Merger Agreement or in any statement, certificate or Schedule furnished by the Company pursuant to the Merger Agreement;

          (ii) any breach of any covenant, agreement or obligation of the Company contained in the Merger Agreement or any other agreement, instrument or document contemplated by the Merger Agreement; and

          (iii) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares held by such Company Stockholder, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.

     The Buyer shall give the Company Stockholder Representative notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 4. The Company Stockholder Representative shall have the right to defend, contest, protest and otherwise control the resolution of any such claim, action or proceeding (unless such claim, action or proceeding relates to equitable relief sought against the Company or to a matter which, if adversely determined, would have an impact on
(A) the Surviving Corporation's or the Buyer's liability in another proceeding,
(B) relations of the Buyer or the Surviving Corporation with any Governmental Entity or (C) the future conduct by the Surviving Corporation or the Buyer of its business or on its Tax or accounting positions, in which case the next paragraph shall apply), at his expense, but shall keep the Buyer apprised of material developments. The Buyer shall have the right to participate in any such legal proceeding, subject to the Company Stockholder Representative's right of control thereof, at the expense of the Buyer by counsel of the Buyer's choice. The Company Stockholder Representative, acting in good faith, shall have the right in its sole discretion to settle any such claim.

     If the claim, action or proceeding is of a type referred to in the parenthetical contained in the second sentence of the preceding paragraph, then
(i) the Buyer shall have the right, at the Company Stockholder Representative's expense, to defend, contest, protest and otherwise control the resolution thereof, but shall keep the Company Stockholder Representative apprised of material developments and (ii) the Company Stockholder Representative shall have the right to participate in any such legal proceeding, subject to the Buyer's right of control thereof, at the Company Stockholder Representative's expense and with counsel selected by the Company Stockholder Representative. The Buyer, acting in good faith, shall have the right in its sole discretion to settle any such claim.

     (b) The Company Stockholders hereby designate and appoint the Company Stockholder Representative as their representative and attorney-in-fact through whom all actions relating to this Agreement after the Closing Date, including those acts as are required, authorized or contemplated by this Agreement with respect to the settlement of a claim or the defense thereof, shall be made or directed, and hereby acknowledge that the

Company Stockholder Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement on behalf of the Company Stockholders. The Company Stockholders further acknowledge that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the disability, death or incompetency of any Company Stockholder. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Company Stockholder Representative and entitled and authorized to give notices only to the Company Stockholder Representative for any notice contemplated by this Agreement to be given any such person. The Company Stockholder Representative shall serve without compensation but shall be reimbursed for his reasonable out-of-pocket expenses from the Escrow Property. The Company Stockholder Representative shall have the right to sell Escrow Property in order to obtain funds to pay such expenses. The Company Stockholder Representative shall furnish reports as to the status of the escrow to the Company Stockholders as and when Escrow Shares are released from the escrow or claims are paid. The Buyer, the Transitory Subsidiary or the Surviving Corporation shall not have any liability or responsibility to the Company Stockholder Representative.

     The Company Stockholder Representative shall receive and deliver notices on behalf of the Company Stockholders and take all such action as in the Company Stockholder Representative's discretion may be necessary, appropriate, permitted or advisable to be taken under the terms of this agreement in order to consent to, pay, contest, arbitrate, litigate or settle any claim or alleged claim asserted hereunder.

     The Company Stockholder Representative shall not be personally liable to the other Company Stockholders for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Agreement.

     In acting as representative of the Company Stockholders, the Company Stockholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator's award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Company Stockholder Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Company Stockholder Representative may perform his duties as Company Stockholder Representative either directly or by or through his agents or attorneys and the Company Stockholder Representative shall not be responsible to the other Company Stockholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder.

     Upon receiving notice of the death or incapacity of the Company Stockholder Representative, the Company Stockholders shall by majority vote (based on the number of Closing Shares received by each Company Stockholder) appoint a successor to fill the vacancy. The Company Stockholders may by such a majority vote remove the Company Stockholder Representative with or without cause and appoint a successor, provided that notice thereof is given by the new Company Stockholder Representative to each of the other parties hereto. The Company Stockholder Representative may resign if, and only if, he is simultaneously replaced with a substitute Company Stockholder Representative reasonably acceptable to the Buyer.

     Section 5. Limitation of Liability. The Company Stockholders will only have liability for indemnification pursuant to Section 4 to the extent and for the periods set forth in Article VI of the Merger Agreement. If a notice is given before expiration of such periods, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim. Notwithstanding the foregoing, this Section 5 and the limitations of liability set forth in Article VI of the Merger Agreement shall not apply in the event the Company has actual knowledge of a breach of a representation or warranty as of the Closing Date.

     Section 6. Escrow Account. It is intended that the assets held in escrow as above provided shall facilitate the Buyer's and the Surviving Corporation's ability to recover amounts to which they are entitled as a result of misrepresentations, breaches of warranties and breaches of covenants contained in the Merger

Agreement or this Agreement and to satisfy other claims of the Buyer and the Surviving Corporation arising as under the Merger Agreement or this Agreement, including satisfaction of the Company's obligations under Section 1.5(b) of the Merger Agreement. Accordingly, and to the extent necessary to provide such protection to the Buyer and the Surviving Corporation, property held in escrow hereunder shall be available to satisfy claims of the Buyer and the Surviving Corporation under this Agreement to the extent provided herein. In the event the Escrow Property is insufficient to pay all amounts owed to the Buyer, the Transitory Subsidiary and the Surviving Corporation, the Company Stockholder shall remain liable to such parties for any such amounts.

     Section 7. Registration of Claims. In the event that the Buyer or the Surviving Corporation asserts any claim for indemnification against the Escrow Shares, or any claim under Section 1.5(b) of the Merger Agreement, it shall deliver to Escrow Agent and the Company Stockholder Representative a written notice thereof (the "Notice of Claim") setting forth (a) a demand for payment of a specified amount from the Escrow Shares or, if such amount can not be specified, the basis upon which the amount would be determined and (b) a description of the asserted claim and the basis thereof, and the Buyer shall deliver to the Company Stockholder Representative thereafter such other information as may be reasonably requested by the Company Stockholder Representative to evaluate the asserted claim. It is understood and agreed among the parties hereto that the Buyer's and the Surviving Corporation's right to assert claims for indemnification under this Agreement is limited to those matters set forth in this Agreement, although the Escrow Agent shall have no obligation to determine or verify whether such condition has been met.

     Section 8. Payment of Amounts from Escrow Property Upon Demand Without Objection. If the Buyer delivers to the Company Stockholder Representative and Escrow Agent a Notice of Claim pursuant to Section 4 hereof and if no written objection to such demand is received by Escrow Agent and the Buyer from the Company Stockholder Representative within 30 days following the delivery of such Notice of Claim to Escrow Agent and the Company Stockholder Representative, then Escrow Agent shall pay the claim out of the Escrow Property by forthwith endorsing and delivering to the Buyer the certificates representing the Indemnity Escrow Shares. The Buyer shall be entitled to retain that number of Escrow Shares which, when multiplied by the fair market value (as defined below), shall equal the amount of the claim; provided, however, that Notices of Claim must be delivered before the Escrow Termination Date. The Buyer shall return one or more certificates for the excess Escrow Shares to Escrow Agent for continued holding hereunder. To the extent the value (calculated on the basis of the fair market value, regardless of actual market value at the time) of the Indemnity Escrow Shares retained by the Buyer is less than the amount of the claim, Escrow Agent shall also transfer to the Buyer other Escrow Property (but not other Escrow Shares), if any, in addition to such Indemnity Escrow Shares.

     The fair market value shall be $      per share, representing the average
of the reported closing prices of the Buyer's Common Stock on the American Stock Exchange during the 20 trading days ended on December 27, 1996, as adjusted appropriately to reflect any stock, splits, stock dividends or similar recapitalizations.

     Section 9. Payment of Amounts from Escrow Property After Notice of Objection. If the Buyer delivers to the Company Stockholder Representative and Escrow Agent a Notice of Claim pursuant to Section 4 hereof, and if the Company Stockholder Representative shall give written objection thereto to Escrow Agent and the Buyer prior to the expiration of the 30-day period specified in Section 8, Escrow Agent shall make no payment in respect of the demand set forth in such Notice of Claim until it shall have received one of the following:

          (a) written instructions signed on behalf of both the Buyer and the Company Stockholder Representative; or

          (b) a final order of a court having jurisdiction over the asserted claim, after expiration of any applicable appeal period.

     Upon receipt of any such instructions or order, Escrow Agent shall pay such amount from the Escrow Property to the Buyer as may be directed by such instructions or order; provided, however that (i) the limitations set forth in
Section 8 hereof on the number of Escrow Shares retainable by the Buyer shall also apply to claims paid under this Section 9, and (ii) all Escrow Shares delivered to the Buyer shall be valued on the basis of the fair market value, regardless of the actual market price of the Buyer's Common Stock on the date such shares are delivered to the Buyer. If the final order of a court having jurisdiction over the asserted claim, after expiration of any applicable appeal period, upholds the Company Stockholder Representative's objection to the Escrow Agent, the Buyer shall reimburse the Escrow Agent for reasonable attorneys' fees and expenses paid from the Escrow Property to pursue the objection. If the final order of such court, after any applicable appeal period, upholds the Buyer's claim, no such reimbursement shall be made.

     Section 10.  Payment of Escrow Property to Shareholders.

     (a) On the Escrow Termination Date, Escrow Agent shall deliver to the Buyer and the Company Stockholder Representative a statement of the remaining balance, if any, of the Escrow Property (calculated on the basis of the fair market value, regardless of the actual market price of the Buyer's Common Stock at that time), and the total amount of all claims registered pursuant to Section 7 hereof and not theretofore resolved and paid (the excess, if any, of such remaining balance over the total amount of such claims shall be referred to as the "Final Escrow Balance"). The Buyer and the Company Stockholder Representative shall review the accuracy of the Final Escrow Balance and notify Escrow Agent within 30 days of the receipt of the foregoing statement of any asserted discrepancy. Upon the expiration of the 30-day period after receipt by the Buyer and the Company Stockholder Representative of such statement, and if Escrow Agent has not been notified of any discrepancy by the Buyer or the Company Stockholder Representative within the 30-day period specified in the preceding sentence, Escrow Agent shall deliver to each Company Stockholder Escrow Property representing such Company Stockholder's share of the Final Escrow Balance, free and clear of the escrow created by this Agreement. After the last registered claim shall have been resolved pursuant to Section 8 and
Section 9 hereof, as the case may be, and paid, the remaining balance, if any, of the Escrow Property shall be delivered by Escrow Agent to Company Stockholders, free and clear of the escrow created by this Agreement; provided, however, that upon the disposition of any such claim prior to the disposition of all such claims Escrow Agent shall deliver to Company Stockholders the Escrow Property in excess of the amount of the remaining aggregate claims as determined above. All payments by Escrow Agent to Company Stockholders pursuant to this Agreement shall be made in proportion to the Company Stockholders' respective interests in the Escrow Shares.

     Section 11. Responsibility of Escrow Agent. Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to have been signed or presented by the proper person and shall not be liable to any party hereto in connection with the performance of its duties hereunder, except for its own negligence or willful misconduct. Escrow Agent's duties shall be determined only with reference to this Escrow Agreement and applicable laws and Escrow Agent is not charged with knowledge of, or any duties or responsibilities in connection with, any other document or agreement. If in doubt as to its duties and responsibilities hereunder, Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

     If any party to this Agreement disagrees on anything connected with this escrow (a) Escrow Agent will not have to settle the matter, (b) Escrow Agent may wait for a settlement by appropriate legal proceedings or other means it may require, and in such event it will not be liable for interest or damage, (c) if Escrow Agent intervenes in or is made a party to any legal proceedings, it will be entitled to such reasonable compensation for services, costs and attorney's fees as the court may award and (d) Escrow Agent is entitled to hold documents and assets deposited in this escrow pending settlement of the disagreement by any of the above means.

     Escrow Agent is to act as a depositary agent only and is hereby relieved of any liability in connection with any representations made by the other parties hereto or any of their agents. Escrow Agent shall not be responsible for and shall not be under a duty to examine any other agreement.

     Section 12. Indemnification and Fees of Escrow Agent. In consideration of its acceptance of the appointment as Escrow Agent, the Escrow Agent and shall be indemnified and held harmless as to any liability incurred by it to any other person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and shall be reimbursed for all its out-of-pocket expenses, including, among other things, reasonable counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, except in the event of the negligence or willful misconduct of Escrow Agent. The fees and charges set forth below for the services of Escrow Agent will be considered compensation for Escrow Agent's ordinary services as contemplated by this Agreement. In the event the conditions of the escrow are not promptly fulfilled or Escrow Agent renders any service not provided for in this Agreement or there is any assignment of any interest in the subject matter of this escrow or modification of any interest or if any controversy arises in connection with it, Escrow Agent will be reasonably compensated for such extraordinary services, and will be reimbursed for all reasonable costs, attorney's fees and expenses occasioned thereby. Except as provided in Section 9, the fees and expenses of Escrow Agent and any other amounts due the Escrow Agent under this Section 12 shall be reimbursed 50% by Buyer and 50% out of the Escrow Property.

     Section 13. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from its duties hereunder at any time by giving not less than 60 days prior written notice of such resignation to the Buyer and the Company Stockholder Representative, which notice shall specify the date when such resignation shall take effect. Upon such notice, the Buyer and the Company Stockholder Representative shall appoint a successor escrow agent. If the Buyer and the Company Stockholder Representative are unable to agree upon a successor escrow agent within 30 days after receipt of such notice, Escrow Agent may apply to a court of competent jurisdiction for such appointment. Escrow Agent shall continue to serve until its successor delivers to the Buyer and the Company Stockholder Representative a duly executed instrument of acceptance of the terms and conditions of this Agreement and receives the Escrow Property.

     Section 14. Investments. Escrow Agent shall invest the cash portion of the Escrow Property, if any, in money market accounts mutually acceptable to the Buyer, the Company Stockholder Representative and the Escrow Agent. Income from any such investment shall be held by Escrow Agent, shall be reinvested in accordance with this Section 14 and shall be considered part of the Escrow Property.

     Section 15. Security Interest. To secure the obligations that may be owed it hereunder, the Buyer shall have a security interest in the Escrow Property, and for purposes of protection of an enforceable security interest, possession of the Escrow Property by the Escrow Agent shall be deemed possession by the Buyer.

     Section 16. Notices and Communications. Any notice or other communications hereunder shall be deemed to have been duly delivered if delivered by hand or overnight courier service to the party to whom such notice or other communication is to be delivered at such party's address set forth below, or sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Buyer:
Thermo Optek Corporation
8E Forge Parkway
Franklin, Massachusetts 02038
Attention: President

With a copy to:
Thermo Electron Corporation
81 Wyman Street
Waltham, Massachusetts 02254
Attention: General Counsel

If to the Company, to:
Laser Science, Inc.
75 Chapel Street
Newton, Massachusetts 02158
Attn: President

With a copy to:
Hutchins, Wheeler & Dittmar
101 Federal Street
Boston, Massachusetts 02110
Attention: Anthony J. Medaglia, Jr. Esq.

and

Thermo Electron Corporation
81 Wyman Street
Waltham, Massachusetts 02254
Attention: General Counsel

If to the Company Stockholder Representative, to:
[Joseph Caruso]
[address]

If to a Company Stockholder, to:

At the Company Stockholder's address set forth on the Buyer's stock records.

If to Escrow Agent, to:

With a copy to:

or to such other address, or to the attention of such other individual, as any party hereto may designate in writing to the other parties to this Agreement. Any such notice, request, demand, consent or other communication shall be deemed to have been given on the earlier of (i) the date of delivery if by hand or by overnight courier service or (ii) five days after having been mailed.

     Section 17. Governing Law. This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

     Section 18. Amendments. This instrument supersedes any and all prior agreements among the parties with regard to the matters set forth herein and may not be altered or amended except by a writing signed by the parties against whom such alteration or amendment is sought.

     Section 19. Waiver. No waiver of any term or provision of this Agreement shall be effective unless made in a writing signed by the party against whom the enforcement of the waiver is sought. No waiver of any term or provision of this Agreement shall be deemed to be a waiver of any other breach of such term or provision of this Agreement.

     Section 20. Section Headings. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     Section 21. Successor and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

     Section 22. Counterparts. This Agreement may be executed in several identical counterparts each of which when executed by the parties hereto and delivered shall be an original, but all of which together shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                          THERMO OPTEK CORPORATION

                                          By:
                                             ------------------------------

                                          Title:
                                                ---------------------------

                                          LASER SCIENCE, INC.

                                          By:
                                             ------------------------------
                                          Title:
                                                ---------------------------

                                          COMPANY STOCKHOLDER
                                          REPRESENTATIVE

                                          ---------------------------------
                                          [name]

                                          ---------------------------------
                                          as Escrow Agent


                                          By:
                                             ------------------------------

                                          Title:
                                                ---------------------------

                              [SIGNATURES OF COMPANY STOCKHOLDERS TO COME]

                        APPENDIX B -- DISSENTERS' RIGHTS
             (SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW)

     sec.262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the address therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand of an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and Thermo's Certificate of Incorporation and By-Laws limit the monetary liability of directors to Thermo and to its stockholders and provide for indemnification of Thermo's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Thermo, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Thermo also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to Thermo's Certificate of Incorporation, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1,
3.2 and 10.10 hereto, respectively.

     Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including Thermo, against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reofferring of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reofferring prospectus will contain the information called for by the applicable registration form with respect to reofferrings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

     The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 21st day of November, 1996.
                                          THERMO OPTEK CORPORATION

                                          BY:       /S/ EARL R. LEWIS

                                            ------------------------------------
                                                       EARL R. LEWIS
                                                         PRESIDENT

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John N. Hatsopoulos, Paul F. Kelleher, Seth H. Hoogasian, Sandra L. Lambert and Jonathan W. Painter, and each of them, as his or her true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), any and all amendments and exhibits to this Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                        DATE
              ---------                               -----                        ----
          /S/ EARL R. LEWIS            President, Chief Executive Officer,   November 21, 1996
-------------------------------------    Chairman of the Board of Director
            EARL R. LEWIS                (Principal Executive Officer)

       /S/ JOHN N. HATSOPOULOS         Vice President, Chief Financial       November 21, 1996
-------------------------------------    Officer and Director (Principal
         JOHN N. HATSOPOULOS             Financial Officer)

        /S/ PAUL F. KELLEHER           Chief Accounting Officer (Principal   November 21, 1996
-------------------------------------    Accounting Officer)
          PAUL F. KELLEHER

       /S/ ARVIN H. SMITH              Chairman of the Board and Director    November 21, 1996
-------------------------------------
           ARVIN H. SMITH

    /S/ DR. GEORGE N. HATSOPOULOS      Director                              November 21, 1996
-------------------------------------
      DR. GEORGE N. HATSOPOULOS

         /S/ STEPHEN R. LEVY           Director                              November 21, 1996
-------------------------------------
           STEPHEN R. LEVY

        /S/ ROBERT A. MCCABE           Director                              November 21, 1996
-------------------------------------
          ROBERT A. MCCABE

                                 EXHIBIT INDEX

     Each exhibit listed below which is marked by an asterisk (*) is incorporated by reference to the corresponding numbered exhibit in the Company's
Registration Statement on Form S-1 (File No. 333-03630).

  EXHIBIT                                                                            SEQUENTIAL
   NO.                              DESCRIPTION OF EXHIBIT                            PAGE NO.
  -----                             ----------------------                           ----------
   2.1     Agreement and Plan of Merger among Thermo, Acquisition and LSI dated
           November   , 1996 (included as Appendix A to this Information
           Statement/Prospectus). Thermo hereby agrees to furnish copies of the schedules to this Agreement to the Commission upon request..............

   2.2     Stock Purchase Agreement dated as of November 4, 1996 among Thermo
           Instrument, SID Instruments Inc. and ATI Acquisition Corp. (incorporated by reference herein from Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996 (File No.
           1-11757))...............................................................

   2.3     Stock Purchase Agreement dated as of November 4, 1996 between Thermo
           Instrument and the Company (incorporated by reference herein from
           Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended September 28, 1996 (File No. 1-11757))....................

   3.1*    Certificate of Incorporation, as amended, of the Company................

   3.2*    By-laws of the Company..................................................

    4*     Specimen Common Stock Certificate.......................................

    5#     Opinion of Seth H. Hoogasian, Esq.......................................

    8#     Opinion of Hutchins, Wheeler & Dittmar..................................

  10.1*    Corporate Services Agreement dated as of June 30, 1995 between Thermo
           Electron and the Company................................................

  10.2     Thermo Electron Corporate Charter, as amended and restated effective
           January 3, 1993 (incorporated by reference herein from Exhibit 10.1 to
           Thermo Electron's Annual Report on Form 10-K for the fiscal year ended
           January 2, 1993 (File No. 1-8002))......................................

  10.3*    Tax Allocation Agreement dated as of June 30, 1995 between Thermo
           Instrument and the Company..............................................

  10.4*    Master Repurchase Agreement dated as of June 30, 1995 between Thermo
           Electron and the Company................................................

  10.5*    Master Guarantee Reimbursement Agreement dated as of June 30, 1995 between Thermo Electron and the Company.................................

  10.6*    Master Guarantee Reimbursement Agreement dated as of June 30, 1995 between Thermo Instrument and the Company...............................

  10.7*    Equity Incentive Plan of the Company....................................

  10.8*    Deferred Compensation Plan for Directors of the Company.................

  10.9*    Directors Stock Option Plan of the Company..............................

  10.10*   Form of Indemnification Agreement for Officers and Directors............

  10.11*   Subscription Agreement dated as of July 20, 1995 among the Company.
           Lehman Brothers International (Europe), NatWest Securities Limited and
           Fahnestock & Co. Inc....................................................

  10.12*   Fiscal Agency Agreement dated as of August 3, 1995 between the Company and Chemical Bank.......................................................

  10.13*   Deed of Trust and Security Agreement dated February 22, 1989 between the
           Company (as successor-in-interest to Finnigan Properties, Inc.) and the
           Northwestern Mutual Life Insurance Company..............................

  EXHIBIT                                                                            SEQUENTIAL
   NO.                              DESCRIPTION OF EXHIBIT                            PAGE NO.
  -----                             ----------------------                           ----------
  10.14    Indemnification Agreement dated as of November 4, 1996 between Thermo
           Instrument and the Company (incorporated by reference herein from
           Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended September 28, 1996 (File No. 1-11757))....................

  10.15    Stock Holdings Assistance Plan and Form of Promissory Note (incorporated by reference herein from Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996)..................

           In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the Registrant's ultimate parent,
           Thermo Electron Corporation, and its subsidiaries, for services rendered to the Registrant or to such affiliated corporations. Such plans were filed as Exhibits 10.8 through 10.48 to the Annual Report on Form 10-K of Thermo Instrument for the fiscal year ended December 30, 1995 [File
           No. 1-9786] and are incorporated herein by reference.

  11       Computation of Earnings per Share.......................................

  21*      Subsidiaries of the Company.............................................

  23.1     Consent of Arthur Andersen LLP..........................................

  23.2     Consent of Tonneson & Company C.P.A.'s P.C..............................

  23.3     Consent of Seth H. Hoogasian, Esq. (contained in Exhibit 5).............

  24       Power of Attorney (See Signature Page of this Registration Statement)...

  99.1     Form of Written Consent of Shareholders of LSI..........................

---------------

# To be filed by amendment.